Exhibit 10.9

EXECUTION VERSION

$145,000,000 CREDIT FACILITY

CREDIT AGREEMENT

Dated as of August 28, 2017,

by and among

LULU’S FASHION LOUNGE, LLC

as the Borrower,

LULU’S FASHION LOUNGE PARENT, LLC,

as Holdings and a Guarantor,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent and as Collateral Agent for all Lenders,

and

THE LENDERS PARTY HERETO

as Lenders

CREDIT SUISSE SECURITIES (USA) LLC

and

LAZARD MIDDLE MARKET LLC,

as Joint Lead Arrangers and Joint Bookrunners

MONROE CAPITAL MANAGEMENT ADVISORS, LLC,

as Documentation Agent

[CS&M Ref. No. 7865-316]

THE TERM LOANS ISSUED PURSUANT TO THIS AGREEMENT WERE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED. BEGINNING NO LATER THAN 10 DAYS AFTER THE DATE OF THIS AGREEMENT, A LENDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE TERM LOANS BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE BORROWER AT THE ADDRESS SET FORTH ON THE APPLICABLE SIGNATURE PAGE HERETO.

i

3.23 Full Disclosure	30
3.24 Foreign Assets Control Regulations and Anti-Money Laundering	30
3.25 Patriot Act; FCPA	30

ARTICLE IV AFFIRMATIVE COVENANTS	31

4.1 Financial Statements	31
4.2 Certificates; Other Information	32
4.3 Notices	33
4.4 Preservation of Corporate Existence, Etc.	35
4.5 Maintenance of Property	35
4.6 Insurance	35
4.7 Payment of Taxes	36
4.8 Compliance with Laws	36
4.9 Inspection of Property and Books and Records	36
4.10 Use of Proceeds	37
4.11 Ratings	37
4.12 Compliance with ERISA	37
4.13 Further Assurances	37
4.14 Environmental Matters	39
4.15 Hazardous Materials	39
4.16 Status of Holdings	39

ARTICLE V NEGATIVE COVENANTS	40

5.1 Limitation on Liens	40
5.2 Disposition of Assets	43
5.3 Fundamental Changes	45
5.4 Loans and Investments	45
5.5 Limitation on Indebtedness	48
5.6 Transactions with Affiliates	51
5.7 Restricted Payments	52
5.8 Change in Business	54
5.9 Amendments to Organization Documents	54
5.10 Changes in Fiscal Year	54
5.11 Amendments to Junior Indebtedness	54
5.12 No Negative Pledges	55
5.13 Subsidiaries	56
5.14 Capital Expenditures	56

ARTICLE VI FINANCIAL COVENANT	56

6.1 Consolidated Total Net Leverage Ratio	56
6.2 [Reserved]	57
6.3 Equity Cure	57

ARTICLE VII EVENTS OF DEFAULT	58

7.1 Event of Default	58
7.2 Remedies	60

7.3 Rights Not Exclusive	61
7.4 Cash Collateral for Letters of Credit	61

ARTICLE VIII AGENT	61

8.1 Appointment and Duties	61
8.2 Binding Effect	63
8.3 Use of Discretion	63
8.4 Delegation of Rights and Duties	64
8.5 Reliance and Liability	64
8.6 Agent Individually	65
8.7 Lender Credit Decision	65
8.8 Expenses; Indemnities; Withholding	66
8.9 Resignation of Agent or L/C Issuer	67
8.10 Release of Collateral or Guarantors	68
8.11 Additional Secured Parties	69
8.12 Joint Lead Arrangers and Joint Bookrunners	69

ARTICLE IX MISCELLANEOUS	70

9.1 Amendments and Waivers	70
9.2 Notices	72
9.3 Electronic Transmissions	73
9.4 No Waiver; Cumulative Remedies	74
9.5 Costs and Expenses	74
9.6 Indemnity	75
9.7 Marshaling; Payments Set Aside	77
9.8 Successors and Assigns	77
9.9 Assignments and Participations; Binding Effect	77
9.10 Non-Public Information; Confidentiality	81
9.11 Setoff; Sharing of Payments	84
9.12 Counterparts; Facsimile Signature	85
9.13 Severability	85
9.14 Captions	85
9.15 Independence of Provisions	85
9.16 Interpretation	86
9.17 No Third Parties Benefited	86
9.18 Governing Law and Jurisdiction	86
9.19 Waiver of Jury Trial	87
9.20 Entire Agreement; Release; Survival	87
9.21 Patriot Act	88
9.22 Replacement of Lender	88
9.23 Joint and Several	89
9.24 Creditor-Debtor Relationship	89
9.25 Keepwell	89
9.26 Collateral and Guarantee Requirements	89
9.27 Acknowledgement and Consent to Bail-In of EEA Financial Institutions	90

ARTICLE X TAXES, YIELD PROTECTION AND ILLEGALITY	92

10.1 Taxes	92
10.2 Illegality	97
10.3 Increased Costs and Reduction of Return	97
10.4 Funding Losses	99
10.5 Inability to Determine Rates	99
10.6 Certificates of Lenders	100

ARTICLE XI DEFINITIONS	100

11.1 Defined Terms	100
11.2 Other Interpretive Provisions	141
11.3 Accounting Terms and Principles	142
11.4 Payments	142

SCHEDULES

Schedule 1.1(a)	Initial Term Loan Commitments
Schedule 1.1(b)	Revolving Loan Commitments
Schedule 3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 5.1	Liens
Schedule 5.4	Investments
Schedule 5.5	Indebtedness
Schedule 5.6	Affiliate Transactions
Schedule 5.12	Negative Pledges
Schedule 11.1	Prior Indebtedness

EXHIBITS

Exhibit 1.1(c)	Form of L/C Request
Exhibit 1.6	Form of Notice of Conversion/Continuation
Exhibit 4.2(b)	Form of Compliance Certificate
Exhibit 11.1(a)	Form of Assignment
Exhibit 11.1(c)	Form of Notice of Borrowing
Exhibit 11.1(d)	Form of Revolving Note
Exhibit 11.1(e)	Form of Term Note

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CREDIT AGREEMENT

This CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time, this “Agreement”) is entered into as of August 28, 2017, by and among Lulu’s Fashion Lounge, LLC, a Delaware limited liability company (the “Borrower”), Lulu’s Fashion Lounge Parent, LLC, a Delaware limited liability company (“Holdings”), Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the several lenders from time to time party hereto (collectively, the “Lenders” and individually each a “Lender”), and the Lenders.

W I T N E S S E T H:

WHEREAS, (a) the Borrower has requested, and the Term Lenders have agreed to make available to the Borrower, credit in the form of the Initial Term Loan on the Closing Date upon and subject to the terms and conditions set forth in this Agreement to (i) finance the Special Dividend, (ii) refinance the Prior Indebtedness and (iii) pay fees, premiums (if any), expenses and other transaction costs incurred in connection with the Transactions and (b) the Borrower has requested, and the Revolving Lenders have agreed to make available to the Borrower, Revolving Loans (i) on the Closing Date in an aggregate principal amount not to exceed $2,500,000 (the “Permitted Closing Date Revolving Extensions of Credit”) to pay fees, premiums (if any), expenses and other transaction costs incurred in connection with the Transactions and (ii) at any time and from time to time after the Closing Date and prior to the Revolving Termination Date upon and subject to the terms and conditions set forth in this Agreement to provide for working capital and other general corporate purposes (including for capital expenditures, acquisitions, investments, restricted payments and any other transaction not prohibited by the Loan Documents);

WHEREAS, the Borrower desires to secure all of its Obligations under the Loan Documents by granting to the Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Property subject to the exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents; and

WHEREAS, Holdings directly owns all of the Stock and Stock Equivalents of the Borrower, and upon and subject to the terms and conditions of the Guaranty and Security Agreement, is willing to guarantee the Obligations of the Borrower and to pledge to the Agent, for the benefit of the Secured Parties, among other things, all of its interests in the Stock and Stock Equivalents of the Borrower and substantially all of its other Property to secure its Obligations subject to the exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

THE CREDITS

1.1 Amounts and Terms of Commitments.

(a) The Term Loan. Subject to the terms and conditions of this Agreement, each Term Lender, severally and not jointly, agrees to make Loans to the Borrower on the Closing Date in the amount set forth opposite such Lender’s name in Schedule 1.1(a) under the heading “Initial Term Loan Commitment” (such amount being referred to herein as such Lender’s “Initial Term Loan Commitment”). Amounts borrowed under this Section 1.1(a)(i) are referred to collectively as the “Initial Term Loans”. Amounts borrowed as Term Loans which are repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or LIBOR Rate Loans, in each case as provided herein. The Initial Term Loans funded on the Closing Date will be funded with original issue discount (it being agreed that the Borrower shall be obligated to repay 100% of the principal amount of the Initial Term Loans and interest shall accrue on 100% of the principal amount of the Initial Term Loans, in each case as provided herein).

(b) The Revolving Credit. Subject to the terms and conditions of this Agreement, each Revolving Lender severally and not jointly agrees to make Loans to the Borrower (each such Loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Closing Date through the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Schedule 1.1(b) under the heading “Revolving Loan Commitment” or in the Assignment pursuant to which such Lender became a Lender hereunder (such amount, as the same may be reduced or increased from time to time in accordance with this Agreement, being referred to herein as such Lender’s “Revolving Loan Commitment”); provided, however, that, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Revolving Loan Balance. Subject to the other terms and conditions hereof, amounts borrowed under this Section 1.1(b) may be repaid and reborrowed from time to time without premium or penalty except as provided in Section 10.4. The “Maximum Revolving Loan Balance” at any time shall equal the Aggregate Revolving Loan Commitment then in effect, less the aggregate amount of Letter of Credit Obligations. If at any time the then outstanding principal balance of Revolving Loans exceeds the Maximum Revolving Loan Balance, then the Borrower shall, no later than the Business Day following written notice thereof by the Agent or Required Revolving Lenders (provided that if such notice is received after 3:00 p.m.(New York time) on any such day, the Borrower shall make such prepayment no later than the second Business Day after such notice is received), prepay outstanding Revolving Loans in an amount sufficient to eliminate such excess. No Revolving Loans may be drawn on the Closing Date except for Permitted Closing Date Revolving Extensions of Credit. Revolving Loans may be Base Rate Loans or LIBOR Rate Loans, in each case as provided herein.

(c) Letters of Credit.

(i) Conditions. On the terms and subject to the conditions contained herein, each L/C Issuer agrees to Issue, at the request of the Borrower, in accordance with such L/C Issuer’s usual and customary business practices, and for the account of the Credit Parties, Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from the Closing Date through the earlier of (x) the Revolving Termination Date and (y) five Business Days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that no L/C Issuer shall be under any obligation to Issue any Letter of Credit upon the occurrence of any of the following or, if after giving effect to such Issuance:

(A) (i) Availability would be less than zero, or (ii) the Letter of Credit Obligations for all Letters of Credit would exceed $2,500,000 (the “L/C Sublimit”)

(B) the expiration date of such Letter of Credit (i) is more than one year after the date of Issuance thereof (except as otherwise agreed to by the applicable L/C Issuer) or (ii) is later than five Business Days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) each of the Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor the Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (ii) above unless cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the L/C Issuer thereof; or

(C) (i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such Letter of Credit is requested to be Issued in a form that is not reasonably acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Borrower, the documents that such L/C Issuer generally uses in the ordinary course of business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).

Furthermore, each L/C Issuer may elect only to Issue Letters of Credit in its own name and may only Issue Letters of Credit to the extent not prohibited by applicable Requirements of Law, and such Letters of Credit may not be accepted by certain beneficiaries such as insurance companies. For each Issuance (other than any Issuance in respect of a then-outstanding Letter of Credit that does not increase the face amount thereof or extend the expiration date thereof), the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letters of Credit shall be required to be Issued (other than any Issuance in respect of a then-outstanding Letter of Credit that does not increase the face amount thereof or extend the expiration date thereof) during the period starting on the first Business Day after the receipt by such L/C Issuer of notice (a “Non-Issuance Notice”) from the Required Revolving Lenders that any condition precedent contained in Section 2.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.

Notwithstanding anything else to the contrary herein, if any Lender holding Revolving Loan Commitments is a Non-Funding Lender or Impacted Lender, no L/C Issuer shall be obligated to Issue any Letter of Credit unless (w) the Non-Funding Lender or Impacted Lender has been replaced in accordance with Section 9.9 or 9.22, (x) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been cash collateralized, (y) the Revolving Loan Commitments of the other Lenders have been increased by an amount sufficient to satisfy the Agent that all future Letter of Credit Obligations will be covered by all Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders, or (z) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been reallocated to other Revolving Lenders in a manner consistent with Section 1.1(e)(ii).

(ii) Notice of Issuance. The Borrower shall give the relevant L/C Issuer and the Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and the Agent not later than 1:00 p.m. (New York time) on the third Business Day prior to the date of such requested Issuance (or such shorter period as is reasonably acceptable to both such L/C Issuer and the Agent). Such notice shall be made in a writing or Electronic Transmission substantially in the form of Exhibit 1.1(c) duly completed or in any other written form reasonably acceptable to such L/C Issuer (an “L/C Request”).

(iii) Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide the Agent, in form and substance satisfactory to the Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by the Borrower of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment and the Agent shall provide copies of such notices to each Revolving Lender reasonably promptly after receipt thereof; (B) upon the request of the Agent (or any Revolving Lender through the Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by the Agent; and (C) on the first Business Day of each calendar month, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to the Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

(iv) Acquisition of Participations. Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Commitment Percentage of such Letter of Credit Obligations.

(v) Reimbursement Obligations of the Borrower. The Borrower agrees to pay to the L/C Issuer of any Letter of Credit, or to the Agent for the benefit of such L/C Issuer, each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than one Business Day after the Borrower receives written (including electronic) notice from such L/C Issuer or from the Agent that payment has been made under such Letter of Credit (provided that, if such notice is received after 3:00 p.m. (New York time) on any such day, the Borrower shall pay such L/C Reimbursement Obligation no later than the second Business Day after receipt of such notice) or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (A) below. In the event that any L/C Reimbursement Obligation is not repaid by the Borrower as provided in this clause (v) (or any such payment by the Borrower is rescinded or set aside for any reason), such L/C Issuer shall promptly notify the Agent of such failure (and, upon receipt of such notice, the Agent shall notify each Revolving Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand by the Borrower with interest thereon computed (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans and (B) unless repaid with deemed Revolving Loans in accordance with clause (vi) below, thereafter until payment in full, at the interest rate specified in Section 1.3(c) to past due Revolving Loans that are Base Rate Loans (regardless of whether or not an election is made under such Section) (it being understood that the payment of such L/C Reimbursement Obligation will be deemed satisfied with the proceeds of Revolving Loans to the extent provided in clause (vi) below).

(vi) Reimbursement Obligations of the Revolving Credit Lenders.

(1) Upon receipt of the notice described in the second sentence of clause (v) above from the Agent, each Revolving Lender shall pay to the Agent for the account of such L/C Issuer its Commitment Percentage of such Letter of Credit Obligations (as such amount may be increased pursuant to Section 1.11(e)(ii)).

(2) By making any payment described in clause (1) above (other than during the continuation of an Event of Default under Section 7.1(f) or 7.1(g)), such Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt thereof by the Agent for the benefit of such L/C Issuer, the Borrower shall be deemed to have used in whole to repay such L/C Reimbursement Obligation on the L/C Reimbursement Date. Any

such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the Letter of Credit Obligation in respect of the related L/C Reimbursement Obligations. Such participation shall not otherwise be required to be funded. Following receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay to the Agent, for the benefit of such Lender, all amounts received by such L/C Issuer (or to the extent such amounts shall have been received by the Agent for the benefit of such L/C Issuer, the Agent shall promptly pay to such Lender all amounts received by the Agent for the benefit of such L/C Issuer) with respect to such portion of such L/C Reimbursement Obligation.

(vii) Obligations Absolute. The obligations of the Borrower and the Revolving Lenders pursuant to clauses (iv), (v) and (vi) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Revolving Lender, (i) except if a Non-Issuance Notice is in effect and the conditions precedent specified therein have not been satisfied or waived at the time the applicable Letter of Credit was issued, the failure of any condition precedent set forth in Section 2.2 to be satisfied (each of which conditions precedent the Revolving Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D) any other act or omission to act or delay of any kind of the Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of any obligation of the Borrower or any Revolving Lender hereunder. No provision hereof shall be deemed to waive or limit the Borrower’s right to seek repayment of any payment of any L/C Reimbursement Obligations from the L/C Issuer under the terms of the applicable L/C Reimbursement Agreement or applicable law. Nothing herein shall excuse any L/C Issuer for liability to the extent such liability has resulted from the gross negligence, bad faith or willful misconduct of such L/C Issuer, in each case as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

1.2 Evidence of Loans; Notes.

(a) The Term Loans made by each Lender are evidenced by this Agreement and, if requested by such Lender, a Term Note payable to such Lender and its registered assigns in an amount equal to the unpaid balance of the Term Loans held by such Lender.

(b) The Revolving Loans made by each Revolving Lender are evidenced by this Agreement and, if requested by such Lender, a Revolving Note payable to such Lender and its registered assigns in an amount equal to such Lender’s Revolving Loan Commitment.

1.3 Interest.

(a) Subject to Sections 1.3(c) and 1.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to Adjusted LIBOR or the Base Rate, as the case may be, plus the Applicable Margin. Each determination of an interest rate by the Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest or demonstrable error. All computations of fees and interest (other than interest accruing on Base Rate Loans) payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. All computations of interest accruing on Base Rate Loans payable under this Agreement shall be made on the basis of a 365-day year (366 days in the case of a leap year) and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to, but excluding, the last day thereof.

(b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment or prepayment of Term Loans or of Revolving Loans on the Revolving Termination Date.

(c) While (i) any Event of Default under Section 7.1(a) or, solely with respect to the Borrower, Section 7.1(f) or 7.1(g) is continuing, automatically, or (ii) while any other Event of Default is continuing, upon the written request of the Required Lenders, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on all amounts outstanding under this Agreement and, in each case, solely for so long as such Event of Default is continuing, at a rate per annum (the “Default Rate”) which is determined by adding 2.0% per annum to the interest rate then in effect for such amount (or, if no interest rate is then in effect for such amount, at the rate applicable to Initial Term Loans that are Base Rate Loans plus 2.0% per annum). Such default interest shall be payable quarterly on the last day of each calendar quarter.

(d) Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any applicable Requirements of Law, and in such event the Borrower shall pay such Lender interest at a rate equal to the lesser of (x) the then otherwise applicable interest rate hereunder and (y) the highest rate permitted by such applicable Requirements of Law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Agent, on behalf of Lenders, is equal to the total interest that would have been received by the Agent, on behalf of Lenders, had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

1.4 Loan Accounts.

(a) The Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Upon the request of the Borrower, the Agent shall deliver to the Borrower a loan statement setting forth such record for the immediately preceding calendar month. Such record shall, absent manifest or demonstrable error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrower hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against the Agent.

(b) The Agent, acting as a non-fiduciary agent of the Borrower solely with respect to the actions described in this Section 1.4(b), shall establish and maintain at its address referred to in Section 9.2 (or at such other address as the Agent may notify the Borrower in writing) (A) a record of ownership (the “Register”) in which the Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Agent, each Lender and each L/C Issuer in the Term Loans, Revolving Loans, L/C Reimbursement Obligations and Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Loan, Letter of Credit, Letter of Credit Obligations and L/C Reimbursement Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, and for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid in respect of Letters of Credit and (6) any other payment received by the Agent from or on behalf of a Credit Party and its application to the Obligations.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and, in the case of Revolving Loans, the corresponding obligations to participate in Letter of Credit Obligations) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein and any consents necessary hereunder have been obtained. This Section 1.4, Section 1.2 and Section 9.9 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) The Credit Parties, the Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register that has become a Lender or L/C Issuer in accordance with the terms of this Agreement (including but not limited to, for the avoidance of doubt, after the obtaining of any necessary consents) as a Lender or L/C Issuer, as applicable, for all purposes of the Loan Documents. Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrower, the Agent, such Lender or such L/C Issuer during normal business hours and from time to time upon at least one Business Day’s prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by the Agent.

1.5 Procedure for Revolving Credit Borrowings.

(a) Each Borrowing of a Revolving Loan shall be made upon the Borrower’s irrevocable (subject to Section 10.5) notice, which may be in the form of a telephonic notice followed promptly by written notice delivered to the Agent substantially in the form of a Notice of Borrowing or in a writing in any other form acceptable to the Agent, which notice must be received by the Agent prior to 1:00 p.m. (New York time) (i) on the date which is three (3) Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan and (ii) on the requested Borrowing date in the case of each Base Rate Loan. Such Notice of Borrowing shall specify:

(i) the amount of the Borrowing (which shall be in an aggregate minimum principal amount of $500,000 with respect to Revolving Loans that are LIBOR Rate Loans and $250,000 with respect to Revolving Loans that are Base Rate Loans);

(ii) the requested Borrowing date, which shall be a Business Day;

(iii) whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans; and

(iv) if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Loans.

(b) Upon receipt of a Notice of Borrowing, the Agent will promptly notify each Revolving Lender of such Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of the Borrowing.

(c) The proceeds of each requested Borrowing after the Closing Date will be made available to the Borrower by the Agent by wire transfer of such amount to the Borrower pursuant to the wire transfer instructions specified on the signature page hereto (or as directed by the Borrower in written directions from the Borrower to the Agent).

1.6 Conversion and Continuation Elections.

(a) The Borrower shall have the option to (i) request that any Loan be made as a LIBOR Rate Loan, (ii) convert at any time all or any part of outstanding Loans from Base Rate Loans to LIBOR Rate Loans, (iii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 10.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period. Any Loan or group of Loans having the same proposed Interest Period to be made or continued as, or converted into, a LIBOR Rate Loan must be in a minimum amount of $500,000. Any such election must be made by Borrower by 1:00 p.m. (New York time) on the third Business Day prior to (1) the date of any proposed Revolving Loan which is to bear interest at LIBOR, (2) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, or (3) the date on which the Borrower wishes to convert any Base Rate Loan to a LIBOR Rate Loan for an Interest Period designated by the Borrower in such election. If no election is received with respect to a LIBOR Rate Loan by 1:00 p.m. (New York time) on the third Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be continued as a LIBOR Rate Loan with an Interest Period of one month. The Borrower may make such election to the Agent in writing (including by Electronic Transmission) or by telephonic notice to the Agent followed promptly by a notice in writing, including by Electronic Transmission. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 1.6 or in writing in any other form reasonably acceptable to the Agent. No Loan shall be made, converted into or continued as a LIBOR Rate Loan, if an Event of Default has occurred and is continuing at the time of such proposed conversion or continuation and Required Lenders have determined in writing not to make or continue any Loan as a LIBOR Rate Loan as a result thereof.

(b) Upon receipt of a Notice of Conversion/Continuation, the Agent will promptly notify each applicable Lender thereof. In addition, the Agent will, with reasonable promptness, notify the Borrower and the Lenders of each determination of LIBOR; provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against the Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.

(c) Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than six (6) different Interest Periods in effect.

1.7 Optional Prepayments and Reductions in Revolving Loan Commitments.

(a) Optional Prepayments Generally. The Borrower may at any time and from time to time upon (x) in the case of Base Rate Loans, at least one Business Day’s prior written notice (or such shorter period as is reasonably acceptable to the Agent) and (y) in the case of LIBOR Rate Loans, at least two (2) Business Days’ prior written notice (or such shorter period as is reasonably acceptable to the Agent), by the Borrower to the Agent, prepay the Loans of any Class in whole or in part in an amount greater than or equal to $100,000 (or $500,000 with respect to Revolving Loans that are LIBOR Rate Loans and $250,000 with respect to Revolving Loans that are Base Rate Loans) or, if less, in an amount equal to the outstanding principal amount thereof (other than with respect to Revolving Loans that are Base Rate Loans, for which prior notice is not required and for which no minimum shall apply), in each instance, without penalty or premium except as provided in Section 1.9(d) and Section 10.4. Optional partial prepayments of the Initial Term Loans shall be applied against the remaining scheduled installments of principal thereof as specified by the Borrower in such notice of prepayment and, in the absence of such direction, in direct order of maturity.

(b) Reductions in Revolving Loan Commitments. The Borrower may at any time and from time to time upon at least one Business Day’s (or such shorter period as is reasonably acceptable to the Agent) prior written notice by the Borrower to the Agent permanently reduce the Aggregate Revolving Loan Commitment without premium or penalty; provided that unless the Aggregate Revolving Loan Commitment is being reduced to zero, such reductions shall be in an amount greater than or equal to $1,000,000 (or such lesser amount as the Agent may agree in its sole discretion). All reductions of the Aggregate Revolving Loan Commitment shall be allocated pro rata among all Lenders with a Revolving Loan Commitment. A permanent reduction of the Aggregate Revolving Loan Commitment shall not require a corresponding pro rata reduction in the L/C Sublimit; provided that the L/C Sublimit shall be permanently reduced by the amount thereof in excess of the Aggregate Revolving Loan Commitment.

(c) Notices. Notice of prepayment or commitment reduction pursuant to clauses (a) and (b) above shall not thereafter be revocable by the Borrower and the Agent will promptly notify each Lender thereof and of such Lender’s Commitment Percentage of such prepayment or commitment reduction, as the case may be; provided that a notice of prepayment of outstanding Loans or commitment reduction of the Aggregate Revolving Loan Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit or debt facilities or other refinancing arrangements or other conditions, in which case such notice may be revoked by the Borrower (by written notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. The payment amount specified in a notice of prepayment shall be due and payable on the date specified therein unless the Borrower has provided the Agent with written notice that any condition to such prepayment or termination is not satisfied as provided for in the previous sentence. Together with each prepayment under this Section 1.7, the Borrower shall pay any amounts required pursuant to Section 10.4.

1.8 Mandatory Prepayments of Loans and Commitment Reductions.

(a) Scheduled Term Loan Payments. The principal amount of the Initial Term Loans shall be paid in installments on the dates and in the respective amounts shown below (in each case, as adjusted by any amounts prepaid and applied to such installments, whether pursuant to Section 1.7(a), Section 1.8(f), Section 9.9(h) or otherwise), or if any such date is not a Business Day on the immediately preceding Business Day:

Date of Payment	Amount of Initial Term Loan Payment
December 31, 2017	$2,531,250.00
March 31, 2018	$2,531,250.00
June 30, 2018	$2,531,250.00
September 30, 2018	$2,531,250.00
December 31, 2018	$2,531,250.00
March 31, 2019	$2,531,250.00
June 30, 2019	$2,531,250.00
September 30, 2019	$2,531,250.00
December 31, 2019	$2,531,250.00
March 31, 2020	$2,531,250.00
June 30, 2020	$2,531,250.00
September 30, 2020	$2,531,250.00
December 31, 2020	$2,531,250.00
March 31, 2021	$2,531,250.00
June 30, 2021	$2,531,250.00
September 30, 2021	$2,531,250.00
December 31, 2021	$2,531,250.00
March 31, 2022	$2,531,250.00
June 30, 2022	$2,531,250.00
Term Loan Maturity Date	Aggregate outstanding balance of the Initial Term Loans

The final scheduled installment of the Initial Term Loans shall, in any event, be in an amount equal to the entire remaining principal balance thereof.

(b) Revolving Loan. The Borrower shall repay to the Lenders in full on the date specified in clause (a) of the definition of “Revolving Termination Date” the aggregate principal amount of the Revolving Loans outstanding on the Revolving Termination Date.

(c) Asset Dispositions; Events of Loss. If a Credit Party or any Subsidiary of a Credit Party shall at any time or from time to time:

(i) make a Disposition; or

(ii) suffer an Event of Loss,

and the aggregate amount of the Net Proceeds received by the Credit Parties in connection with such Disposition or Event of Loss (or series of related Dispositions or Events of Loss) exceeds $2,500,000 in any Fiscal Year in the aggregate together with the aggregate amount of Net Proceeds received by the Credit Parties in connection with each other Disposition and Event of Loss during such Fiscal Year, then within five Business Days following receipt by a Credit Party of the Net Proceeds of such Disposition or Event of Loss, the Borrower shall deliver, or cause to be delivered, such excess Net Proceeds to the Agent for distribution to the Lenders as a prepayment of the Loans, which prepayment shall be applied in accordance with Section 1.8(f) hereof. Notwithstanding the foregoing, such prepayment shall not be required to the extent a Credit Party reinvests the Net Proceeds of such Disposition or Event of Loss in assets of a kind then used, or usable, in the business of the Borrower and its Subsidiaries, within 180 days after the date of receipt of Net Proceeds with respect to such Disposition or Event of Loss, or enters into a binding commitment thereof within said 180-day period and subsequently makes such reinvestment within 180 days thereafter; provided that the Borrower notifies the Agent within five Business Days following receipt by a Credit Party of such Net Proceeds of such Credit Party’s intent to reinvest such Net Proceeds.

(d) Incurrence of Indebtedness; Specified Equity Contribution.

(i) Immediately upon the receipt by any Credit Party or any Subsidiary of any Credit Party of Net Incurrence Proceeds from the incurrence of Indebtedness, the Borrower shall deliver, or cause to be delivered, to the Agent an amount equal to such Net Incurrence Proceeds, for application to the Loans in accordance with Section 1.8(f).

(ii) Immediately upon the receipt by the Borrower of the proceeds of any Specified Equity Contribution, the Borrower shall deliver to the Agent an amount equal to such proceeds for application to the Loans in accordance with Section 1.8(f).

(e) Excess Cash Flow. Within 10 Business Days after the date on which annual financial statements of Holdings for the relevant Fiscal Year are required to be delivered hereunder (the “Excess Cash Flow Prepayment Date”), commencing with the Fiscal Year ending on or about December 31, 2017, the Borrower shall deliver to the Agent, for distribution to the Lenders, an amount equal to the ECF Percentage of Excess Cash Flow for (i) in the case of the Fiscal Year ending on or about December 31, 2017, the Fiscal Quarter commencing on or about October 1, 2017 and ending on or about December 31, 2017, and (ii) in the case of each Fiscal Year thereafter, such Fiscal Year; provided, however, that at the option of the Borrower, the amount of such mandatory prepayment hereunder shall be reduced dollar-for-dollar by the amount of voluntary prepayments under Section 1.7(a) of the Term Loans, and, to the extent accompanied by a permanent reduction of the Aggregate Revolving Loan Commitment, any Revolving Loans, in each case, without duplication of any such prepayments from prior periods, prior to any Excess Cash Flow Prepayment Date except to the extent financed with long-term Indebtedness (other than Revolving Loans).

(f) Application of Prepayments. Subject to Section 1.10(c), any prepayments pursuant to Section 1.8(c), 1.8(d) or 1.8(e) shall be applied first to prepay the Initial Term Loans on a pro rata basis based on the outstanding principal balances thereof, and within each such Class of Loans, to prepay the remaining scheduled amortization payments of such Class of Loans, pro rata against all such scheduled installments based upon the respective amounts thereof, second to prepay outstanding Revolving Loans without permanent reduction of the Aggregate Revolving Loan Commitment, and third to provide cash collateral for outstanding Letters of Credit in an amount not to exceed 103% of the face amount of such Letters of Credit. To the extent permitted by the foregoing sentence, amounts prepaid shall be applied first to any Base Rate Loans then outstanding and then to outstanding LIBOR Rate Loans with the shortest Interest Periods remaining; provided that, if any Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to this Section 1.8(f), then such prepayment shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are Base Rate Loans or LIBOR Rate Loans; provided further, so long as no Event of Default shall have occurred and be continuing at the time of such prepayment, the Borrower may elect that, for a period not to exceed 30 days, the remainder of such prepayments not applied to prepay Base Rate Loans be deposited in a non-interest-bearing collateral account pledged to, and under the exclusive control of, the Agent to secure the Obligations and applied thereafter to prepay the LIBOR Rate Loans until the last day of the next expiring Interest Period of such LIBOR Rate Loans so prepaid (provided that (x) interest shall continue to accrue on such LIBOR Rate Loans in respect of which such deposit was made at the rate otherwise applicable under this Agreement to such LIBOR Rate Loans until such deposit is applied to prepay such LIBOR Rate Loans, and (y) immediately upon the occurrence of an Event of Default, such amounts may, without any further action or notice of any kind, be removed from such account by the Agent and immediately used by the Agent to prepay the LIBOR Rate Loans in accordance with the relevant terms of this Agreement). Together with each prepayment under this Section 1.8, the Borrower shall pay any amounts required pursuant to Section 10.4 hereof. Any Lender may elect not to accept its pro rata portion of any mandatory prepayment pursuant to Section 1.8(c) or Section 1.8(e) above (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender (a “Declined Amount”) may be retained by the Borrower.

(g) No Implied Consent. Provisions contained in this Section 1.8 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents.

1.9 Fees.

(a) Fees. The Borrower shall pay to the Agent the fees in the amounts and at the times set forth in the Fee Letter.

(b) Unused Commitment Fee. The Borrower shall pay to the Agent a fee (the “Unused Commitment Fee”) for the account of each Revolving Lender (other than Non-Funding Lenders) in an amount equal to:

(i) the daily balance of the Revolving Loan Commitment of such Revolving Lender during the preceding calendar quarter, less the sum of (x) the daily balance of all Revolving Loans held by such Revolving Lender plus (y) the daily amount of Letter of Credit Obligations held by such Revolving Lender,

(ii) multiplied by the Applicable Margin with respect to the Unused Commitment Fee then in effect.

The total Unused Commitment Fee paid by the Borrower will be equal to the sum of all of the Unused Commitment Fees due to the respective Lenders, in each case, subject to Section 1.11(e)(vi). Such Unused Commitment Fees shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the calendar quarter ending on or about September 30, 2017. The Unused Commitment Fees provided in this Section 1.9(b) shall accrue at all times from and after the execution and delivery of this Agreement. For purposes of this Section 1.9(b), the Revolving Loan Commitment of any Non-Funding Lender shall be deemed to be zero, except to the extent such Revolving Loan Commitment shall have been reallocated to another Revolving Lender pursuant to and in accordance with this Agreement.

(c) Letter of Credit Fee. The Borrower agrees to pay to the Agent for the ratable benefit of the Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to the Agent or Lenders hereunder or fees otherwise paid by the Borrower and subject to the limitations on such costs and expenses set forth in Section 9.5, all reasonable and documented out-of-pocket costs and expenses incurred by the Agent or any Lender on account of such Letter of Credit Obligations, and (ii) on the last Business Day of each calendar quarter during which any Letter of Credit Obligation shall remain outstanding, an amount (the “Letter of Credit Fee”) equal to the product of the average daily undrawn face amount of all Letters of Credit Issued, guaranteed or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable Margin with respect to Revolving Loans which are LIBOR Rate Loans; provided, however, that automatically while any Event of Default under Section 7.1(a) or, solely with respect to the Borrower, Section 7.1(f) or 7.1(g) is continuing, such rate shall be increased by two percent (2.00%) per annum from and after the automatic application in the case of any Event of Default under Section 7.1(a) or, solely with respect to the Borrower, Section 7.1(f) or 7.1(g) and solely for so long as such Event of Default is continuing. Subject to the preceding sentence, such Letter of Credit Fee shall be paid to the Agent for the benefit of the Revolving Lenders quarterly in arrears, on the last Business Day of each calendar quarter and on the date on which all L/C Reimbursement Obligations have been discharged. In addition, the Borrower shall pay to the Agent, any L/C Issuer or any prospective L/C Issuer, as appropriate, on demand, such L/C Issuer’s or prospective L/C Issuer’s reasonable and customary fronting fees at then prevailing rates (but, where the Agent or any Affiliate of the Agent or any other Lender is the L/C Issuer, 0.125% of the face amount of such Letter of Credit), without duplication of fees otherwise payable hereunder (including all per annum fees), charges and reasonable and documented out-of-pocket expenses of such L/C Issuer or prospective L/C Issuer in respect of the application for, and the Issuance, negotiation, acceptance, amendment, transfer and payment of, each Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is Issued.

(d) Prepayment Fee. Any voluntary prepayment of the Term Loans that is made prior to the First Call Date (including any payment upon acceleration in accordance with Section 7.2) shall be accompanied by a payment by the Borrower of the Make- Whole Amount. Any voluntary prepayment of the Term Loans that is made on, or after, the First Call Date shall be accompanied by a payment by the Borrower of the applicable Prepayment Premium. For the avoidance of doubt, any Lender that is forced to assign any Term Loan under Section 9.22(ii) prior to the Third Call Date following the failure of such Lender to consent to any amendment, waiver or modification to this Agreement shall be entitled to receive the Make-Whole Amount or the applicable Prepayment Premium, as applicable, upon the effectiveness of such assignment.

(e) Upfront Fee. The Borrower shall pay on the Closing Date to each Revolving Lender party to this Agreement on the Closing Date an upfront fee in an amount equal to 1.00% of the amount of such Revolving Lender’s Revolving Loan Commitment on the Closing Date.

1.10 Payments by the Borrower.

(a) Except as otherwise expressly provided for in this Agreement, including Article X, all payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to the Agent (for the ratable account of the Persons entitled thereto) at the address specified on the signature page hereof for notices to the Administrative Agent (or such other address as the Agent may from time to time specify), including payments utilizing the ACH system, and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 1:00 p.m. (New York time) on the date due. Any payment which is received by the Agent later than 1:00 p.m. (New York time) may in the Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. The Borrower and each other Credit Party hereby irrevocably waives the right to direct the application of any and all payments in respect of any Obligation and any proceeds of Collateral during the continuance of an Event of Default under Section 7.1(a), 7.1(f) or 7.1(g).

(b) Except as otherwise expressly provided for in this Agreement, including in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. So long as no Event of Default under Section 7.1(a) has occurred and is continuing and the Obligations shall not have been accelerated, subject to the following sentence and to the provisions of Section 1.7(a) any and all voluntary prepayments received by the Agent in respect of any Obligation shall be applied to the Obligations as directed by the Borrower. Notwithstanding any provision herein to the contrary, all amounts collected or received by the Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded) or upon the occurrence of an Event of Default arising as a result of the failure of Payment in Full to occur on or following the stated maturity date of the Loans or during the continuation of any other Event of Default if the Required Lenders shall so elect in writing to the Administrative Agent, including, in each case, proceeds of Collateral, shall be applied as follows:

first, to payment of costs and expenses, including Attorney Costs, of the Agent payable or reimbursable by the Credit Parties under the Loan Documents;

second, to payment of Attorney Costs of Lenders payable or reimbursable by the Borrower under this Agreement;

third, to payment of all accrued unpaid interest on the Obligations and fees owed to the Agent, the Lenders and L/C Issuers;

fourth, to payment of principal of the Obligations then due and payable, including, without limitation, L/C Reimbursement Obligations then due and payable, any Obligations under any Secured Rate Contract then due and payable in an aggregate amount not to exceed $4,000,000, and cash collateralization in an amount of 103% of unmatured L/C Reimbursement Obligations to the extent not then due and payable;

fifth, to payment of any other amounts owing constituting Obligations then due and payable (including any Obligations in respect of Secured Rate Contracts then due and payable in excess of amounts in respect thereof payable pursuant to clause fourth above); and

sixth, any remainder shall be for the account of and paid to the applicable Credit Parties or whoever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above and (iii) no payments by a Guarantor and no proceeds of Collateral of a Guarantor shall be applied to Excluded Rate Contract Obligations of such Guarantor.

1.11 Payments by the Lenders to the Agent; Settlement.

(a) The Agent may, on behalf of Lenders, disburse funds to the Borrower for Loans requested to be made pursuant to the Commitments under this Agreement. Each Lender shall reimburse the Agent on demand for all funds disbursed on its behalf in respect of such Loans by the Agent, or if the Agent so requests, each Lender will remit to the Agent its Commitment Percentage of any Loan before the Agent disburses the same to the Borrower. If the Agent elects to require that each Lender make funds available to the Agent prior to disbursement of Loans by the Agent to the Borrower, the Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of the Loan requested by the Borrower no later than the Business Day prior to the scheduled Borrowing date applicable thereto, and each such Lender shall pay the Agent such Lender’s Commitment Percentage of such requested Loan, in same day funds, by wire transfer to the Agent’s account, as set forth on the Agent’s signature page hereto, no later than noon (or, in the case of a same day Borrowing, 2:00 p.m.) (New York time) on such scheduled Borrowing date. Nothing in this Section 1.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 1.11, shall be deemed to require the Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Agent, any Lender or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(b) [Reserved].

(c) Availability of Lender’s Commitment Percentage. The Agent may assume that each Revolving Lender will make its Commitment Percentage of each Revolving Loan available to the Agent on each Borrowing date. If such Commitment Percentage is not, in fact, paid to the Agent by such Revolving Lender when due, the Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Commitment Percentage forthwith upon the Agent’s demand, the Agent shall promptly notify the Borrower and the Borrower shall promptly (and in any event no later than the Business Day following the receipt of such notice) repay such amount to the Agent. Nothing in this Section 1.11(c) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require the Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. To the extent that the Agent advances funds to the Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such advance is made, the Agent shall be entitled to retain for its account all interest accrued on such advance from the date such advance was made until reimbursed by the applicable Revolving Lender.

(d) Return of Payments.

(i) If the Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by the Agent from the Borrower and such related payment is not received by the Agent, then the Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If the Agent determines at any time that any amount received by the Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, the Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to the Agent on demand any portion of such amount that the Agent has distributed to such Lender, together with interest at such rate, if any, as the Agent is required to pay to the Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and the Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(e) Non-Funding Lenders.

(i) Responsibility. The failure of any Non-Funding Lender to make any Revolving Loan or to fund any purchase of any participation to be made or funded by it (including, without limitation, with respect to any Letter of Credit), or to make any payment required to be made by it under any Loan Document on the date specified therefor shall not relieve any other Lender of its obligations to make such loan, fund the purchase of any such participation, or make any other payment required hereunder or under any other Loan Document on such date, and neither the Agent nor, other than as expressly set forth herein, any other Lender shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any payment required hereunder or under any other Loan Document.

(ii) Reallocation. If any Revolving Lender is a Non-Funding Lender, all or a portion of such Non-Funding Lender’s Letter of Credit Obligations (unless such Lender is the L/C Issuer that Issued such Letter of Credit) shall, at the Agent’s election at any time or upon any L/C Issuer’s written request delivered to the Agent (whether before or after the occurrence of any Default or Event of Default), be reallocated to and assumed by the Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders pro rata in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment (calculated as if such Non-Funding Lender’s Commitment Percentage was reduced to zero and each other Revolving Lender’s Commitment Percentage had been increased proportionately); provided that no Revolving Lender shall be reallocated any such amounts or be required to fund any amounts that would cause the sum of its outstanding Revolving Loans and outstanding Letter of Credit Obligations to exceed its Revolving Loan Commitment.

(iii) Voting Rights. Notwithstanding anything set forth herein to the contrary, including Section 9.1, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders”, “Required Revolving Lenders” or “Lenders directly affected” pursuant to Section 9.1) for any voting or consent rights under or with respect to any Loan Document; provided that (A) the Commitment of a Non-Funding Lender may not be increased, extended or reinstated, (B) the principal of a Non-Funding Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced, in each case, without the consent of such Non-Funding Lender. Moreover, for the purposes of determining Required Lenders and Required Revolving Lenders, the Loans, Letter of Credit Obligations and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.

(iv) Borrower Payments to a Non-Funding Lender. The Agent shall be authorized to use all payments received by the Agent for the benefit of any Non-Funding Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Secured Parties. Following such payment in full of the Aggregate Excess Funding Amount, the Agent shall be entitled to hold such funds as cash collateral in a non-interest-bearing account up to an amount equal to such Non-Funding Lender’s unfunded Commitment and to use such amount to pay such Non-Funding Lender’s funding obligations hereunder until the Obligations are paid in full in cash, all Letter of Credit Obligations have been discharged or cash collateralized and all Commitments have been terminated. Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, the Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. With respect to such Non-Funding Lender’s failure to fund Revolving Loans or purchase participations in Letters of Credit or Letter of Credit Obligations, any amounts applied by the Agent to satisfy such funding shortfalls shall be deemed to constitute a Revolving Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing, the other Revolving Lenders shall be deemed to have sold, and such Non-Funding Lender shall be deemed to have purchased, Revolving Loans or Letter of Credit participation interests from the other Revolving Lenders until such time as the aggregate amount of the Revolving Loans and participations in Letters of Credit and Letter of Credit Obligations are held by the Revolving Lenders in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment. Any amounts owing by a Non-Funding Lender to the Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans. In the event that the Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (v) below or ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, the Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of (A) all unpaid obligations owing by such Lender to the Agent, L/C Issuers and other Lenders under the Loan Documents, including such Lender’s pro rata share of all Revolving Loans, and Letter of Credit Obligations, plus, without duplication, (B) all amounts of such Non-Funding Lender’s Letter of Credit Obligations reallocated to other Lenders pursuant to Section 1.11(e)(ii).

(v) Cure. A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of “Non-Funding Lender” if such Lender (A) fully pays to the Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon, and (B) timely funds the next Revolving Loan required to be funded by such Lender or makes the next reimbursement required to be made by such Lender. Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.

(vi) Fees. A Lender that is a Non-Funding Lender pursuant to clause (a) of the definition of “Non-Funding Lender” shall not earn and shall not be entitled to receive, and the Borrower shall not be required to pay, such Lender’s portion of the Unused Commitment Fee during the time such Lender is a Non-Funding Lender pursuant to clause (a) thereof. In the event that any reallocation of Letter of Credit Obligations occurs pursuant to Section 1.11(e)(ii), during the period of time that such reallocation remains in effect, the Letter of Credit Fee payable with respect to such reallocated portion shall be payable to (A) all Revolving Lenders based on their pro rata share of such reallocation or (B) to the L/C Issuer for any remaining portion not reallocated to any other Revolving Lenders.

(f) Procedures. The Agent is hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto. Without limiting the generality of the foregoing, the Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items, by posting to or submitting and/or completion, on E-Systems.

ARTICLE II

CONDITIONS PRECEDENT

2.1 Conditions of Initial Loans. The obligation of each Lender to make its initial Loans and of each L/C Issuer to Issue, or cause to be Issued, the initial Letters of Credit hereunder on the Closing Date is subject to satisfaction of the following conditions in a manner satisfactory to the Agent:

(a) Loan Documents. The Agent shall have received executed copies of each of the following, each dated as of the Closing Date (or, in the case of certificates of government officials, a recent date before the Closing Date, but in no event prior to two weeks before the Closing Date):

(i) duly executed counterparts of this Agreement, the Guaranty and Security Agreement, and each other Collateral Document to be entered into on the Closing Date;

(ii) a Note or Notes duly executed by the Borrower in favor of each Lender requesting the same;

(iii) a certificate of the Secretary or other appropriate officer of each Credit Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organization Document of such Credit Party and, with respect to the articles or certificate of incorporation or formation (or similar document), certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or managers (or equivalent governing body) of such Credit Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the date of such certificate, and (C) as to the incumbency and specimen signature of each officer or authorized person executing any Loan Document or any other document delivered in connection herewith on behalf of such Credit Party (together with a certificate of another officer or authorized person as to the incumbency and specimen signature of the Secretary or other appropriate officer executing the certificate in this clause (iii));

(iv) a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State (or other applicable Governmental Authority) of its jurisdiction of organization;

(v) customary legal opinions of Ropes & Gray LLP, counsel to the Credit Parties, addressed to the Agent, each Lender and each L/C Issuer; and

(vi) a certificate of a Responsible Officer of the Borrower dated the Closing Date, certifying as to satisfaction with the conditions precedent set forth in Sections 2.2(a) and (b).

(b) Repayment of Prior Indebtedness. Concurrently with the funding of the initial Loans and the Issuance of the initial Letters of Credit on the Closing Date, the Borrower shall have repaid in full all Prior Indebtedness and all Guarantees by any of the Credit Parties, and all Liens upon any of the Property of the Credit Parties or any of their Subsidiaries in connection therewith shall be released and terminated immediately upon such payment, and as of the Closing Date after giving effect thereto, none of Holdings, the Borrower or any of Holdings’ Subsidiaries shall have any third party Indebtedness for borrowed money other than the Initial Term Loan, any Permitted Closing Date Revolving Extensions of Credit, and other Indebtedness permitted hereunder.

(c) [Reserved].

(d) Solvency. The Agent, on behalf of itself, the Joint Lead Arrangers and Joint Bookrunners, the Lenders and the L/C Issuers, shall have received a solvency opinion in form and substance and from an independent investment bank or valuation firm reasonably satisfactory to the Agent to the effect that Holdings and its Subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.

(e) [Reserved].

(f) [Reserved].

(g) Payment of Fees. The Borrower shall have paid the fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including the fees specified in the Fee Letter), and shall have paid all other fees, costs and expenses due and payable on or prior to the Closing Date hereunder or pursuant to the Engagement Letter, in the case of such costs and expenses, for which invoices have been presented no later than two (2) Business Days prior to the Closing Date.

(h) Patriot Act. So long as requested by the Agent at least ten (10) Business Days prior to the Closing Date, the Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information with respect to the Credit Parties that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(i) Creation and Perfection of Security Interests. All actions necessary to establish that the Agent will have a perfected first priority security interest (subject to Permitted Liens) in the Collateral under the Loan Documents shall have been taken, in each case, to the extent such Collateral (including the creation or perfection of any security interest) is required to be provided on the Closing Date.

(j) Notice of Borrowing. The Agent shall have received a customary notice of borrowing in form and substance reasonably satisfactory to the Agent.

For purposes of determining compliance with the conditions specified in this Section 2.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder or thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

2.2 Conditions to All Borrowings. Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Loan or incur any Letter of Credit Obligation, in each instance, if, as of the date thereof:

(a) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date or period (in which event such representations and warranties were untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such earlier date or period);

(b) any Default or Event of Default has occurred and is continuing;

(c) after giving effect to any Loan (or the incurrence of any Letter of Credit Obligations), the aggregate outstanding amount of the Revolving Loans would exceed the Maximum Revolving Loan Balance; and

(d) the Agent shall not have received a notice with respect to such extension of credit as required by Article I.

The request by the Borrower and acceptance by the Borrower of the proceeds of any Loan or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, a representation and warranty by the Borrower that the conditions in Section 2.2 have been satisfied or waived in writing in accordance with this Agreement, as applicable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Credit Parties, jointly and severally, represent and warrant to the Agent and each Lender as follows on and as of each date applicable pursuant to Section 2.2, respectively:

3.1 Corporate Existence and Power. Each Credit Party and each of their respective Subsidiaries:

(a) is a corporation, company, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing, in each case, under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b) has the power and authority to own its assets, carry on its business, and execute, deliver and perform its obligations under the Loan Documents to which it is a party;

(c) is duly qualified as a foreign corporation, company, limited liability company, partnership or limited partnership, as applicable, and licensed and in good standing (to the extent such concept is applicable in the applicable jurisdiction), under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d) is in compliance with all Requirements of Law, except, in each case referred to in clauses (a) (in the case of Persons other than Holdings and the Borrower), (b), (c) and (d), to the extent that the failure to do so would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

3.2 Corporate Authorization; No Contravention. The execution, delivery and performance by each of the Credit Parties party hereto of this Agreement and by each Credit Party of any other Loan Document to which such Person is a party have been duly authorized by all necessary corporate action, and do not and will not:

(a) contravene the terms of any of that Person’s Organization Documents;

(b) conflict with or result in any material breach or contravention of any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject, except for conflicts, breaches or contraventions that would not reasonably be expected to result in a Material Adverse Effect;

(c) result in the creation or imposition of any Lien on any property of any Credit Party, except Liens created by the Loan Documents and Permitted Liens; or

(d) violate any material Requirement of Law, except to the extent such violation would not reasonably be expected to result in a Material Adverse Effect.

3.3 Governmental Authorization. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority is required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party party to this Agreement, any other Loan Document to which such Credit Party is a party except for (a) recordings, registrations and filings in connection with the Liens granted to the Agent under the Collateral Documents, (b) those obtained or made on or prior to the Closing Date, (c) those required in the ordinary course of business, and (d) those which, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

3.4 Binding Effect. This Agreement and each other Loan Document to which any Credit Party is a party, when executed and delivered by such Credit Party, will constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.5 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Credit Party, threatened in writing against or affecting any Credit Party, any Subsidiary of any Credit Party or any of their respective businesses, properties or rights that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

3.6 No Default. No Default or Event of Default is continuing or would result immediately thereafter from the incurring of any Obligations by any Credit Party or the grant or perfection of the Agent’s Liens on the Collateral.

3.7 ERISA Compliance. Except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (b) there are no existing or, to the knowledge of any Credit Party, pending (or threatened in writing) claims (other than routine claims for benefits in the normal course), actions, lawsuits or proceedings or investigations by any Governmental Authority involving any Benefit Plan to which any Credit Party incurs or otherwise has or would reasonably be expected to have an obligation or any Liability, and (c) no ERISA Event has occurred or is reasonably expected to occur in connection with which any liabilities (contingent or otherwise) of a Credit Party remain outstanding.

3.8 Use of Proceeds; Margin Regulations. The proceeds of the Loans shall be used solely for the purposes permitted by Section 4.10. No Credit Party and no Subsidiary of any Credit Party is engaged, either principally or in the ordinary course of its business, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. None of the proceeds from the Loans have been or will be used directly for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock, or for any other purpose which would cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U or X of the Federal Reserve Board, in each case in violation of such Regulation U or X.

3.9 Ownership of Property; Liens. Each of the Credit Parties and each of their respective Subsidiaries is the lawful owner of, has good title to or has valid leasehold interests in, all properties and other assets (real or personal, tangible, intangible or mixed), in each instance, (a) material to their respective businesses and necessary for the ordinary conduct of their respective businesses and (b) subject to no Liens, other than Permitted Liens; except to the extent that the failure to have such title, possession or interest would not reasonably be expected to result in a Material Adverse Effect; provided, however, that the representations and warranties in this Section 3.9 shall not apply to Intellectual Property, the treatment of which is separately handled in Section 3.16.

3.10 Taxes. All federal and other material Tax returns required to be filed by or on behalf of each Credit Party have been timely filed. All Taxes, assessments and other governmental charges payable by or on behalf of or required to be withheld and paid over by or on behalf of each Credit Party have been paid (other than Taxes, assessments and other governmental charges which are not delinquent), except those (a) not delinquent by more than thirty (30) days or (b) if more than thirty (30) days delinquent, those that are being contested in good faith and by proper legal proceedings and as to which appropriate reserves have been provided for in accordance with GAAP.

3.11 Financial Condition.

(a) Each of (i) the audited consolidated balance sheet of Holdings and its Subsidiaries dated January 1, 2017, and the related audited consolidated statements of income or operations, members’ equity and cash flows for the Fiscal Year ended on that date and (ii) subject to the absence of footnote disclosure and year-end audit adjustments, the unaudited interim consolidated balance sheets of Holdings and its Subsidiaries dated April 2, 2017 and July 2, 2017 and the related unaudited consolidated statements of income and cash flows for such fiscal quarter then ended, copies of which have already been provided to the Agent, present fairly in all material respects the consolidated financial condition of Holdings and its Subsidiaries as of the dates indicated and for the periods indicated.

(b) [Reserved].

(c) Since January 1, 2017, there has been no Material Adverse Effect.

(d) All financial performance projections delivered to the Agent, including the Projections, have been prepared in good faith and are based on assumptions believed by the Borrower to be reasonable in light of current market conditions at the time of preparation thereof (it being understood and agreed by the Agent and Lenders that projections are not to be viewed as facts or a guarantee of financial performance, are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control, that the actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material).

3.12 Environmental Matters. Except as would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect, (a) the operations of each Credit Party and each Subsidiary of each Credit Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Credit Party and no Subsidiary of any Credit Party is party to, and no Credit Party and no Subsidiary of any Credit Party and, to the knowledge of the Responsible Officers of the Credit Parties, no Real Estate currently or previously owned, leased, subleased or operated by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Credit Party, threatened in writing) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any Property of any Credit Party or any Subsidiary of any Credit Party and, to the knowledge of any Credit Party, no facts, circumstances or conditions exist that would reasonably be expected to result in any such Lien attaching to any such Property, (d) no Credit Party and no Subsidiary of any Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate owned or leased by such Credit Party, (e) all Real Estate currently (or, to the knowledge of any Credit Party, previously) owned, leased, subleased, operated or otherwise occupied by or for any such Credit Party and each Subsidiary of each Credit Party is free of contamination by any Hazardous Materials and (f) no Credit Party and no Subsidiary of any Credit Party (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations in violation of any Environmental Law or (ii) knows of any facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law by any Credit Party or Subsidiary of a Credit Party, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act or similar Environmental Laws.

3.13 Regulated Entities. Neither any Credit Party nor any Subsidiary of any Credit Party is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940.

3.14 Solvency. On and as of the Closing Date, immediately after giving effect to (a) the incurrence of the Loans made and the issuance of the Letters of Credit Issued, and the application of the proceeds of such Loans to or as directed by the Borrower, (b) the payment on the Closing Date by Holdings and its Subsidiaries of all of their transaction costs in connection with the Loan Documents and (c) the consummation of the Transactions (including all Indebtedness being incurred or assumed and Liens created by the Credit Parties in connection therewith on the Closing Date), Holdings and its Subsidiaries, taken as a whole, are Solvent.

3.15 Labor Relations. There are no strikes, work stoppages, slowdowns or lockouts existing or, to the knowledge of any Credit Party, pending (or threatened in writing) against or involving any Credit Party or any Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Subsidiary of any Credit Party, (b) to the knowledge of any Credit Party, no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Subsidiary of any Credit Party and (c) to the knowledge of any Credit Party, no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Subsidiary of any Credit Party.

3.16 Intellectual Property. Each Credit Party and each Subsidiary of each Credit Party owns, or is licensed to use, all material Intellectual Property necessary to conduct its business as currently conducted. To the knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party and each Subsidiary of each Credit Party do not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person is non-frivolously contesting any right, title or interest of any Credit Party or any Subsidiary of any Credit Party in, or relating to, any material Intellectual Property necessary to conduct its business as currently conducted.

3.17 Brokers’ Fees; Transaction Fees. Except as previously disclosed in writing by the Borrower to the Agent, and except for fees payable to the Agent and Lenders, none of the Credit Parties nor any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the Loan Documents or the Transactions.

3.18 Insurance. Each of the Credit Parties and each of their respective Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are required by Section 4.6. As of the Closing Date, a true and complete listing of such insurance, including issuers, coverages and deductibles, has been provided to the Agent.

3.19 Ventures, Subsidiaries and Affiliates; Outstanding Stock. Except as set forth in Schedule 3.19, as of the Closing Date, no Credit Party (a) has any Subsidiaries or (b) has an investment in any joint venture or partnership with any other Person.

3.20 Collateral Documents.

(a) The Guaranty and Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral and the proceeds thereof and (i) when the Pledged Collateral (as defined in the Guaranty and Security Agreement) is delivered to the Agent, the Lien created under the Guaranty and Security Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Credit Parties in such Pledged Collateral, in each case prior and superior in right to any other Person, and (ii) when the financing statements in appropriate form are filed in the offices specified on Schedule 6 of the Perfection Certificate, the Lien created under the Guaranty and Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in the Collateral described in such statements (other than Copyrights and Collateral requiring perfection by control under the UCC), in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

(b) Upon the recordation of each short-form security agreement (in the form of Annex 2 to the Guaranty and Security Agreement) with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, together with the financing statements in appropriate form filed in the offices specified on Schedule 6 of the Perfection Certificate, the Lien created under the Guaranty and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in the Intellectual Property in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Credit Parties after the date hereof).

(c) Each Mortgage is effective to create in favor of the Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable first priority Lien on all of the applicable Credit Party’s right, title and interest in and to the mortgaged property thereunder and the proceeds thereof, and when such Mortgage is filed in the offices specified on Schedule 10 of the Perfection Certificate (if any), such Mortgage shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of such Credit Party in such mortgaged property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

(d) Each Collateral Document, other than any Collateral Document referred to in the preceding paragraphs of this Section 3.20, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, other than with respect to Permitted Liens.

3.21 [Reserved].

3.22 Status of Holdings. Holdings has not engaged in any business activities and does not own any Property other than as permitted under Section 4.16.

3.23 Full Disclosure. All written information (other than projections, other forward-looking information and general economic or industry-specific information) furnished by or on behalf of any Credit Party to the Agent and the Lenders in connection with the Loan Documents, when taken as a whole, when furnished, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time). All projections that are part of such information (including those set forth in any projections delivered subsequent to the Closing Date) have been prepared in good faith based upon assumptions believed to be reasonable at the time of preparation thereof (it being understood and agreed that projections are not to be viewed as facts or a guarantee of financial performance, are subject to significant uncertainties and contingencies, many of which are beyond the Credit Parties’ control, that actual results may differ from projected results, and that such differences may be material).

3.24 Foreign Assets Control Regulations and Anti-Money Laundering. Each Credit Party and each Subsidiary of each Credit Party is in compliance in all material respects with all applicable U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant thereto and other similar applicable laws of other jurisdictions in which it conducts business. None of Holdings or any Subsidiary of Holdings nor, to the knowledge of any Credit Party, any director, officer, agent, employee or Affiliate of any of the foregoing (a) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (b) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or sanctions under other similar applicable laws of other jurisdictions in which it conducts business or (c) is controlled by (including, without limitation, by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions or prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law or sanctions under other similar applicable laws of other jurisdictions in which it conducts business. No Credit Party intends to directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC or sanctions under other similar applicable laws of other jurisdictions in which it conducts business with the result that any Lender or Issuing Bank would be in violation of applicable law.

3.25 Patriot Act; FCPA. The Credit Parties and each of their Subsidiaries are in compliance in all material respects with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other applicable federal anti-money laundering rules and regulations. No part of the proceeds of any Loan will knowingly be used or authorized for use directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation in any material respect of the United States Foreign Corrupt Practices Act of 1977.

ARTICLE IV

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, until Payment in Full:

4.1 Financial Statements. The Borrower shall deliver to the Agent (which shall make the same available to the Lenders) by Electronic Transmission:

(a) not later than 120 days after the end of each Fiscal Year, a copy of the audited consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income or operations, members’ equity and cash flows for such Fiscal Year, setting forth in each case for each Fiscal Year in comparative form the figures for the previous Fiscal Year, and accompanied by (x) the report of an independent certified public accounting firm of recognized national standing, which report shall (i) contain an opinion stating that such consolidated financial statements present fairly in all material respects the financial condition as of the dates and for the periods indicated and in accordance with GAAP, and (ii) not include any explanatory note or like exception or qualification expressing substantial doubt as to “going concern” status (except to the extent such explanatory note, exception or qualification is due solely to (1) the scheduled maturity of any Indebtedness (or the scheduled termination of any commitments to provide Indebtedness) occurring within one year from the date of such report or (2) any prospective default under any financial maintenance covenant (including the financial maintenance covenant set forth in Article VI)) and (y) a customary “management discussion and analysis” narrative report with respect to such financial statements;

(b) not later than 45 days after the end of each Fiscal Quarter of each Fiscal Year (commencing with the Fiscal Quarter ending on or about September 30, 2017), a copy of the internally prepared unaudited consolidated balance sheet of Holdings and its Subsidiaries and the related consolidated statements of income and cash flows as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended, all certified on behalf of Holdings and its Subsidiaries by a Responsible Officer of Holdings as fairly presenting, in all material respects, in accordance with GAAP, the financial condition and results of operations of Holdings and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures, accompanied by a customary “management discussion and analysis” narrative report with respect to such financial statements;

(c) not later than 30 days after the end of the first two months of each Fiscal Quarter (commencing with the month ending on or about August 31, 2017), a copy of the internally prepared unaudited consolidated balance sheet of Holdings and its Subsidiaries and the related consolidated statements of income and cash flows as of the end of such fiscal month, all certified on behalf of Holdings and its Subsidiaries by a Responsible Officer of Holdings as fairly presenting, in all material respects, in accordance with GAAP, the financial condition and results of operations of Holdings and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures; and

(d) to the extent reasonably requested by the Agent, commencing with respect to the fiscal year ending on or about December 31, 2017, Holdings shall conduct a conference call that the Lenders may attend to discuss the financial condition and results of operations of Holdings and its Subsidiaries for the most recently ended measurement period for which financial statements have been, or will be, delivered pursuant to Section 4.1(a), at a date and time to be reasonably determined by Holdings and the Agent.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 4.1 may be satisfied with respect to financial statements of Holdings and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent company of Holdings or (B) Holdings’ (or any direct or indirect parent company thereof), as applicable, Form 10-K or 10-Q, as applicable, that is responsive in all material respects to the requirements of the applicable form and filed with the SEC; provided that, with respect to each of clauses (A) and (B) of this paragraph, to the extent such information relates to a direct or indirect parent company of Holdings, such information is accompanied by other information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Holdings and its Subsidiaries on a standalone basis, on the other hand. Documents required to be delivered pursuant to clauses (a), (b) and (c) of this Section 4.1, and clause (e) of Section 4.2, may be delivered electronically and if so delivered, subject to the second proviso below, shall be deemed to have been delivered on the earliest date on which (i) the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet, (ii) such documents are posted on the Borrower’s behalf on any other E-System, if any, to which each Lender and the Agent have access or (iii) such documents are publicly available on the SEC’s website on the internet at www.sec.gov; provided that (x) the Borrower shall, at the request of the Agent, continue to deliver copies (which delivery may be by electronic transmission) of such documents to the Agent and (y) the Borrower shall notify the Agent of the posting of any such documents on any website or E-System described in this paragraph (provided that the posting of such documents on any website or E-System shall not be deemed to have satisfied the obligations under clauses (a), (b) and (c) of this Section 4.1 or clause (e) of Section 4.2, as applicable, unless the Agent has been notified of the posting thereof). Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of copies of such documents from the Agent and maintaining its copies of such documents.

4.2 Certificates; Other Information. The Borrower shall furnish to the Agent (which shall make the same available to the Lenders) by Electronic Transmission:

(a) commencing with the Fiscal Quarter ending on or about September 30, 2017, together with each delivery of financial statements pursuant to Sections 4.1(a), 4.1(b) and 4.1(c), comparisons with the corresponding figures for the previous Fiscal Year and with the annual budget for applicable period;

(b) commencing with the Fiscal Quarter ending on or about September 30, 2017, concurrently with the delivery of the financial statements referred to in Sections 4.1(a) and 4.1(b) above, a duly completed certificate in the form of Exhibit 4.2(b) (a “Compliance Certificate”) certified on behalf of Holdings, the Borrower and their Subsidiaries by a Responsible Officer of the Borrower;

(c) promptly after the same are sent but without duplication of any other deliveries required to be made to the Agent and the other Lenders hereunder, copies of all financial statements and regular, periodic or special filings which such Person makes to, or files with, the Securities and Exchange Commission or any successor Governmental Authority;

(d) not later than 45 days after the last day of each Fiscal Year of Holdings, an annual budget and projections of Holdings’ and its Subsidiaries’ consolidated financial performance for the then-current Fiscal Year on a month-by-month basis;

(e) promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by Holdings or any of its Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices of defaults, and reports, in each case, that Holdings or any of its Subsidiaries shall send or otherwise make available to the holders of any publicly issued debt of Holdings and/or any of its Subsidiaries, in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Agent pursuant to this Agreement); and

(f) promptly following the Agent’s or any Lender’s reasonable written request therefor, solely to the extent readily available to the Credit Parties, such additional financial information related to this Section 4.2 or Section 4.3 regarding the Credit Parties as the Agent or such Lender may from time to time reasonably request; provided that the Credit Parties shall not be obligated to provide such information to the extent such disclosure, would, in the good faith determination of the Credit Parties, violate attorney-client privilege or applicable confidentiality requirements, constitutes attorney work product or trade secrets or proprietary information or otherwise prohibited by law or fiduciary duty from disclosing.

4.3 Notices. The Borrower shall notify the Agent (and the Agent shall promptly forward such notices to the Lenders) promptly after a Responsible Officer becomes aware of each of the following:

(a) the occurrence or existence of any Default or Event of Default;

(b) together with each delivery of the Compliance Certificate pursuant to Section 4.2(b), a written calculation of the Available Amount;

(c) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, in the aggregate, in a liability of any Credit Party or any Subsidiary of any Credit Party in excess of $4,000,000;

(d) the commencement of any litigation or proceeding affecting any Credit Party or any Subsidiary of any Credit Party or their respective property that would reasonably be expected to result in a liability of any Credit Party or any Subsidiary of any Credit Party in excess of $4,000,000;

(e) (i) the receipt by any Credit Party of any notice of violation of or potential liability or similar notice under Environmental Law, (ii)(A) unpermitted Releases, (B) the existence of any condition that would reasonably be expected to result in violations of, or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand or dispute alleging a violation of or Liability under any Environmental Law, (iii) the receipt by any Credit Party of notification that any Property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Real Estate which, in each case with respect to clauses (i), (ii), (iii) and (iv) above, would reasonably be expected to result in a Material Adverse Effect;

(f) (i) any filing by any ERISA Affiliate of any notice of any reportable event under Section 4043(c) of ERISA (unless the 30-day notice requirement has been duly waived under the applicable regulations) or intent to terminate any Title IV Plan, and shall include a copy of such notice, (ii) that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan, or receipt by any ERISA Affiliate of notice of the filing of any such request with respect to a Multiemployer Plan, and shall include in such notice a description of such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed by a Credit Party or ERISA Affiliate with the PBGC or the IRS pertaining thereto, and (iii) that an ERISA Event will or has occurred, and shall include in such notice a description of such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received by a Credit Party or ERISA Affiliate from or filed by a Credit Party or ERISA Affiliate with the PBGC, IRS, or any Multiemployer Plan pertaining thereto, which, in each case with respect to clauses (i), (ii) and (iii) above, would reasonably be expected to result in a Material Adverse Effect; and

(g) the occurrence or existence of any Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement by a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and, if relevant, stating what action the Borrower or other Person proposes to take with respect thereto and at what time.

4.4 Preservation of Corporate Existence, Etc. Each Credit Party shall, and shall cause each of its Subsidiaries to:

(a) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except as (i) permitted by Section 5.2 or 5.3, or (ii) other than in the case of Holdings or the Borrower, as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business, except as (i) permitted by Section 5.2 or 5.3, or (ii) as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.5 Maintenance of Property. Each Credit Party shall maintain and preserve, and shall cause each of its Subsidiaries to maintain and preserve, all its material tangible Property which is necessary to its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, and shall make all necessary repairs thereto and renewals and replacements thereof except (a) as permitted by Section 5.2 or 5.3, (b) to the extent that any such Properties are obsolete, are being replaced or, in the good faith judgment of such Credit Party, are no longer useful or desirable in the conduct of the business of the Credit Parties, or (c) where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6 Insurance.

(a) The Borrower will maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed or with a Captive Insurance Subsidiary, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar businesses, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Holdings and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons, and will furnish to the Lenders, upon reasonable written request from the Agent, information presented in reasonable detail as to the insurance so carried. Each such policy of property and casualty or general liability insurance shall, as appropriate, (i) name the Agent, on behalf of the Lenders, as an additional insured thereunder as its interests may appear or (ii) in the case of each property and casualty insurance policy, contain a lender’s loss payable clause or endorsement that names the Agent, on behalf of the Lenders, as a lender’s loss payee thereunder. Notwithstanding the requirement in clause (i) above or any other provision hereof or of any other Loan Document, Federal Flood Insurance shall not be required (x) to the extent that no improvements upon the real Property are located in a Special Flood Hazard Area, or (y) to the extent that the real Property is located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.

(b) [Reserved].

(c) Upon the occurrence and during the continuance of any Event of Default resulting from the failure of the Borrower to provide the Agent with evidence of the insurance coverage required by this Agreement, the Agent may purchase insurance at the Borrower’s expense to protect the Agent’s and the Lenders’ interests. The Borrower may later cancel any insurance purchased by the Agent, but only after providing the Agent with evidence that the Borrower has obtained insurance as required by this Agreement. If the Agent purchases insurance for the Collateral, to the fullest extent provided by law, the Borrower will be responsible for the costs of that insurance, including interest and other charges imposed by the Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance the Borrower is able to obtain on its own.

4.7 Payment of Taxes. Each Credit Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform, before the same shall become delinquent or in default (giving effect to any applicable periods of grace), all United States federal and all other material Tax liabilities, assessments and governmental charges or levies upon it or its Property, unless the same are being contested in good faith by appropriate proceedings which stay the enforcement of any Lien and for which adequate reserves if required in accordance with GAAP are being maintained by such Person.

4.8 Compliance with Laws. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

4.9 Inspection of Property and Books and Records. Each Credit Party shall maintain and shall cause each of its Subsidiaries to maintain, books of record and account, in such a manner as to permit it to report its financial transactions and matters involving the assets or business of such Person in accordance with GAAP in all material respects consistently applied; provided that such Credit Party or Subsidiary may estimate GAAP results in good faith if the financial statements with respect to a Permitted Acquisition are not maintained in accordance with GAAP, and may make such further adjustments as are reasonably necessary in connection with consolidation of such financial statements with those of the Credit Parties. Each Credit Party shall, and shall cause each of its Subsidiaries to, with respect to each real property owned or leased by it, during normal business hours and upon reasonable advance notice: (a) provide access to such property to the Agent and the Lenders and any of their respective Related Persons and (b) permit the Agent and the Lenders and any of their respective Related Persons to review, inspect and make copies from all of such Credit Party’s books and records (collectively, “Inspections”), in the case of any Lender, in each instance, at such Lender’s expense, and in the case of the Agent, in each instance, at the Credit Parties’ expense; provided that each of the Agent and the Lenders shall be entitled to only one such Inspection per calendar year or more frequently if an Event of Default has occurred and is continuing.

4.10 Use of Proceeds. The Borrower shall use the proceeds of the Term Loans on the Closing Date solely for the purposes set forth in the recitals to this Agreement. The Borrower shall use the proceeds of the Revolving Loans (i) on the Closing Date, to fund any Permitted Closing Date Revolving Extensions of Credit and (ii) after the Closing Date, for working capital and general corporate purposes (including, without limitation, for capital expenditures, acquisitions, investments, restricted payments and any other transaction not prohibited by the Loan Documents.

4.11 Ratings. The Borrower will use commercially reasonable efforts to maintain continuously in effect a private corporate rating from S&P and a private corporate family rating from Moody’s and a private rating of the credit facilities hereunder by each of S&P and Moody’s (it being understood and agreed that, in each case (i) such ratings will be made available to any Lender that executes an appropriate access letter with respect thereto and (ii) at the Borrower’s sole discretion, such ratings may instead be “public” ratings).

4.12 Compliance with ERISA. The Borrower shall not allow an ERISA Affiliate to cause or suffer to exist (a) any event that would result immediately thereafter in the imposition of a Lien that primes the Liens securing the Obligations on any asset of a Credit Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event that would, in the aggregate for clauses (a) and (b), have a Material Adverse Effect.

4.13 Further Assurances.

(a) Within sixty (60) days of the Closing Date (or such later date as agreed by the Agent in its sole discretion), the Credit Parties shall deliver to the Agent a control agreement over each deposit account of the Credit Parties and their respective Subsidiaries (other than Excluded Deposit Accounts (as defined in the Guaranty and Security Agreement)), each in form and substance reasonably satisfactory to the Agent.

(b) Promptly following the written request by the Agent, the Credit Parties shall take such additional actions and execute such documents as the Agent may reasonably require from time to time in order to perfect and maintain the validity, effectiveness and priority of any of the Liens to the extent required by the Collateral Documents in accordance with all applicable Requirements of Law, including, without limitation, the making of filings and the taking of any other action in Canada and any other applicable non-United States jurisdiction in order to record or to perfect the Agent’s security interest in any Intellectual Property registered in such jurisdiction, except to the extent that the Agent and the Borrower reasonably determine that the cost of making any such filing or taking any such action is excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby. Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Credit Parties shall cause each of their Subsidiaries to Guarantee the Obligations and to cause each such Guarantor to grant to the Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations set forth herein and in the Collateral Documents, such Subsidiary’s Property on which a Lien is required to be granted pursuant to the Collateral Documents (other than, for the avoidance of doubt, Excluded Assets) to secure such Guarantee, in each case, within 30 days (or such longer period as may be agreed by the Agent in its sole discretion) following the date that such Person becomes a Subsidiary of a Credit Party. Furthermore and except as otherwise approved in writing by Required Lenders, each Credit Party shall, upon becoming a Credit Party or, if later, within 30 days (or such longer period as may be agreed by the Agent in its sole discretion) following the date such Credit Party acquires such Stock and Stock Equivalents, pledge all of the Stock and Stock Equivalents of each of its direct Subsidiaries to the Agent, for the benefit of the Secured Parties, to secure the Obligations. The Credit Parties shall deliver, or cause to be delivered, to the Agent, if reasonably requested by the Agent, customary resolutions, secretary certificates and certified Organization Documents and, if reasonably requested by the Agent, customary legal opinions relating to the matters described in this Section 4.13(b) (which opinions shall be in form and substance reasonably acceptable to the Agent and, to the extent applicable, substantially similar to the opinions delivered on the Closing Date), in the case of opinions, with respect to each Credit Party formed or acquired after the Closing Date in connection with or pursuant to a Permitted Acquisition. In connection with each required pledge of Stock and Stock Equivalents, the Credit Parties shall deliver, or cause to be delivered, to the Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank. In the event any Credit Party acquires any fee-owned real property located within the United States with a fair market value in excess of $1,500,000 (as determined in good faith by the Borrower as of the date of the acquisition), within 60 days (or such longer period as may be agreed by the Agent in its sole discretion) following the later of (i) the date of such acquisition and (ii) the date such Person becomes a Credit Party, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to the Agent, in each case, to the extent reasonably requested by the Agent, (v) an appraisal complying with FIRREA to the extent such appraisal is necessary for the Agent or any Lender to comply with FIRREA, (w) within 45 days of receipt of notice from the Agent that Real Estate is located in a Special Flood Hazard Area, Flood Insurance as required by Section 4.6(a), (x) a fully executed Mortgage, in form and substance reasonably satisfactory to the Agent together with an A.L.T.A. lender’s title insurance policy insuring that the Mortgage is a valid and enforceable first priority Lien on the respective Property, subject only to Permitted Liens, (y) then current A.L.T.A. surveys, certified to the Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception and (z) to the extent prepared, an environmental site assessment, not including invasive sampling, prepared by a qualified firm, in form reasonably satisfactory to the Agent. In addition to the obligations set forth in Sections 4.6(a) and 4.13(b), within 45 days after written notice from the Agent to the Credit Parties that any fee owned real property of the Credit Parties subject to a Mortgage is located in a Special Flood Hazard Area, the Credit Parties shall, if such requirements have not already been satisfied, satisfy the Flood Insurance requirements of Section 4.6(a) with respect to such fee-owned real property. Notwithstanding anything to the contrary contained in this Agreement or any other Collateral Document, other than with respect to Intellectual Property, nothing in this Agreement or any other Collateral Document shall require any Credit Party to (A) make any filings or take any actions to record or to perfect the Agent’s security interest in any non-United States jurisdiction including, without limitation, any fee owned real property located outside of the United States, or (B) obtain any mortgagee waivers or leasehold mortgages.

(c) [Reserved].

(d) In the event the Agent reasonably determines that obtaining appraisals is necessary in order for the Agent or any Lender to comply with applicable laws or regulations (including any appraisals required to comply with FIRREA), the Agent may, or may require the Borrower to, in either case at the Borrower’s expense, use commercially reasonable efforts to obtain appraisals in form and substance and from appraisers reasonably satisfactory to the Agent stating the then current fair market value or such other value as determined by the Agent (for example, replacement cost for purposes of Flood Insurance) of any Real Estate of any Credit Party or any Subsidiary of any Credit Party that is subject to a Mortgage.

4.14 Environmental Matters. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain Real Estate under its control, whether owned, leased, subleased or otherwise operated or occupied by it, in compliance with, all applicable Environmental Laws or that is required by orders and directives of any Governmental Authority applicable to such Credit Party, Subsidiary or Real Estate, except where the failure to comply with such Environmental Law, order or directive would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. If an Event of Default caused by reason of breach of any representation set forth in Section 3.12 or breach of this Section 4.14 is continuing for more than 45 days without the Credit Parties commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, then each Credit Party shall, promptly upon receipt of written request from the Agent, cause the performance of, and allow the Agent and its Related Persons access to such Real Estate for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as the Agent may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by the Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to the Agent and shall be in form and substance reasonably acceptable to the Agent.

4.15 Hazardous Materials. Each Credit Party shall not allow or cause, and each Credit Party shall not permit any of its Subsidiaries to allow or cause, any Release of any Hazardous Material at, to or from any Real Estate owned or leased by such Credit Party or such Subsidiary of a Credit Party that would violate any Environmental Law, or form the basis for any Environmental Liabilities, other than such violations and Environmental Liabilities that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.16 Status of Holdings. Holdings shall only engage in business activities and own Property in connection with or consisting of (a) ownership of Stock and Stock Equivalents of, and other Investments in, the Borrower, and Subsidiaries other than the Borrower that will be promptly contributed to the Borrower or its Subsidiaries, and Parent Intercompany Advances, in each case, to the extent permitted hereunder, (b) ownership of cash and Cash Equivalents, (c) creation of Permitted Liens, (d) activities and contractual rights incidental to the maintenance of its legal existence (including, without limitation, the ability to incur fees, costs and expenses necessary to such maintenance), (e) the performance of its obligations under the Loan Documents to which it is a party, and any financing activities, the issuance of Stock, performance of obligations under equityholder agreements, payment of dividends and other Restricted Payments, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries and making Investments, in each such case solely to the extent permitted under this Agreement,

(f) participating in Tax, accounting and other administrative matters as a member of a consolidated, unitary, affiliated or other similar group of companies, (g) holding any cash or property received in connection with Restricted Payments permitted under Section 5.7 pending application thereof, (h) providing fees, expenses and indemnification to officers, directors, managers and employees, (i) activities relating to any Initial Public Offering or other issuance of Stock or Stock Equivalents of Holdings (or any direct or indirect parent company thereof) and (j) activities incidental to the businesses or activities described in the foregoing clauses (a) through (i).

ARTICLE V

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, until Payment in Full:

5.1 Limitation on Liens. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien existing on the Property of a Credit Party or a Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 5.1 and any modification, replacement, renewal or extension thereof; provided that (i) such Lien does not extend to any additional property other than after-acquired property that is affixed to or incorporated into the property covered by such Lien and (ii) the amount secured or benefited thereby is not increased;

(b) any Lien created under any Loan Document or otherwise in favor of the Agent or any Lender and securing any of the Obligations (including obligations under Secured Rate Contracts);

(c) Liens for Taxes, fees, assessments or other governmental charges or levies (i) which are not delinquent (after giving effect to any applicable grace period) or remain payable without penalty or (ii) which are being contested in good faith by appropriate proceedings and for which adequate reserves if required in accordance with GAAP are being maintained;

(d) (i) Liens in respect of Property of any Credit Party or any Subsidiary of a Credit Party imposed by Requirements of Law or contract (other than Liens set forth in clause (c) above), which were incurred in the ordinary course of business and do not secure Indebtedness, and (ii) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, laborer’s or supplier’s Liens or other similar Liens securing obligations and liabilities with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(e) Liens, other than Liens imposed by ERISA, consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, employment insurance and other social security legislation or to secure the performance of or obligations with respect to tenders, statutory obligations, surety (other than as set forth in clause (f) below), stay, customs and appeals bonds, bids, leases, governmental contract, public or private utilities, trade contracts, performance and return of money bonds, completion guarantees and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f) Liens consisting of judgment or judicial attachment liens (other than for payment of Taxes, assessments or other governmental charges) that do not result in an Event of Default under Section 7.1(h) or securing appeal or other surety bonds relating to such a judgment;

(g) survey exceptions and title exceptions (including, without limitation, any title exceptions listed on a title policy), easements, servitudes, covenants, licenses, encroachments, protrusions, rights of way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances and Liens securing obligations under operating reciprocal easement or similar agreements with respect to Real Estate which do not, in any case, interfere in any material respect with the ordinary conduct of the businesses of the applicable Credit Party or Subsidiary;

(h) Liens on any Property acquired or held by any Credit Party or any Subsidiary of a Credit Party securing Indebtedness (and Permitted Refinancings of such Indebtedness) incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring, repairing, improving, installing or designing such Property and permitted under Section 5.5(d) or Section 5.5(v); provided that (i) any such Lien attaches to such Property concurrently with or within 90 days after such incurrence or assumption, (ii) such Lien attaches solely to the Property so acquired, repaired, improved, subject to installation or designed and the proceeds thereof, and (iii) the principal amount of the debt secured thereby (excluding any increase in principal as a result of interest paid in kind and capitalized interest) does not exceed 100% of the cost of such Property; provided that, in each case, individual financings provided by one such lender or lessor (other than lessors of real property) may be cross-collateralized to other outstanding financings provided by such purchase money lender or lessor (or their respective affiliates);

(i) Liens securing Capital Lease Obligations permitted under Section 5.5(d) or Section 5.5(v);

(j) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, license or sublicense permitted by this Agreement (other than Capital Lease Obligations) and all encumbrances and Liens on the title of any lessor or sublessor thereof;

(k) Liens arising from the filing of precautionary UCC financing statements with respect to any lease, license, sublease or sublicense permitted by this Agreement or any consignment of goods;

(l) non-exclusive licenses and sublicenses (or grant of any other right with respect to Intellectual Property) granted by a Credit Party or any Subsidiary of a Credit Party and leases or subleases (by a Credit Party or any Subsidiary of a Credit Party as lessor or sublessor) to third parties that, in the reasonable business judgment of a Credit Party or any Subsidiary of a Credit Party, is not materially interfering with the business of the Credit Parties or any of their Subsidiaries;

(m) Liens in favor of collecting banks arising by operation of law;

(n) Liens (including the right of set-off) in favor of a bank or other depository institution (i) arising as a matter of law or pursuant to customary deposit account agreements and other similar agreements, in each case, encumbering deposits, (ii) on cash deposits to secure ACH/EDI transactions in the ordinary course of business and (iii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business;

(o) Liens arising out of consignment, conditional sale or similar arrangements for the sale of goods entered into in the ordinary course of business;

(p) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods;

(q) [reserved];

(r) Liens consisting of an agreement to dispose of any property in a disposition permitted by Section 5.2, solely to the extent such permitted disposition would have been permitted on the date of the creation of such Lien;

(s) [reserved];

(t) ground leases in respect of real property on which facilities owned or leased by any Credit Party or any Subsidiary of a Credit Party are located;

(u) Liens on insurance proceeds and the unearned portion of insurance premiums incurred in the ordinary course of business in connection with the financing of insurance premiums;

(v) [reserved];

(w) [reserved];

(x) Liens consisting of earnest money deposits of cash or Cash Equivalents made by any Credit Party or any Subsidiary of a Credit Party in connection with any letter of intent or purchase agreement with respect to an Acquisition or other Investment or other transition permitted hereunder;

(y) Liens consisting of customary security deposits under operating leases entered into by the Borrower or a Subsidiary of the Borrower in the ordinary course of business;

(z) Liens on property of a Person existing at the time such Person is acquired in an Acquisition or other Investment permitted hereunder or merged with or into or consolidated or amalgamated with the Borrower or any of its Subsidiaries (and not created in anticipation or contemplation thereof) in a transaction permitted under this Agreement, and any modification, replacement, renewal or extension thereof; provided that such Liens do not extend to property not subject to such Liens at the time of such Acquisition, Investment, merger, consolidated or amalgamation (other than improvements thereon);

(aa) Liens on, or rights of setoff against, credit balances (or other amounts owing by such credit or debit card issuers or credit or debit card processors to any) of the Credit Parties or any of their Subsidiaries in favor of credit or debit card issuers or credit or debit card processors in the ordinary course of business to secure the obligations of the Credit Parties or any of their Subsidiaries to such credit or debit card issuers and credit or debit card processors as a result of fees or chargebacks;

(bb) [reserved];

(cc) Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers in the ordinary course of business;

(dd) [reserved];

(ee) Liens securing Indebtedness or other obligations in an aggregate amount not to exceed $2,000,000 at any time outstanding;

(ff) Liens securing Indebtedness permitted by Section 5.5(t) so long as the relevant primary Indebtedness is also secured by Liens otherwise constituting Permitted Liens; and

(gg) Liens on the Collateral securing Indebtedness incurred pursuant to Section 5.5(ff); provided that such Liens are at all times subject to a customary intercreditor agreement reasonably satisfactory to the Agent providing for the subordination of such Liens to the Liens on the Collateral securing the Obligations.

5.2 Disposition of Assets. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including the Stock of any Subsidiary of any Credit Party, whether in a public or private offering or otherwise, and accounts and notes receivable, with or without recourse), except:

(a) (i) dispositions of Inventory, (ii) dispositions of worn out, obsolete or surplus personal property, or any property no longer useful in the conduct of the business of the Credit Parties and their Subsidiaries and (iii) any abandonment, cancellation or lapse of any Intellectual Property that is both (x) not material and (y) no longer commercially practicable, necessary or desirable to maintain or useful in the conduct of the business of the Credit Parties and their Subsidiaries;

(b) dispositions not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment in the amount of the Net Proceeds of such disposition is made if and to the extent required by Section 1.8(c); provided that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, and (ii) to the extent the purchase price therefor is in excess of $1,000,000, 100% of the aggregate sales price from such disposition shall be paid in cash or Cash Equivalents (or marketable securities or other Property that is converted to cash or Cash Equivalents within 45 days of receipt thereof);

(c) (i) dispositions of cash and Cash Equivalents; provided that for the avoidance of doubt, this clause (c) shall not independently permit any Investment, any transaction with any Affiliate, or any Restricted Payment which is otherwise prohibited hereunder by Sections 5.4, 5.6 or 5.7 and (ii) conversions of Cash Equivalents into cash or other Cash Equivalents;

(d) transactions permitted under Section 5.1, 5.3, 5.7 or 5.13;

(e) dispositions of Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement Property;

(f) sales, discounting or forgiveness of Accounts in the ordinary course of business or in connection with the collection or compromise thereof;

(g) [reserved];

(h) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business;

(i) [reserved];

(j) any disposition by any Credit Party to any other Credit Party;

(k) [reserved];

(l) [reserved];

(m) the termination or unwinding of any Rate Contract with a net termination value payable by a Credit Party or any Subsidiary of a Credit Party not in excess of $1,000,000;

(n) dispositions as a direct result of an Event of Loss and the disposition of Property damaged as a result thereof; provided that the Net Proceeds of such dispositions are applied pursuant to Section 1.8(c) to the extent required thereby;

(o) [reserved];

(p) dispositions made in order to comply with an order of any Governmental Authority or any applicable Requirement of Law not to exceed $5,000,000 during the term of this Agreement; and

(q) dispositions not otherwise permitted hereunder in an aggregate amount not to exceed $5,000,000 for all such transactions during the term of this Agreement.

5.3 Fundamental Changes. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except (1) any Credit Party (other than Holdings) may merge with or dissolve or liquidate into any other Credit Party; provided, that if the Borrower is a party to such transaction, the Borrower shall be the surviving or continuing entity of such transaction, (2) any Subsidiary of any Credit Party may merge with, or dissolve or liquidate into, any Credit Party; provided that a Credit Party shall be the continuing or surviving entity of such transaction, and (3) to effectuate a transaction by the Borrower or any Subsidiary permitted by Section 5.2 or 5.4; provided that in any such transaction involving the Borrower, the Borrower shall be the continuing or surviving entity. Notwithstanding the foregoing, if any of the foregoing events in clauses (1) through (3) results in the occurrence of (i) a change in the jurisdiction of organization of any Credit Party or (ii) a change in the organizational identification number, if any, or corporation, limited liability company, partnership or other organizational structure of any Credit Party to such an extent that any financing statement filed in connection with this Agreement would become misleading or (iii) any change in any Credit Party’s legal name, then the Borrower shall provide notice to the Agent within five Business Days (or such longer period as may be agreed by the Agent) of the occurrence of any of the events described in clauses (i) through (iii).

5.4 Loans and Investments. No Credit Party shall and no Credit Party shall suffer or permit any of its Subsidiaries to (i) purchase or acquire any Stock or Stock Equivalents, or any debt instruments or other debt securities of, or any equity interest in, another Person or (ii) make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination or (iii) make or purchase any advance, loan, extension of credit or capital contribution to another Person including the Borrower, any Affiliate of the Borrower or any Subsidiary of the Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”) except for:

(a) Investments in cash and Cash Equivalents;

(b) Investments by (i) Holdings in Credit Parties and (ii) any Credit Party (other than Holdings) to or in any other Credit Party (other than Holdings);

(c) loans and advances to officers, directors, managers, employees, members of management and consultants of Holdings and its Subsidiaries in an aggregate principal amount, together with the aggregate principal amount of any loans and advances then outstanding pursuant to clause (f) of this Section 5.4, not to exceed $1,000,000 at any time outstanding;

(d) Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 5.2(b);

(e) Investments accepted (in the reasonable business judgment of the applicable Credit Party) in connection with the settlement or enforcement of delinquent Accounts or disputes with suppliers or customers or in connection with the bankruptcy, insolvency or reorganization of suppliers or customers or upon the foreclosure or enforcement of any Lien in favor of a Credit Party or any Subsidiary of a Credit Party;

(f) (i) Investments consisting of non-cash loans made to officers, directors, managers, employees and consultants of a Credit Party or its Subsidiaries which are used by such Persons to purchase simultaneously Stock or Stock Equivalents of Holdings or a direct or indirect parent thereof and (ii) cash loans and advances to officers, directors, employees, members of management and consultants of Holdings and its Subsidiaries to fund purchases of Stock or Stock Equivalents of Holdings (or its direct or indirect parent entities), provided that the loans and advances pursuant to this clause (f), together with the aggregate principal amount of any loans and advances then outstanding pursuant to clause (c) of this Section 5.4, shall not exceed $1,000,000 in aggregate principal amount at any one time outstanding;

(g) Investments existing on the Closing Date and set forth on Schedule 5.4 and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section;

(h) Permitted Acquisitions;

(i) advances to suppliers and service providers in the ordinary course of business; provided that, with respect to any such advance to an Affiliate, such advance shall be subject to Section 5.6;

(j) Investments consisting of endorsements for collection or deposit;

(k) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors;

(l) [reserved];

(m) (i) Investments in deposit accounts maintained in the ordinary course of business and (ii) Investments relative to Indebtedness permitted under Section 5.5(1);

(n) deposits of cash made in the ordinary course of business to secure performance of (i) operating leases and (ii) other contractual obligations other than in respect of Indebtedness for borrowed money (including, without limitation, utility services, reimbursement obligations with respect to letters of credit, surety bonds and performance bonds);

(o) Investments held by a Person acquired in a Permitted Acquisition or other Acquisition permitted hereunder, to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition or other Acquisition and were in existence on the date of such Permitted Acquisition or other Acquisition;

(p) earnest money deposits, cash advances and escrows of property made in connection with any letter of intent or agreement to make an Investment not prohibited hereunder;

(q) Investments to the extent payment therefor is made substantially contemporaneously with the receipt of, and funded entirely with the, proceeds of the sale or issuance of Stock of, or an equity contribution to, Holdings; provided, to the extent such Investment is made in connection with an Acquisition, such Acquisition shall not be hostile;

(r) Parent Intercompany Advances to the extent any such Parent Intercompany Advance (i) is made in lieu of a Restricted Payment permitted pursuant to an applicable basket in Section 5.7, (ii) if made as a Restricted Payment, would be permitted pursuant to Section 5.7, and (iii) when made, reduces on a dollar for dollar basis the availability to make Restricted Payments under the applicable basket in Section 5.7;

(s) Investments in Rate Contracts entered into for bona fide hedging purposes and not for speculation;

(t) Investments in an aggregate amount at any time outstanding not to exceed $1,000,000;

(u) [reserved];

(v) Investments consisting of (i) guarantees constituting Indebtedness that are incurred in accordance with Section 5.5 and (ii) guarantees not constituting Indebtedness that are provided in the ordinary course of business;

(w) [reserved]; and

(x) Investments using the Available Amount, provided that as of the date such Investment is made, the amount of such Investment does not exceed the Available Amount as of such date and no Event of Default has occurred and is continuing or would result immediately thereafter therefrom;

provided, for purposes of this Section 5.4, that the amount of any Investments (other than Permitted Acquisitions) shall be determined net of all actual after-Tax cash returns on such Investments, whether as principal, interest, dividends, distributions, proceeds or otherwise, to the extent not so included in the determination of the Available Amount.

5.5 Limitation on Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain liable with respect to, any Indebtedness, except:

(a) Indebtedness constituting the Obligations;

(b) Indebtedness of the Credit Parties and their respective Subsidiaries of the type described in clause (h) of the definition of Indebtedness in respect of Indebtedness of a Credit Party or Subsidiary of a Credit Party otherwise permitted hereunder; provided that, if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Obligations on terms at least as favorable to the Agent and the Lenders as those contained in the subordination of such Indebtedness;

(c) Indebtedness existing on the Closing Date and set forth in Schedule 5.5 and Permitted Refinancings thereof;

(d) Indebtedness in an aggregate principal amount at any time outstanding not to exceed $4,000,000, consisting of (i) Indebtedness incurred for the purpose of financing (or refinancing) all or any part of the cost of acquiring, repairing, improving, installing or designing Property, and Capital Lease Obligations and Indebtedness secured by Liens permitted by Section 5.1(h) and (ii) Permitted Refinancings thereof;

(e) unsecured intercompany Indebtedness to the extent the corresponding Investment is permitted pursuant to Section 5.4;

(f) [reserved];

(g) [reserved];

(h) to the extent constituting Indebtedness, deferred compensation and similar obligations to current and former officers, directors, managers, employees and consultants of the Credit Parties and their Subsidiaries incurred in the ordinary course of business in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

(i) to the extent constituting Indebtedness, obligations with respect to cash management services and other Indebtedness in respect of netting services, overdraft protections and similar arrangements, in each case in connection with deposit accounts;

(j) [reserved];

(k) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(l) (i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument or payment item drawn against insufficient funds in the ordinary course of business and (ii) Indebtedness consisting of endorsements for collection or deposit in the ordinary course of business;

(m) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any obligations of any of the Credit Parties and their Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Stock of any of the Credit Parties and their Subsidiaries (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Stock of any of the Credit Parties and their Subsidiaries for the purpose of financing such acquisition) or any Investment or Permitted Acquisition otherwise permitted hereunder;

(n) Indebtedness which may exist or be deemed to exist pursuant to or in connection with statutory, surety, stay, customs, appeal or similar bonds, completion guaranties or other similar obligations in the ordinary course of business;

(o) Indebtedness in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar arrangements in the ordinary course of business, in an aggregate principal amount not to exceed $2,000,000 (plus the amount of any increase in principal resulting from interest paid in kind or capitalized interest) at any time;

(p) unsecured Indebtedness owing to current and former officers, directors, managers, employees and consultants (or any current or former spouses or domestic partners, family members, trusts or other estate planning vehicles or estates or heirs of any of the foregoing) incurred in connection with the repurchase or redemption of Stock that has been issued to such Persons, so long as the aggregate principal amount of all such Indebtedness outstanding at any one time does not exceed $1,000,000 (plus the amount of any increase in principal resulting from interest paid in kind or capitalized interest);

(q) unsecured Indebtedness and earnouts owing to sellers of assets or Stock to any of the Credit Parties and their Subsidiaries that is incurred in connection with the consummation of one or more Permitted Acquisitions or other Investments permitted hereunder so long as the aggregate principal amount of all such Indebtedness and earnouts at any one time outstanding do not exceed $5,000,000 (plus the amount of any increase in principal resulting from interest paid in kind or capitalized interest, in each case, in accordance with the subordination provisions applicable thereto), in each case subordinated in right of payment to the Obligations under the Loan Documents in a manner and pursuant to documentation reasonably satisfactory to the Agent and Permitted Refinancings thereof;

(r) [reserved];

(s) [reserved];

(t) [reserved];

(u) Indebtedness in an aggregate amount not to exceed $4,000,000 at any time outstanding owed to any landlord in connection with the financing by such landlord of leasehold improvements in the ordinary course of business;

(v) Indebtedness with a principal amount not exceeding $4,000,000 (plus the amount of any increase in principal resulting from interest paid in kind or capitalized interest, in each case, in respect of Indebtedness originally permitted to be incurred pursuant to this subsection (v)) in the aggregate at any time outstanding;

(w) [reserved];

(x) [reserved];

(y) [reserved];

(z) solely to the extent constituting Indebtedness, (i) unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent that they are permitted to remain unfunded under applicable Requirements of Law and (ii) Indebtedness incurred or created in the ordinary course of business in respect of workers’ compensation claims, health, disability or other employee benefits, salary, wages or other compensation or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claim, provided that such Indebtedness in clauses (i) and (ii) shall not exceed $1,000,000 in the aggregate outstanding at any one time;

(aa) [reserved];

(bb) [reserved];

(cc) Indebtedness consisting of any increase in the principal amount of any Indebtedness described in clauses (a) through (bb) of this Section 5.5 resulting from interest paid-in-kind or continuously capitalized interest;

(dd) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (cc) of this Section 5.5;

(ee) [reserved]; and

(ff) (i) Indebtedness incurred or assumed by any Credit Party or any Subsidiary of a Credit Party in a Permitted Acquisition or any other similar Investment permitted hereunder; provided that (w) no Event of Default has occurred and is continuing as of the date the definitive agreement for such Acquisition or Investment is executed, (x) if such Indebtedness is assumed, such Indebtedness shall not have been incurred in contemplation of such Acquisition or Investment, (y) the aggregate principal amount of all Indebtedness incurred or assumed under this clause (ff) at any one time outstanding shall not exceed $1,000,000 and (z) with respect to any such Indebtedness that is incurred, such Indebtedness (A) shall be unsecured or secured solely by Liens on the Collateral on a junior basis to the Obligations, and, to the extent so secured, the beneficiaries thereof (or an agent on their behalf) shall have entered into a customary intercreditor agreement reasonably satisfactory to the Agent providing for the subordination of the Liens securing such Indebtedness to the Liens on the Collateral securing the Obligations, (B) shall not mature or have scheduled amortization prior to the date that is 91 days after Latest Maturity Date, (C) shall not have mandatory prepayment, redemption or offer to purchase events more onerous than those set forth in this Agreement, (D) shall be on terms no more restrictive (taken as a whole) to the Credit Parties than the Loan Documents (except to the extent (1) a substantially similar change is made to the Loan Documents or (2) such terms are applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness) and (E) if such Indebtedness is subordinated in right of payment to the Obligations, the subordination provisions thereof shall be reasonably satisfactory to the Agent and (ii) any Permitted Refinancing thereof; provided that, with respect to any Indebtedness incurred (but not, for the avoidance of doubt, assumed) under this clause (ff), any such Permitted Refinancing thereof shall in any event satisfy the terms of sub-clauses (z)(A), (z)(B), (z)(C), (z)(D) and (z)(E) above.

5.6 Transactions with Affiliates. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate involving aggregate consideration in excess of $500,000 for any transaction or series of related transactions, except:

(a) transactions with Affiliates otherwise permitted by this Agreement (including without limitation the Transactions);

(b) transactions of the type described on Schedule 5.6;

(c) transactions between or among Credit Parties;

(d) employment and severance arrangements between the Credit Parties and their Subsidiaries and their respective directors, managers, officers and employees and transactions pursuant to stock option plans and employee benefit plans and similar arrangements in the ordinary course of business;

(e) the payment of customary fees, compensation, and reimbursement of reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of Holdings (or any direct or indirect parent company of Holdings), the Borrower or its Subsidiaries in the ordinary course of business to the extent attributable to the operation of, or actual services rendered to, the Credit Parties and their Subsidiaries (including, without limitation, payment of directors’ fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings and related actual out-of-pocket costs and expenses);

(f) upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Credit Party or such Subsidiary;

(g) [reserved];

(h) [reserved];

(i) any transaction with an Affiliate where the only consideration paid by any Credit Party is Qualified Stock of Holdings;

(j) (x) payment of or reimbursement for indemnification claims and reimbursement for reasonable, documented out-of-pocket costs and expenses to, the Sponsor or its Affiliates pursuant to or in connection with services rendered pursuant to the Management Agreement and (y) so long as no Default or Event of Default has occurred and is continuing, payment of fees to Sponsor or its Affiliates pursuant to the Management Agreement; provided that, with respect to this clause (y), any fees the payment of which are blocked pursuant to this clause (y) may be paid upon the cure or waiver of such Default or Event of Default; and

(k) issuance of Stock and Stock Equivalents by Holdings.

5.7 Restricted Payments. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any of its Stock or Stock Equivalents, (ii) purchase, redeem or otherwise acquire for value any of its Stock or Stock Equivalents now or hereafter outstanding or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Junior Indebtedness (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”) except that any Subsidiary of the Borrower may make Restricted Payments to the Borrower and any Subsidiary of the Borrower, and except that:

(a) the Credit Parties and their Subsidiaries may declare and make dividend payments or other distributions payable solely in their respective Stock or Stock Equivalents;

(b) the Credit Parties and their Subsidiaries may make (and may make distributions to Holdings or any direct or indirect parent of Holdings to permit Holdings or such parent to make), and Holdings may use cash on hand to make, payments and distributions to current and former officers, directors, managers, employees and consultants (or any current or former spouses or domestic partners, family members, trusts or other estate planning vehicles or estates or heirs of any of the foregoing) of any of the Credit Parties (or any direct or indirect parent thereof) and their Subsidiaries (i) on account of redemptions of Stock and Stock Equivalents held by such Persons and (ii) in the form of forgiveness of Indebtedness of such Persons on account of purchases of Stock and Stock Equivalents held by such Persons; provided that both of the following conditions are satisfied:

(i) no Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment; and

(ii) the sum of the aggregate amount of any such cash redemptions pursuant to this clause (b) does not exceed $1,000,000 during any Fiscal Year;

(c) (i) the Credit Parties and their Subsidiaries may make payments to or on behalf of Holdings (and any entity that owns directly or indirectly 100% of the equity interests in Holdings) in an amount sufficient to permit Holdings (or such other entity, as applicable) to pay its licensing fees, franchise Taxes and other similar fees, Taxes and expenses, in each case, incurred in the ordinary course of business to maintain its legal existence and, without duplication, (ii) in the event any of the Credit Parties or their Subsidiaries file a consolidated, combined, unitary or similar income Tax return with Holdings (or any other direct or indirect parent of any of the Credit Parties and their Subsidiaries), or in the event any of the Credit Parties or their Subsidiaries is disregarded as an entity separate from Holdings (or any other direct or indirect parent of any of the Credit Parties and their Subsidiaries) for purposes of any income Tax return of Holdings (or such other direct or indirect parent, as applicable), such Credit Parties and/or such Subsidiaries may make payments to or on behalf of Holdings (or such other direct or indirect parent, as applicable) to permit the payment of income Taxes then due and payable in respect of such Tax return; provided that the aggregate amount of all such payments permitted by this clause (ii) shall not exceed the amount of such Taxes attributable to the Credit Parties or their Subsidiaries, calculated as if such Credit Parties and Subsidiaries were classified as corporations for U.S. federal income Tax purposes paying taxes as a stand-alone taxpayer or a stand-alone group;

(d) payments to or on behalf of any direct or indirect parent of any of the Credit Parties and their Subsidiaries may be made to permit such direct or indirect parent to make payments that would then be permitted to be made by the Credit Parties in accordance with Section 5.6(j); provided that such payments shall be made in lieu of, and not in addition to, such payments pursuant to Section 5.6(j);

(e) payments by the Credit Parties and their Subsidiaries to or on behalf of any direct or indirect parent entities may be made in an amount sufficient to pay out-of-pocket legal, administrative, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of such direct or indirect parent entities; provided, the aggregate amount of such Restricted Payments does not exceed $1,500,000 in the aggregate in any Fiscal Year;

(f) the declaration and payment of the Special Dividend; provided that at the time of and after giving effect thereto, no Event of Default under Section 7.1(a), Section 7.1(f) or Section 7.1(g) shall have occurred and be continuing;

(g) the Borrower may make distributions to Holdings which are immediately used by Holdings (or paid by Holdings to permit any direct or indirect parent entities of Holdings) to make cash payments in lieu of issuing fractional shares of Stock of Holdings (or any direct or indirect parent entities of Holdings), in an aggregate amount for such distributions to Holdings not to exceed $1,000,000;

(h) the Borrower may make distributions to Holdings which are immediately used by Holdings to finance any Investment otherwise specifically permitted to be made by the Borrower or any of its Subsidiaries pursuant to Section 5.4; provided that (i) such distribution shall be made substantially concurrently with the closing of such Investment and (ii) Holdings shall, immediately following the closing thereof, cause (A) all property acquired (whether assets or capital stock) to be contributed to the Borrower or one of its Subsidiaries or (B) the merger (to the extent specifically permitted herein) of the Person formed or acquired into the Borrower or a Credit Party other than Holdings in order to consummate such Permitted Acquisition;

(i) [reserved];

(j) [reserved];

(k) [reserved];

(l) Restricted Payments payable solely in Qualified Stock and Stock Equivalents in respect of Qualified Stock may be made; and

(m) so long as no Event of Default has occurred and is continuing or would result immediately thereafter therefrom, Restricted Payments in respect of Junior Indebtedness constituting (i) regularly scheduled interest payments (including, without limitation, noncash payments of interest in kind or otherwise through additions to principal and payments due at maturity) and payment of fees, expenses and indemnification obligations, (ii) Permitted Refinancings and (iii) payments with, or conversions to, common Stock or Qualified Stock (or Stock of any direct or indirect parent entities of Holdings).

5.8 Change in Business. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in any line of business substantially different from those lines of business carried on by it on the Closing Date, other than lines of business ancillary thereto and reasonable extensions of such lines of business.

5.9 Amendments to Organization Documents. Except as expressly permitted under Section 5.3, no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, amend any of its Organization Documents in any manner that could reasonably be expected to materially adversely affect the interests of the Agent or any Lender in their capacities as such; provided that, for the avoidance of doubt, it is expressly understood and agreed that the conversion of any of the Credit Parties to or from a corporation or to or from a limited liability company upon written notice to the Agent of such conversion within five (5) Business Days (or such longer period as may be determined by the Agent in its sole discretion) following such conversion shall be deemed not to be materially adverse to the interests of the Agent or the Lenders.

5.10 Changes in Fiscal Year. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party (other than to conform to that of Holdings).

5.11 Amendments to Junior Indebtedness. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, change or amend the terms of any (i) Junior Indebtedness except to the extent not prohibited by any subordination agreement or other terms of any subordination applicable thereto, or (ii) any Junior Indebtedness incurred under Section 5.5(ff) (excluding, for the avoidance of doubt, Indebtedness assumed in a Permitted Acquisition or any other similar Investment permitted thereunder) not subject to a subordination agreement, in each case under this clause (ii), if the effect of such change or amendment to such Junior Indebtedness is that the Junior Indebtedness would not satisfy sub-clauses (A) through (E) of clause (z) of the first proviso to Section 5.5(ff).

5.12 No Negative Pledges. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, (i) create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit Party or Subsidiary of a Credit Party to pay dividends or make any other distribution on any of such Credit Party’s or Subsidiary’s Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to the Borrower or any other Credit Party or (ii) enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of the Agent, whether now owned or hereafter acquired, except, in the case of clauses (i) and (ii), the following: (1) this Agreement and the other Loan Documents, (2) in connection with any document or instrument governing Liens permitted pursuant to Sections 5.1(a), 5.1(h), 5.1(i), 5.1(r), 5.1(s), 5.1(x), 5.1(y), 5.1(z), 5.1(aa), or 5.1(ee), provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens, (3) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Credit Party to secure the Obligations or (4) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the disposition of any property permitted under Section 5.2 pending the consummation of such disposition, (c) restricts subletting or assignment of any lease governing a leasehold interest of a Credit Party or (d) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

Notwithstanding the foregoing, this Section 5.12 shall not prohibit restrictions, encumbrances, and prohibitions existing under or by reason of (i) Requirements of Law, (ii) this Agreement and the other Loan Documents, (iii) [reserved], (iv) [reserved], (v) [reserved], (vi) the documentation for any Indebtedness permitted under Section 5.5(d), 5.5(q) or 5.5(v), (vii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Credit Party, (viii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (ix) any holder of a Permitted Lien restricting the transfer or assignment of the property subject thereto, (x) customary restrictions and conditions contained in any agreement relating to a disposition permitted by Section 5.2 pending the consummation of such disposition, (xi) any obligations binding on a Credit Party or a Subsidiary of a Credit Party (other than Holdings and the Borrower) at the time such Person becomes a Credit Party or Subsidiary of a Credit Party, so long as such obligations were not entered into in contemplation of such Person becoming a Credit Party or Subsidiary of a Credit Party, (xii) customary provisions in partnership agreements, limited liability company agreements and other Organization Documents, joint venture agreements, asset sale and stock sale agreements and other similar agreements, leases, subleases, licenses and sublicenses entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar Person, (xiii) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business, (xiv) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition or other Investment permitted hereunder, which encumbrance or restriction is not applicable to any Person, or the properties of any Person, other than the Person or the properties of the Person so acquired or the properties so acquired, (xv) documentation existing as of the Closing Date and listed on Schedule 5.12 or (xvi) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clauses (iii), (iv), (v), (ix) or (xiv) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

5.13 Subsidiaries. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, create or acquire any Subsidiary except for (a) the creation of a Wholly-Owned Domestic Subsidiary that becomes a Credit Party in accordance with Section 4.13 and (b) the acquisition of the Target in a Permitted Acquisition that becomes a Credit Party in accordance with Section 4.13.

5.14 Capital Expenditures. The Credit Parties shall not, nor shall they permit their respective Subsidiaries to, permit the aggregate amount of Capital Expenditures made by Holdings and its Subsidiaries in any Fiscal Year (commencing with the fiscal year ending on or about December 31, 2017) to exceed $5,000,000; provided that the amount of such permitted Capital Expenditures in respect of any fiscal year commencing with the Fiscal Year ending on or about December 31, 2018, shall be increased by the amount of unused permitted Capital Expenditures for the immediately preceding Fiscal Year, with Capital Expenditures made in any Fiscal Year being deemed to utilize such carried-forward amounts prior to utilizing amounts in respect of such Fiscal Year; provided, further, that the aggregate unused amount carried forward in respect of any prior Fiscal Year shall not exceed $2,500,000.

ARTICLE VI

FINANCIAL COVENANT

Each Credit Party covenants and agrees that until Payment in Full:

6.1 Consolidated Total Net Leverage Ratio. The Credit Parties shall not permit the Consolidated Total Net Leverage Ratio as of the last day of any four Fiscal Quarter period ending on a date set forth below to be greater than the ratio set forth in the table below opposite such date:

Date	Maximum Consolidated Net Leverage Ratio
September 30, 2017	3.50 to 1.00
December 31, 2017	3.50 to 1.00
March 31, 2018	3.50 to 1.00
June 30, 2018	3.50 to 1.00
September 30, 2018	3.25 to 1.00

Date	Maximum Consolidated Net Leverage Ratio
December 31, 2018	3.00 to 1.00
March 31, 2019	3.00 to 1.00
June 30, 2019	2.75 to 1.00
September 30, 2019	2.50 to 1.00
December 31, 2019	2.50 to 1.00
March 31, 2020	2.25 to 1.00
June 30, 2020 and thereafter	2.00 to 1.00

6.2 [Reserved]

6.3 Equity Cure

(a) In the event the Credit Parties fail to comply with the Financial Covenant as of the last day of any Fiscal Quarter, any cash equity contribution to the Borrower (funded with proceeds of common equity issued by Holdings or Qualified Stock (or other equity issued by Holdings having terms reasonably acceptable to the Agent) made after the date on which financial statements are required to be delivered for such Fiscal Quarter and on or prior to the day that is ten (10) Business Days after the day on which financial statements are required to be delivered for such Fiscal Quarter (the “Anticipated Cure Deadline”) will, at the irrevocable election of the Borrower as of the date such proceeds are received by the Borrower and used to prepay Loans in accordance with Section 1.8(d)(ii), be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the Financial Covenant at the end of such Fiscal Quarter and any subsequent period that includes such Fiscal Quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”).

(b) If, after giving effect to the Specified Equity Contribution, the Credit Parties shall then be in compliance with the Financial Covenant, the Credit Parties shall be deemed to have satisfied the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such covenants that had occurred shall be deemed cured for this purposes of this Agreement.

(c) Upon receipt by the Agent of written notice from the Borrower on or prior to the Anticipated Cure Deadline of its intent to effectuate a Specified Equity Contribution in respect of such Fiscal Quarter until the day that is fifteen (15) Business Days after the day on which financial statements are required to be delivered for such Fiscal Quarter, notwithstanding any other provision of this Agreement or any other Loan Document, neither the Agent nor any Lender shall have any right to accelerate any Loans held by them or to exercise any other rights or remedies available under the Loan Documents or applicable law against the Collateral (including, without limitation, any right to foreclose on or take possession of Collateral) solely on the basis of an allegation of an Event of Default having occurred and being continuing under Section 7.1 due to failure by the Credit Parties to comply with the Financial Covenant, unless such failure is not cured pursuant to the Specified Equity Contribution on or prior to the Anticipated Cure Deadline; it being understood and agreed that there shall be no Borrowings of Revolving Loans permitted or Letters of Credit issued or received hereunder until the Specified Equity Contribution has actually been received by the Borrower.

(d) Notwithstanding anything herein to the contrary, (i) a Specified Equity Contribution may not be made in any two consecutive Fiscal Quarters, (ii) the amount of any Specified Equity Contribution will be no greater than the amount required to cause the Credit Parties to be in compliance with the Financial Covenant, (iii) all Specified Equity Contributions will be counted solely for purposes of the calculation of Consolidated EBITDA as it relates to the Financial Covenant and shall not be included for all other purposes, including calculating basket levels, pricing and other items governed by reference to Consolidated EBITDA, (iv) there shall be no more than four Specified Equity Contributions made in the aggregate after the Closing Date and (v) any Loans prepaid with the proceeds of Specified Equity Contributions shall be deemed outstanding solely for purposes of determining compliance with the Financial Covenant for such current Fiscal Quarter most recently ended (for the avoidance of doubt, such amount prepaid shall not be deemed outstanding for any subsequent Fiscal Quarter).

ARTICLE VII

EVENTS OF DEFAULT

7.1 Event of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of any Loan, including after maturity of the Loans, (ii) to pay within three (3) Business Days after the date due, interest on any Loan, and any regularly scheduled fee or (iii) to pay within thirty (30) days after the date due, any other amount payable hereunder or pursuant to any other Loan Document;

(b) Representation or Warranty. Any representation, warranty or certification by or on behalf of any Credit Party or any of its Subsidiaries made herein, in any other Loan Document or in any certificate required to be delivered under this Agreement or any other Loan Document by such Person, or their respective Responsible Officers, in each case, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made;

(c) Specific Defaults. Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of (i) Section 4.3(a), Section 4.4(a) (solely with respect to the Borrower), Section 4.10, Article V or Article VI hereof (provided that (x) an Event of Default under Section 4.3(a) shall be cured upon the cure of the underlying Default with respect to which notice was required to have been delivered and (y) an Event of Default under Section 6.1 is subject to cure pursuant to Section 6.3) or (ii) Section 4.1, Section 4.2 (other than Section 4.2(e) or Section 4.2(f)), Section 4.3 (other than Section 4.3(a)), Section 4.4(a) (other than with respect to the Borrower) or Section 4.6 and such failure shall continue unremedied for a period of five (5) Business Days after the earlier of (x) the date upon which written notice thereof is given to the Borrower by the Agent or Required Lender or (y) the date on which any Responsible Officer of a Credit Party has knowledge of such failure;

(d) Other Defaults. Any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the date upon which written notice thereof is given to the Borrower by the Agent or Required Lenders;

(e) Cross-Default. Any Credit Party or any Subsidiary of any Credit Party (A) fails to make any payment in respect of any Indebtedness (other than (x) Indebtedness owing by any Credit Party or such Subsidiary to any other Credit Party or any of their Subsidiaries and (y) the Obligations) having an aggregate outstanding principal amount of more than $5,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) (it being understood and agreed that, for the avoidance of doubt, separate tranches of debt documented under a single credit agreement, loan agreement or other similar agreement shall be treated as a single facility) and such failure continues unremedied after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (other than as a result of the sale, transfer or other disposition (including, without limitation, as a result of a casualty or condemnation event or other Event of Loss) of an asset securing such Indebtedness) after giving effect to all applicable grace or notice periods (without regard to any subordination terms with respect thereto);

(f) Insolvency; Voluntary Proceedings. Holdings, the Borrower or any Subsidiary: (i) commences any Insolvency Proceeding with respect to itself; or (ii) takes any action to effectuate or authorize any of the foregoing;

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against Holdings, the Borrower or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any such Person’s Property, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, dismissed, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) Holdings, the Borrower or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) Holdings, the Borrower or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business;

(h) Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards, in each case, for the payment of money, shall be entered against any one or more of the Credit Parties involving an amount of $5,000,000 or more (excluding amounts covered by (i) insurance to the extent the relevant independent third-party insurer has not denied coverage therefor in writing or (ii) other third-party indemnities), and the same shall remain undischarged, unsatisfied, unvacated, unstayed and unbounded pending appeal for a period of 60 consecutive days after the entry thereof;

(i) ERISA. Any ERISA Event occurs that, alone or together with any other ERISA Events that have occurred after the Closing Date, has resulted in, or would reasonably be expected to have, a Material Adverse Effect;

(j) Collateral. (i) Any guaranty or other material provision of any Loan Document shall for any reason (other than pursuant to the terms thereof or hereof) cease to be valid and binding on or enforceable against any Credit Party party thereto or any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or (ii) any Collateral Document shall for any reason (other than pursuant to the terms thereof or hereof) cease to create a valid, perfected, first-priority security interest in any material portion of the Collateral purported to be covered thereby or such security interest shall for any reason (other than (y) the failure of the Agent or any Lender to take any action within its control or (z) any such loss fully covered by a title insurance policy regarding real property owned in fee benefiting the Agent or the Secured Parties) cease to be a perfected (to the extent perfection is required pursuant to the terms thereof) security interest with the priority required thereby subject only to Permitted Liens (and the qualifications with respect to perfection set forth in the Loan Documents); and

(k) Change of Control. A Change of Control occurs.

7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, the Agent may with the written consent of the Required Lenders and shall at the written request of the Required Lenders:

(a) declare all or any portion of any one or more of the Commitments of each Lender to make Loans or of the L/C Issuer to Issue Letters of Credit to be suspended or terminated, whereupon all or such portion of such Commitments shall forthwith be suspended or terminated;

(b) declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in Section 7.1(f) or 7.1(g) above with respect to Holdings or the Borrower (in the case of clause (i) of Section 7.1(g) upon the expiration of the 60-day period mentioned therein), the obligation of each Lender to make Loans and the obligation of the L/C Issuer to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent, any Lender or the L/C Issuer.

7.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

7.4 Cash Collateral for Letters of Credit. If an Event of Default has occurred and is continuing, this Agreement (or the Revolving Loan Commitment) shall be terminated for any reason or if otherwise required by the terms hereof, the Agent shall, upon written request of Required Revolving Lenders, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 7.2), and the Borrower shall thereupon deliver to the Agent, to be held for the benefit of the L/C Issuer, the Agent and the Lenders entitled thereto, an amount of cash equal to 103% of the undrawn face amount of the then outstanding Letters of Credit as additional collateral security for Obligations in respect of any outstanding Letter of Credit. The Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties’ Obligations in respect of any drawn Letters of Credit. Pending such application, the Agent may (but shall not be obligated to) invest the same in an interest-bearing account in the Agent’s name, for the benefit of the L/C Issuer, the Agent and the Lenders entitled thereto, under which deposits are available for immediate withdrawal, at such bank or financial institution as the L/C Issuer and the Agent may, in their discretion, select. The remaining balance of the cash collateral will be returned to the Borrower upon the earlier of (x) such time as no Event of Default is then continuing and upon the request of the Borrower and (y) when all the Obligations have been Paid In Full.

ARTICLE VIII

AGENT

8.1 Appointment and Duties.

(a) Appointment of the Agent. Each Lender and each L/C Issuer hereby appoints Credit Suisse AG, Cayman Islands Branch (together with any successor Agent pursuant to Section 8.9), as the Agent hereunder and authorizes the Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Lender and each L/C Issuer hereby authorizes the Agent to enter into each Collateral Document and any intercreditor or subordination agreement contemplated hereby with respect to Indebtedness junior to the Obligations (x) entered into or effected in connection with the incurrence of Liens and Indebtedness incurred pursuant to Section 5.1 or Section 5.5 or (y) required or contemplated by Section 8.10) on behalf of and for the benefit of the Lenders and the other Secured Parties and agrees to be bound by the terms thereof.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, the Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 7.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 7.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Agent and the other Secured Parties with respect to the Credit Parties and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub-agent for the Agent, the Lenders and the L/C Issuers for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Agent, and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c) Limited Duties. Under the Loan Documents, the Agent, in its capacity as such, (i) is acting solely on behalf of the Secured Parties (except to the limited extent provided in Section 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to the Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against the Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

8.2 Binding Effect. Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by the Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Agent in accordance with the terms of the Loan Documents in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion of the Lenders) and (iii) the exercise by the Agent or the Required Lenders (or, where so required, such greater proportion of the Lenders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

8.3 Use of Discretion.

(a) No Action without Instructions. The Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b) Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, the Agent shall not be required to take, or to omit to take, any action (other than actions expressly required to be taken by the Agent under the Loan Documents) (i) unless, upon demand, the Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Agent or any Related Person thereof or (ii) that is, in the opinion of the Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

(c) Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with the Loan Documents for the benefit of all the Lenders and the L/C Issuer; provided that the foregoing shall not prohibit (i) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Agent) hereunder and under the other Loan Documents, (ii) each L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 9.11 or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law; and provided further that if at any time there is no Person acting as the Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 7.2 and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 9.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

8.4 Delegation of Rights and Duties. The Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article VIII to the extent provided by the Agent.

8.5 Reliance and Liability.

(a) The Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b) None of the Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, Holdings, the Borrower and each other Credit Party party hereto from time to time hereby waives and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence, willful misconduct, bad faith of, or material breach of any of the Loan Documents by the Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Agent:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Agent, when acting on behalf of the Agent);

(ii) shall not be responsible to any Lender, L/C Issuer or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Lender, L/C Issuer or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by the Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Agent in connection with the Loan Documents; and

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a written notice from the Borrower, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case the Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, L/C Issuer, Holdings, the Borrower and each other Credit Party party hereto hereby waives and shall not assert any right, claim or cause of action it might have against the Agent based thereon.

8.6 Agent Individually. The Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, and engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as the Agent and may receive separate fees and other payments therefor. To the extent the Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Lender”, “Required Lender”, “Required Revolving Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Lender or as one of the Required Lenders or Required Revolving Lenders, respectively.

8.7 Lender Credit Decision.

(a) Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon the Agent, any Lender or L/C Issuer or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by the Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by the Agent to the Lenders or L/C Issuers, the Agent shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of the Agent or any of its Related Persons.

(b) If any Lender or L/C Issuer has elected to abstain from receiving MNPI concerning the Credit Parties or their Affiliates, such Lender or L/C Issuer acknowledges that, notwithstanding such election, the Agent and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering, the Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided that if such contact is not so identified in such questionnaire, the relevant Lender or L/C Issuer hereby agrees to promptly (and in any event within one Business Day) provide such a contact to the Agent and the Credit Parties upon request therefor by the Agent or the Credit Parties. Notwithstanding such Lender’s or L/C Issuer’s election to abstain from receiving MNPI, such Lender or L/C Issuer acknowledges that if such Lender or L/C Issuer chooses to communicate with the Agent, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.

8.8 Expenses; Indemnities; Withholding.

(a) Each Lender agrees to reimburse the Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by the Agent or any of its Related Persons in connection with the preparation, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees to indemnify the Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including, to the extent not indemnified pursuant to Section 10.1(e), Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against the Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any related document or any other act, event or transaction related, contemplated in or attendant to any such document or, in each case, any action taken or omitted to be taken by the Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to the Agent or any of its Related Persons to the extent such liability has resulted from the gross negligence, willful misconduct or bad faith of the Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final, non-appealable judgment or order.

(c) To the extent required by any Requirement of Law, the Agent may withhold from any payment to any Secured Party under a Loan Document an amount equal to any applicable withholding Tax (including withholding Taxes imposed under Chapters 3 and 4 of Subtitle A of the Code).

8.9 Resignation of Agent or L/C Issuer.

(a) The Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 8.9. If the Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent, which successor agent shall (i) be a Lender or a bank with an office in the United States and with a combined capital and surplus of at least $1,000,000,000 (or as otherwise agreed by the Borrower), or an Affiliate thereof (but in any event shall not be a Disqualified Lender), and (ii) so long as no Event of Default has occurred and is continuing under Section 7.1(a), 7.1(f) or 7.1(g), be subject to prior written approval by the Borrower (which approval shall not be unreasonably withheld or delayed). If, within 30 days after the retiring Agent’s having given notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which successor agent shall (x) be a Lender or a bank with an office in the United States with a combined capital and surplus of at least $1,000,000,000 (or as otherwise agreed by the Borrower), or an Affiliate thereof (but in any event shall not be a Disqualified Lender), and (y) so long as no Event of Default has occurred and is continuing under Section 7.1(a) or Section 7.1(f) or 7.1(g), be subject to prior written approval by the Borrower (which approval shall not be unreasonably withheld or delayed); provided, that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective; provided further that nothing herein shall limit or be deemed or construed to limit the Agent’s right to resign as the Agent hereunder set forth in Section 9.22 pursuant to and in accordance with the terms and conditions of such section.

(b) Effective immediately upon its resignation in accordance with clause (a) above (which, notwithstanding anything to the contrary contained in such clause, shall not occur until the earlier of (x) the date on which a successor agent is appointed pursuant to the provisions of such clause or (y) the date that is thirty (30) days after the Agent delivers a notice of resignation as set forth in such clause (unless the Agent revokes such notice prior to such time)), (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of the Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as the Agent under the Loan Documents and (iv) subject to its rights under Section 8.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as the Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as the Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

(c) Any L/C Issuer may resign at any time by delivering notice of such resignation to the Agent, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective. Upon such resignation, the L/C Issuer shall remain an L/C Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit but including the right to receive fees or to have Lenders participate in any L/C Reimbursement Obligation thereof) with respect to Letters of Credit Issued by such L/C Issuer prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Loan Documents.

8.10 Release of Collateral or Guarantors.

(a) Any Subsidiary of the Borrower shall be automatically released from its Guarantee of any Obligation (i) if all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred (other than to another Credit Party) or such Subsidiary otherwise ceases to be a direct or indirect Subsidiary of the Borrower, in each case, in a transaction permitted under the Loan Documents (including, without limitation, pursuant to a valid waiver or consent) and (ii) upon Payment in Full (subject to Section 8.1 of the Guaranty and Security Agreement).

(b) Any Lien held by the Agent for the benefit of the Secured Parties or otherwise against (i) any Property that is sold, transferred, conveyed or otherwise disposed of by a Credit Party to a Person that is not a Credit Party in a transaction permitted by the Loan Documents (including, without limitation, pursuant to a valid waiver or consent) shall be automatically released upon consummation of such disposition, (ii) any Property subject to a Lien permitted hereunder in reliance upon Section 5.1(h), 5.1(i), 5.1(x), 5.1(y) or 5.1(z) shall be released or subordinated (in the manner necessary and reasonably requested by the Borrower) upon the written request of the Borrower to the Agent, (iii) all of the Collateral and all Credit Parties shall be automatically released upon Payment in Full (subject to Section 8.1 of the Guaranty and Security Agreement), (iv) any Property if approved, authorized or ratified in writing by Lenders in accordance with the requirements of Section 9.1 shall be automatically released upon the effectiveness of such writing, and (v) any Property owned by a Subsidiary shall be automatically released upon release of such Subsidiary from its Guarantee of Obligations pursuant to clause (a) above.

(c) Each Lender and L/C Issuer hereby directs the Agent to, and the Agent shall, upon the request of the Borrower, execute and deliver or file such documents and perform such other actions reasonably necessary or reasonably requested by the Borrower to evidence or effect the release and/or subordination of Guarantees and Liens in accordance with this Section 8.10.

(d) For the avoidance of doubt, nothing in this Section 8.10 shall be construed to permit the release of any Subsidiary of the Borrower from its Guarantee or the release of any Lien on all or any portion of the Collateral, in each case to the extent such release would require the consent of all Lenders directly and adversely affected thereby in accordance with clause (vi) of Section 9.1(a), unless such consent shall have been obtained.

8.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or an L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among the Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Agent, shall confirm such agreement in a writing in form and substance acceptable to the Agent) this Article VIII, Section 9.3, Section 9.9, Section 9.10, Section 9.11, Section 9.17, Section 9.24 and Section 10.1 (and, solely with respect to L/C Issuers, Section 1.1(c)) and the decisions and actions of the Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of the Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

8.12 Joint Lead Arrangers and Joint Bookrunners. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Joint Lead Arrangers and Joint Bookrunners in their capacities as such shall not have any duties or responsibilities that are not expressly set forth herein, nor shall the Joint Lead Arrangers and Joint Bookrunners have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Joint Lead Arrangers and Joint Bookrunners in their capacities as such, except those that are expressly set forth herein. At any time that any Lender serving (or whose Affiliate is serving) as Joint Lead Arranger and Joint Bookrunner shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans and the Revolving Loan Commitment, such Lender (or an Affiliate of such Lender acting as Joint Lead Arranger and Joint Bookrunner) shall be deemed to have concurrently resigned as such Joint Lead Arranger and Joint Bookrunner.

ARTICLE IX

MISCELLANEOUS

9.1 Amendments and Waivers.

(a) Subject to the provisions of Sections 9.1(c) and 9.1(e) hereof, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless, in the case of this Agreement, the same shall be in writing and signed by the Required Lenders (or by the Agent at the direction of the Required Lenders) and the Borrower, or in the case of any other Loan Document, the same shall be in writing and signed by the Agent, the Collateral Agent (in the case of any Collateral Document) (in each case at the direction of the Required Lenders) and the Credit Party or Credit Parties party thereto, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly and adversely affected thereby (or by the Agent with the consent of all the Lenders directly and adversely affected thereby), and the Borrower, do any of the following; provided, further, that in the case of clauses (ii) and (iii) below, the consent of any other Lender or the Required Lenders shall not be required:

(i) increase or extend the Commitment of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);

(ii) postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest (other than interest at the default rate), or fees due to such Lenders or L/C Issuer hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 1.8 (other than scheduled installments under Section 1.8(a)) may be postponed, delayed, reduced, waived or modified with the consent of Required Lenders);

(iii) reduce the principal of, or the rate of interest specified herein (it being agreed that waiver of the default interest margin or the imposition of any pricing grids shall only require the consent of Required Lenders) herein on any Loan, or of any fees payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations in each case owing to such Lender; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay any amount at the Default Rate and such waiver shall not constitute a reduction of interest hereunder;

(iv) amend or modify Section 1.10(b) or Section 9.11(b);

(v) amend this Section 9.1(a) or, subject to the terms of this Agreement, reduce the percentage set forth in the definition of “Required Lenders” or “Required Revolving Lenders”, or any provision providing for consent or other action by all Lenders;

(vi) release all or substantially all of the Collateral or release Guarantors from their Guarantees if the effect would be to release all or substantially all of the value of the Guarantee, except as otherwise may be provided in this Agreement or the other Loan Documents;

(vii) except as expressly set forth in Section 8.10(b)(ii), subordinate the Lien of the Agent on all or any portion of the Collateral;

(viii) amend or modify Section 9.9 in a manner that adversely affects the rights of such Lender to assign its Commitments and/or Loans;

it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (iv), (v), (vi) and (vii).

(b) In addition to the requirements of Section 9.1(a), no amendment, waiver or consent shall, unless in writing and signed by the Agent or the L/C Issuer, as the case may be, in addition to the Required Lenders or all Lenders directly adversely affected thereby, as the case may be (or by the Agent with the consent of the Required Lenders or all the Lenders directly adversely affected thereby, as the case may be), affect the rights or duties of the Agent or the L/C Issuer, as applicable, under this Agreement or any other Loan Document. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Rate Contracts resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Secured Swap Provider becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider, shall be effective without the written consent of such Secured Swap Provider.

(c) In addition to the requirements of Section 9.1(a), no amendment or waiver shall, unless signed by the Required Revolving Lenders (or by the Agent with the consent of Required Revolving Lenders) (and the consent of Lenders other than the Required Revolving Lenders shall not be required to) amend or waive compliance with any condition precedent to the obligations of Lenders to make any Revolving Loan (or of any L/C Issuer to Issue any Letter of Credit) in Section 2.2 (provided that waivers or amendments or modifications of any representations, warranties, covenants, Defaults, Events of Default or definitions shall not constitute such an amendment or waiver). No amendment shall: (x) amend or waive this Section 9.1(c) or the definitions of the terms used in this Section 9.1(c) insofar as the definitions affect the substance of this Section 9.1(c); (y) change the definition of the term “Required Revolving Lenders”; or (z) change the percentage of Lenders which shall be required for Revolving Lenders to take any action hereunder, in each case, without the consent of each Revolving Lender (or such L/C Issuer), it being understood that notwithstanding any other provision hereof to the contrary, this Section 9.1(c) may be modified with the consent of Required Revolving Lenders and no other Lender consent shall be required.

(d) The Fee Letter and the Engagement Letter may be amended, modified, supplemented or changed, or the rights or privileges thereunder waived, in a writing executed by the parties thereto. Notwithstanding anything to the contrary herein, no Non-Funding Lender shall have any right to approve or disapprove any amendment, modification, waiver, supplement or change hereunder (and any amendment, modification, waiver, supplement or change which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Non-Funding Lenders), except that (x) the Commitment of any Non-Funding Lender may not be increased or extended without the consent of such Lender and (y) any amendment, modification, supplement, waiver or change requiring the consent of all Lenders or each affected Lender that by its terms affects any Non-Funding Lender more adversely than other affected Lenders shall require the consent of such Non-Funding Lender. For the avoidance of doubt, this Section 9.1(d) shall supersede any provision of Section 9.1 to the contrary.

(e) Notwithstanding anything to the contrary contained in this Section 9.1, (i) the Borrower may amend Schedule 3.19 upon notice to the Agent, (ii) the Agent may amend Schedules 1.1(a) and 1.1(b) to reflect Sales entered into pursuant to Section 9.9, and (iii) the Agent and the Borrower may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein (provided that no such amendment or modification shall become effective until the fifth Business Day after it has been posted to the Lenders, and then only if the Required Lenders have not objected in writing thereto within such five Business Day period) and (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional Property for the benefit of the Secured Parties or join additional Persons as Credit Parties. For the avoidance of doubt, this Section 9.1(e) shall supersede any provision of Section 9.1 to the contrary.

9.2 Notices.

(a) Addresses. All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on the applicable signature page hereto or, in the case of any Lender, set forth in such Lender’s administrative questionnaire provided to the Agent, (ii) posted to SyndTrak® (to the extent such system is available and set up by or at the direction of the Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.syndtrak.com, faxing it to 866-545-6600 with an appropriate bar-code fax coversheet or using such other means of posting to SyndTrak® as may be available and reasonably acceptable to the Agent prior to such posting, (iii) posted to any other E-System approved by or set up by or at the direction of the Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower and the Agent, to the other parties hereto and (B) in the case of all other parties, to the Borrower and the Agent. Transmissions made by electronic mail or E-Fax to the Agent or any Credit Party shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of the Agent or such Credit Parties, as the case may be, applicable at the time and previously communicated to the Borrower or the Agent, as applicable, and (z) if receipt of such transmission is acknowledged by the Agent or such Credit Party, as the case may be.

(b) Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, three Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System and (vi) if given by electronic mail or E-Fax, upon the sender’s receipt of an acknowledgment from the intended recipient (such as by a “return request” function or other written acknowledgment); provided, however, that no communications to the Agent pursuant to Article I shall be effective until received by the Agent.

(c) Each Lender shall notify the Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

9.3 Electronic Transmissions.

(a) Authorization. Subject to the provisions of Section 9.2(a), each of the Agent, the Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) Signatures. Subject to the provisions of Section 9.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which the Agent, each other Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any

E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or ESignature has been altered after transmission.

(c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and as otherwise agreed in writing by the Agent and Credit Parties in connection with the use of such E-System.

(d) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY CREDIT PARTY OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY CREDIT PARTY OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. NO WARRANTY OF ANY KIND IS MADE BY ANY CREDIT PARTY OR ANY OF THEIR RELATED PERSONS IN RESPECT OF ANY E-SYSTEMS MAINTAINED BY THE AGENT OR ANY OTHER SECURED PARTY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD- PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. The Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that none of the Agent, any Secured Party nor any Credit Party has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

9.4 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, the Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

9.5 Costs and Expenses. Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of the Agent or Required Lenders, shall be at the expense of such Credit Party (unless otherwise specified hereunder), and neither the Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor, except as expressly provided in any Loan Document. In addition, the Borrower agrees to pay or reimburse within 30 days following written demand therefor together with a customary invoice supporting such reimbursement (a) each of the Agent, its Related Persons, the L/C Issuers, and the Joint Lead Arrangers and Joint Bookrunners for all reasonable and documented out-of-pocket costs and expenses incurred by such Person, in connection with the syndication, preparation, negotiation, execution, or administration of, any amendment, modification or waiver of any term of or termination of, any Loan Document, any commitment letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs of the Agent (provided that reimbursement for Attorney Costs shall be limited to those of one counsel to the Agent and its Affiliates, taken as a whole) (and, if reasonably necessary, one local counsel to the Agent and its Affiliates, taken as a whole, in any relevant material jurisdiction), (b) [reserved], and (c) each of the Agent, its Related Persons, the L/C Issuers and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, including in any bankruptcy or insolvency proceeding, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy, including documentary taxes, or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, Loan Document or Obligation (including without limitation, preparation for and/or response to any subpoena or request for document production relating thereto), including Attorney Costs; provided that in the case of clause (c), reimbursements for Attorney Costs shall be limited to those of one counsel to the Agent, its Related Persons, the L/C Issuers and the Lenders, taken as a whole (and, if reasonably necessary, one local counsel to the Agent, its Related Persons, the L/C Issuers and the Lenders, taken as a whole, in any relevant material jurisdiction) and solely in the case of an actual or perceived conflict of interest among any of the foregoing Persons (where the Persons affected by such conflict have informed the Borrower of such conflict), one additional counsel for such conflicted Persons, taken as a whole and one additional local counsel for such conflicted Persons, taken as a whole, in any such relevant material jurisdiction. The Agent agrees to endeavor to provide telephonic or email updates as to the estimated accrued amount of expenses from time to time at the Borrower’s reasonable request. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return any and all amounts paid by the Borrower to such Indemnitee for fees, expenses or damages to the extent that there is a final judicial determination that such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof.

9.6 Indemnity.

(a) Each Credit Party agrees to indemnify, hold harmless and defend the Agent, each Lender, each L/C Issuer and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (but limited, in the case of Attorney Costs, to those of one counsel to all Indemnitees, taken as a whole, and solely in the case of an actual or perceived conflict of interest among the Indemnitees (where the Indemnitees affected by such conflict has informed the Borrower of such conflict), one additional counsel for such conflicted

Indemnitees, taken as a whole, (and, if reasonably necessary, one local counsel to the Indemnitees, taken as a whole, in any relevant material jurisdiction and, solely in the case of an actual or perceived conflict of interest among the Indemnitees (where the Indemnitees affected by such conflict has informed the Borrower of such conflict), one additional local counsel for such conflicted Indemnitees, taken as a whole, in any such relevant material jurisdiction) (i) any Loan Document, any related agreement, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, including, but not limited to any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, in each case, related to the management or administration of or used in connection with any of the foregoing or (ii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including Attorney Costs in any case, but subject to the limitations set forth above), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise in each case related to the Loan Documents (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 9.6 to any Indemnitee with respect to any Indemnified Matter or any Expenses, and no Indemnitee shall have any liability with respect to any Indemnified Matter or any Expenses other than (to the extent otherwise liable), to the extent such liability (A) has resulted from the gross negligence, willful misconduct or bad faith of, or material breach of any Loan Document by, such Indemnitee or any of its Affiliates or other Related Persons, as determined by a court of competent jurisdiction in a final non-appealable judgment or order or (B) relates to any disputes solely among Indemnitees or any of their Related Persons or Affiliates (other than with respect to any proceeding brought against the Agent, any Joint Lead Arranger and Joint Bookrunner or any holder of any similar title or role or any Related Person of the foregoing, in each case in its capacity or in fulfilling its role as Agent, Joint Lead Arranger and Bookrunner, or such other title or role), or (C) any settlement of an Indemnified Matter entered into without the Borrower’s consent. Furthermore, the Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return any and all amounts paid by the Borrower to such Indemnitee for fees, expenses or damages to the extent that there is a final judicial determination that such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof.

(b) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities imposed on, incurred by or asserted against any Indemnitee arising from, or otherwise involving, any Credit Party, any Property of any Credit Party or any actual, alleged or prospective damage to Property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such Property or natural resource or any Property on or contiguous to any Real Estate of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any

Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or the owner, lessee or operator of any Property of any Credit Party through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by the Agent or following the Agent or any Lender having become the successor-in-interest to any Credit Party and are attributable solely to acts of any Indemnitee, (ii) has resulted from the gross negligence, willful misconduct or bad faith of, or material breach of any Loan Document by, such Indemnitee or any of its Affiliates or other Related Persons, as determined by a court of competent jurisdiction in a final non-appealable judgment or order, (iii) relates to any disputes solely among Indemnitees or any of their Related Persons or Affiliates (other than with respect to any proceeding brought against the Agent, any Joint Lead Arranger and Joint Bookrunner or any holder of any similar title or role or any Related Person of the foregoing, in each case in its capacity or in fulfilling its role as Agent, Joint Lead Arranger and Bookrunner, or such other title or role) or (iv) relates to any settlement of an Indemnified Matter entered into without the Borrower’s consent.

(c) This Section 9.6 and Section 9.5 shall not apply to Taxes, which shall be governed by Sections 10.1 and 10.3, other than any Taxes that represent Liabilities arising from any non-Tax claim.

9.7 Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any Property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from the Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

9.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.9, and provided further that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Lender.

9.9 Assignments and Participations; Binding Effect.

(a) Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrower and the Agent and when the Agent shall have been notified by each Lender that such Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Holdings, the Borrower (in each case except for Article VIII (other than Sections 8.9 and 8.10, in each case, to the extent providing or conferring a right or other benefit to Holdings or the Borrower)), the Agent, each Lender and each L/C Issuer receiving the benefits of the Loan Documents and, to the extent provided in Section 8.11, each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 8.9 and, with respect to any Lender, L/C Issuer or the Agent, this Section 9.9), none of Holdings, the Borrower, any Lender, any L/C Issuer or the Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b) Right to Assign. Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to (i) any existing Lender (other than a Non-Funding Lender or Impacted Lender), (ii) any Affiliate or Approved Fund of any existing Lender (other than a Non-Funding Lender or Impacted Lender) or (iii) any other Person (in each case, other than a natural person); provided that any such Sale shall require the consent (not to be unreasonably withheld, conditioned or delayed) of (x) the Agent, (y) in the case of any Sale of Revolving Loan Commitments or Revolving Loans, each L/C Issuer and (z) in the case of any Sale pursuant to clause (iii) above, so long as (x) no Event of Default under Section 7.01(a), (f), or (g) is continuing and (y) no Triggering Financial Covenant Default is continuing, the Borrower (which consent of the Borrower shall be deemed to have been given unless an objection is delivered to the Agent within ten Business Days after notice of a proposed Sale is delivered to the Borrower) (provided that (1) other than at any time during which (x) an Event of Default under Section 7.01(a), (f), or (g) is continuing or (y) a Triggering Financial Covenant Default is continuing, the Borrower’s consent shall in all cases be required (and may be withheld in the Borrower’s discretion notwithstanding the foregoing) with respect to a Sale to a Disqualified Lender and (2) the Borrower’s consent shall not be required for any assignment by the initial Lender of the Term Loans to those institutions identified by the Administrative Agent to the Borrower on or prior to the Closing Date in connection with the primary syndication of the Term Loans) (each an “Eligible Assignee”); provided, however, that (A) such Sales shall not be required to be ratable between the Revolving Loans and Term Loans or between any outstanding Classes of Term Loans but shall be ratable among the obligations owing to and owed by such Lender with respect to the Revolving Loan Commitments, Revolving Loans or Term Loans so assigned, (B) for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of the Borrower and the Agent, (C) such Sales shall be effective only upon the acknowledgment in writing of such Sale by the Agent, (D) interest accrued prior to and through the date of any such Sale may not be assigned, (E) such Sales by Lenders who are Non-Funding Lenders due to clause (a) of the definition of Non-Funding Lender shall be subject to the Agent’s prior written consent in all instances, unless in connection with such Sale, such Non-Funding Lender cures, or causes the cure of, its Non-Funding Lender status as contemplated in Section 1.11(e)(v) and (F) in no event may Holdings or any of its Subsidiaries or any of their respective Affiliates (including the Sponsor or any Affiliate thereof) be an Eligible Assignee. The Agent’s refusal to accept a Sale to, or the imposition of additional conditions or limitations (including limitations on voting) upon Sales to a holder of Junior Indebtedness or an Affiliate of such a holder (in each case other than a Credit Party in accordance with

Section 9.9(g)), or to a Person that would be a Non-Funding Lender or an Impacted Lender, shall not be deemed to be unreasonable. Notwithstanding anything to the contrary contained herein, in no event may Holdings or any of its Subsidiaries or any of their respective Affiliates (including the Sponsor or any Affiliate thereof) be an Eligible Assignee.

(c) Procedure. The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e), (f) or (h) below) shall execute and deliver to the Agent an Assignment via an electronic settlement system designated by the Agent (or, if previously agreed with the Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to the Agent), any Tax forms required to be delivered pursuant to Section 10.1 and payment of an assignment fee in the amount of $3,500 to the Agent, unless waived or reduced by the Agent. Upon receipt of all the foregoing, and conditioned upon such receipt and, if required by Section 9.9(c), upon the Agent (and the Borrower and each L/C Issuer, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, the Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d) Effectiveness. Subject to the recording of an Assignment by the Agent in the Register pursuant to Section 1.4(b) (for purposes of clarification, including but not limited to the prior receipt of acceptances to assignment required pursuant to Section 9.9(b)), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(e) Grant of Security Interests. In addition to the other rights provided in this Section 9.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f) Participants and SPVs. In addition to the other rights provided in this Section 9.9, each Lender may, (x) with notice to the Agent and at its own cost, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Agent or the Borrower, sell participations to one or more Persons (other than Disqualified Lenders (unless an Event of Default under Section 7.01(a), (f), or (g) has occurred and is continuing), natural persons or Holdings or any of its Subsidiaries or any Affiliate thereof (including the Sponsor or any Affiliate thereof)) in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans, Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that each such participant and SPV shall be entitled to the benefit of Article X (subject to the requirements and limitations therein), but, with respect to Section 10.1, only to the extent such participant or SPV timely delivers the Tax forms such Lender is required to collect pursuant to Section 10.1(h) and then only to the extent of any amount in respect of the interest subject to such grant or participation to which such Lender would be entitled in the absence of any such grant or participation, except to the extent such entitlement to receive a greater payment results from a change in, or change in the interpretation of, any Requirement of Law that occurs after the participant or SPV acquired the applicable participation or interest; provided, however that in no case shall an SPV or a participant have the right to enforce any of the terms of any Loan Document, and the Borrower shall not, at any time, be obligated to make any payment to a participant in excess of the amount that the Borrower would have been obligated to pay to such Lender had such participation not been sold (except as otherwise provided in this clause (ii)), and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii), (iii) and (xi) of Section 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and releases of Guarantees or Collateral. No party hereto shall institute (and the Borrower and Holdings shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to be reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the Payment in Full of the Obligations. Each Lender selling a participation or granting an option to an SPV shall keep, as a non-fiduciary agent of the Borrower, a register of such participation or option (the “Participant Register”) specifying such participant’s or SPV’s name and address and entitlement to payments of principal and interest, and terms of its participation in a manner similar to Section 1.4(b); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or SPV or any information relating to a participant’s or SPV’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f. 103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. This section shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The Agent shall have no responsibility for maintaining any Participant Register. Any participation made or SPV option granted to any Person in violation of this Section 9.9(f) shall be void ab initio.

9.10 Non-Public Information; Confidentiality.

(a) Non-Public Information. The Agent, each Lender and each L/C Issuer each acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state securities laws and regulations).

(b) Confidential Information. The Agent, each Lender and each L/C Issuer each shall treat confidentially all information obtained by it pursuant to any Loan Document, except that such information may be disclosed (i) with the Borrower’s consent, (ii) to Related Persons of such Lender, L/C Issuer or the Agent, as the case may be, or to any Person that any L/C Issuer causes to Issue Letters of Credit hereunder, on a “need to know” basis solely in connection with this Agreement or the other Loan Documents and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential (and the Agent, such Lender and such L/C Issuer agrees to remain liable for their breach thereof), (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 9.10 or (B) available to such Lender, L/C Issuer or the Agent or to any of their Related Persons, as the case may be, on a non-confidential basis from a source other than any Credit Party and not in violation of any confidentiality agreement or obligation owed to any Credit Party or its respective Affiliates, (iv) to the extent disclosure is required by applicable Requirements of Law in any legal process or requested or demanded by any Governmental Authority having jurisdiction over the Agent, such Lender or such L/C Issuer, in each such case under this clause (iv), such Person shall promptly notify the Borrower in advance of such disclosure, to the extent permitted by applicable Requirements of Law and use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment, (v) upon the request or demand of any regulatory authority having jurisdiction over the Agent, any Lender or any other Secured Party or their respective Affiliates (in which case (y) other than in connection with a routine audit or examination by bank accountants or the Small Business Administration, such Person shall promptly notify the Borrower, in advance, to the extent permitted by Requirements of Law and (z) in all instances, such Person shall use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (vi) subject to the prior review and written consent of the Borrower, to the extent necessary or customary for inclusion in league table measurements, (vii) to current or prospective Eligible Assignees, SPVs (including the investors or prospective investors therein) or participants, direct or contractual counterparties to any Rate Contracts and their respective Related Persons for the purposes of evaluating the relevant transaction, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document (in which case such Person shall promptly notify the Borrower in advance of such disclosure, to the extent permitted by applicable Requirements of Law) and (x) on a confidential basis to (1) any rating agency in connection with rating Holdings, the Borrower or any other Subsidiary or the Loans or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facilities or market data collectors, similar services, providers to the lending industry and service providers to the Agent in connection with the administration and management of this Agreement and the Loan Documents; provided, however, that, notwithstanding the foregoing, in no event shall disclosure of such information referred to above be made to any Disqualified Lender (provided that the list of Disqualified Lenders has been made available to such party). In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern. Notwithstanding anything to the contrary herein, the Agent shall not be responsible for compliance with this Section 9.10(b) by any Lender, L/C Issuer or any of their Related Persons.

(c) Tombstones. Neither the Agent nor any Lender shall, and neither the Agent nor any Lender shall permit any of its Affiliates to, publish any press releases, tombstones, advertising or other promotional materials (including, without limitation, via any Electronic Transmission) referring to any Credit Party or of any of their respective Affiliates, the Loan Documents or any transaction contemplated therein to which a Credit Party is party without the prior written consent of Borrower except (x) to the extent required to do so under applicable Requirements of Law and then, only after consulting with Borrower (if legally permitted to do so) and (y) customary press releases in connection with the closing of the transactions consummated on or about the Closing Date, which press releases shall be provided in draft form to Borrower for review, comment and approval (such approval not to be unreasonably withheld or delayed) prior to the publication thereof.

(d) Press Release and Related Matters. No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to the Agent or of any of its Affiliates, without the prior written consent of the Agent except (x) to the extent required to do so under applicable Requirements of Law and then, only after consulting with the Agent (if legally permitted to do so) and (y) customary press releases in connection with the closing of the transactions consummated on or about the Closing Date, which press releases shall be provided in draft form to the Agent for review, comment and approval prior to the publication thereof (such approval not to be unreasonably withheld or delayed).

(e) Distribution of Materials to Lenders and L/C Issuers. The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be, but is not required to be, disseminated by, or on behalf of, the Agent, and made available, to the Lenders and the L/C Issuers by posting such Borrower Materials on an E-System (subject to recipients’ agreements to be bound by the foregoing confidentiality undertakings via “click-through” agreements) (the “Platform”). The Credit Parties authorize the Agent to download copies of their logos from its website and post copies thereof on an E-System. The Platform is provided “as is” and “as available”. The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications (as defined below). No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Persons (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any other Credit Party, any Lender, any L/C Issuer or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Credit Party provides to the Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agent or any Lender or L/C Issuer by means of electronic communications pursuant to this Section 9.10(e), including through the Platform.

(f) Material Non-Public Information. The Credit Parties hereby acknowledge that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive MNPI with respect to any of the Credit Parties or any of their Affiliates or their securities) (each, a “Public Lender”). Each of Credit Parties agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean: that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC”, each of Credit Parties shall be deemed to have authorized the Agent and the Lenders to treat such Borrower Materials as not containing any material information with respect to any Credit Party or any of their Affiliates or securities for purposes of United States Federal and state securities laws other than information that is of a type that would be publicly available if Holdings was a public reporting company; (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (iv) the Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Agent promptly that any such document contains material information of a type that would not be publicly available if Holdings was a public reporting company: (A) the Loan Documents and (B) notification of changes in the terms of the Loans, (C) the financial statements referred to in Sections 4.1(a) and 4.1(b) and 4.2(a) and (D) the Compliance Certificate. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain MNPI with respect to the Credit Parties or any of their Affiliates or securities for purposes of United States Federal or state securities laws.

9.11 Setoff; Sharing of Payments.

(a) Right of Setoff. Each of the Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law (but in the case of each Lender, each L/C Issuer and each Affiliate, after obtaining the prior written consent of the Agent), to set off and apply any and all deposits (whether general or special, time or demand, provisional or final, but not including Excluded Accounts or other accounts exclusively used to hold Trust Funds or accounts holding solely cash collateral for a third party that constitutes a Permitted Lien) at any time held and other Indebtedness, claims or other obligations at any time owing by the Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of the Borrower or any other Credit Party against any Obligation of any Credit Party then due and owing. No Lender or L/C Issuer shall exercise any such right of setoff without the prior consent of the Agent or Required Lenders. Each of the Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrower and the Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that the Agent, the Lenders, the L/C Issuer, their Affiliates and the other Secured Parties, may have.

(b) Sharing of Payments, etc. Except as otherwise provided herein, including pursuant to Discounted Purchases of open market purchases or otherwise, if any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any principal or interest Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Section 9.9 or Article X or otherwise in accordance with the express terms of this Agreement and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by the Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (ii) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation. If a Non-Funding Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to the Agent in an amount that would satisfy the cash collateral requirements set forth in Section 1.11(e).

9.12 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

9.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

9.14 Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

9.15 Independence of Provisions. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

9.16 Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to Credit Parties, the Agent, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or the Agent merely because of the Agent’s or Lenders’ involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 9.18 and 9.19.

9.17 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the L/C Issuers party hereto, the Agent and, subject to the provisions of Section 8.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither the Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

9.18 Governing Law and Jurisdiction.

(a) Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement (including, without limitation, any claims based in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

(b) Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each Borrower, each other Credit Party and each other party hereto hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of any party to commence any proceeding in any court of any other jurisdiction to the extent such party determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c) Service of Process. Each of the parties hereto hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of such party specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d) Non-Exclusive Jurisdiction. Nothing contained in this Section 9.18 shall affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any party hereto in any other jurisdiction.

9.19 Waiver of Jury Trial. EACH OF THE PARTIES HERETO, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, UNDER, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY OR THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.20 Entire Agreement; Release; Survival.

(a) THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE ENGAGEMENT LETTER AND THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENT OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b) In no event shall any Indemnitee or any Credit Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each party hereto hereby waives, releases and agrees (and shall cause each of its Related Persons to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 9.20, Sections 9.5 (Costs and Expenses), and 9.6 (Indemnity), and Article VIII (Agent) and Article X (Taxes, Yield Protection and Illegality), and (ii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the termination of the Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

9.21 Patriot Act. Each Lender that is subject to the Patriot Act hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

9.22 Replacement of Lender. After: (i) receipt by the Borrower of written notice and demand from any Lender (an “Affected Lender”) for any payment provided in Sections 10.1, 10.3 and/or 10.6; or (ii) any failure by any Lender to consent to a requested amendment, waiver or modification to any Loan Document in which the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto (provided, in the event such non-consenting Lender is the Agent or an Affiliate of the Agent, the Borrower shall have given five (5) Business Days prior written notice to the Agent of the Borrower’s intention to remove the Agent or such Affiliate pursuant to this Section 9.22; provided, further, that the Agent shall have the right, notwithstanding anything to the contrary set forth in Section 8.9, to resign as the Agent hereunder effective upon the consummation of the replacement of such Lender pursuant to this Section 9.22), the Borrower may, at its option, notify the Agent and such Affected Lender (or such non-consenting Lender) of the Borrower’s intention to obtain, at the Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such non-consenting Lender), which Replacement Lender in the case of any Revolving Lender shall be reasonably satisfactory to the Agent (unless such Affected Lender (or such non-consenting Lender) is the Agent or an Affiliate of the Agent, in which case such consent of the Agent shall not be required). In the event that the Borrower obtains a Replacement Lender, the Affected Lender (or such non-consenting Lender) shall sell and assign its Loans and Commitments to such Replacement Lender, at par; provided that the Borrower shall have reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment and, in the case of such a non-consenting Lender that is being replaced as a result of such Lender’s failure to consent to a requested amendment, waiver or modification to this Agreement, such non-consenting Lender has been paid any applicable prepayment premium that would be due to it under Section 1.9(d) in connection therewith. In the event that a replaced Lender does not execute an Assignment pursuant to Section 9.9 within five Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, the Borrower shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrower, the Replacement Lender and the Agent, shall be effective for purposes of this Section 9.22 and Section 9.9. Notwithstanding the foregoing, at the Borrower’s request with respect to a Lender that is a Non-Funding Lender or an Impacted Lender, the Agent may, but shall not be obligated to, obtain a Replacement Lender satisfactory to the Borrower and execute an Assignment on behalf of such Non-Funding Lender or Impacted Lender at any time with three Business Days’ prior notice to such Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Loans and Commitments to be sold and assigned, in whole or in part, at par. Upon any such assignment and payment and compliance with the other provisions of Section 9.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided that any rights of such replaced Lender to indemnification hereunder shall survive. Notwithstanding anything to the contrary in this Section 9.22, the Borrower shall be permitted to purchase and immediately cancel a non-consenting Lender’s Loans and/or Commitments, at par, with proceeds of an equity contribution to the Borrower; provided that the Borrower shall have reimbursed such non-consenting Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and, in the case of such a non-consenting Lender that is being replaced as a result of such Lender’s failure to consent to a requested amendment, waiver or modification to this Agreement, such non-consenting Lender has been paid any applicable prepayment premium that would be due to it under Section 1.9(d) in connection therewith.

9.23 Joint and Several. The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several.

9.24 Creditor-Debtor Relationship. The relationship between the Agent, each Lender and the L/C Issuer, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

9.25 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its payment obligations under the Guaranty and Security Agreement in respect of Swap Obligations under any Secured Rate Contract (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.25 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.25, or otherwise under the Guaranty and Security Agreement, voidable under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 9.25 shall remain in full force and effect until the Guarantees in respect of Swap Obligations under each Secured Rate Contract have been discharged, or otherwise released or terminated in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 9.25 constitute, and this Section 9.25 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

9.26 Collateral and Guarantee Requirements. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, the Collateral will exclude (a)(i) any fee-owned real property with a fair market value of less than $1,500,000 (as determined in good faith by the Borrower on the date of acquisition) and all leasehold, subleasehold and other similar interests in real property (with no requirement to obtain leasehold mortgages, landlord waivers, consents, estoppels, or collateral access letters), (ii) (x) motor vehicles and other assets subject to certificates of title and (y) letter of credit rights (other than those that constitute supporting obligations as to included Collateral and/or to the extent that perfection can be accomplished through the filing of a UCC financing statement) and commercial tort claims with a value of less than $1,000,000, (iii) pledges and security interests currently prohibited by applicable law, rule or regulation (to the extent such law, rule or regulation is effective under applicable anti-

assignment provisions of the UCC), other than proceeds and receivables thereof; (iv) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement, in each case in existence on the Closing Date or upon the Acquisition of the relevant Subsidiary party thereto, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, and other than proceeds and receivables thereof, (v) any governmental licenses or state or local franchises, charters and authorizations to the extent creation of a security interest thereon is prohibited or restricted thereby (after giving effect to the applicable anti-assignment provision of the UCC) (but not proceeds of the foregoing), for so long as the applicable franchise, charter, or authorization prohibits the creation of a security interest therein, (vi) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law; (vii) those assets as to which the Agent and the Borrower reasonably agree (1) a security interest over which could reasonably be expected to result in material adverse Tax consequences or (2) that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby; and (viii) any non-U.S. assets or assets that require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets (and no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction shall be required), other than in respect of any Intellectual Property owned by a Credit Party and registered in any non-U.S. jurisdiction, to the extent not constituting an Excluded Asset pursuant to clause (vi) or (vii) above (collectively, the “Excluded Assets”; provided, however, that “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets under the definition thereof)).

9.27 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by.

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

The following terms shall for purposes of this Section 9.27 have the meanings set forth below:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Write-Down and Conversion Powers” means with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

ARTICLE X

TAXES, YIELD PROTECTION AND ILLEGALITY

10.1 Taxes.

(a) Except as otherwise required by any Requirement of Law, each payment by or on account of any obligation of any Credit Party under any Loan Document shall be made free and clear of, and without deduction for, any Taxes.

(b) If any Taxes shall be required by any Requirement of Law to be deducted from or in respect of any payment by or on account of any obligation of any Credit Party under any Loan Document (i) if such Taxes are Indemnified Taxes, the amount payable by the applicable Credit Party shall be increased as necessary to ensure that, after all required deductions for Indemnified Taxes are made (including deductions applicable to any amounts payable under this Section 10.1), the applicable Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party or the applicable withholding agent shall make such deductions and (iii) the relevant Credit Party or the applicable withholding agent shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law.

(c) In addition, the Credit Parties shall pay, and authorize the Agent to pay in their name, any stamp, court, documentary, excise or property Tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document or any transaction contemplated therein, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 9.22) (collectively, “Other Taxes”).

(d) Without duplication of any amounts paid pursuant to Section 10.1(b) or (c), the Credit Parties shall reimburse and jointly and severally indemnify, within 30 days after receipt of written demand therefor (with copy to the Agent), each Secured Party for all Indemnified Taxes (including any Indemnified Taxes imposed on or attributable to amounts payable under this Section 10.1) paid or payable by such Secured Party or required to be withheld or deducted from a payment to such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted; provided that the Credit Parties shall not be required to compensate such Secured Party pursuant to this Section 10.1(d) for any amounts unless such Secured Party makes a written demand therefor to the Borrower no later than 180 days following the date on which such Secured Party receives a written assessment of such amounts from the applicable Governmental Authority. A certificate of the Secured Party (or of the Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to the Agent, shall be conclusive, binding and final for all purposes, absent demonstrable error.

(e) Each Secured Party (other than the Agent) shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Secured Party (but only to the extent that the Credit Parties have not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Secured Party’s failure to comply with the provisions of Section 9.9(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Secured Party, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Secured Party by the Agent shall be conclusive absent manifest error. Each Secured Party hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Secured Party under any Loan Document or otherwise payable by the Agent to the Secured Party from any other source against any amount due to the Agent under this paragraph (e).

(f) Within 30 days (or such longer period as may be agreed by the Agent in its sole discretion) after the date of any payment of Taxes (including, for the avoidance of doubt, Other Taxes) by any Credit Party pursuant to this Section 10.1, such Credit Party shall furnish to the Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to the Agent.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 10.1 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such a change or assignment would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(h) Each Secured Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent (or, in the case of a participant or SPV, the relevant Lender), at the time or times prescribed by applicable laws and reasonably requested by the Borrower or the Agent (or, in the case of a participant or SPV, the relevant Lender), such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower and the Agent or the relevant Lender, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to withholding Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Secured Party’s entitlement to any available exemption from, or reduction of, applicable withholding Taxes in respect of all payments to be made to such Secured Party pursuant to the Loan Documents or otherwise to establish such Secured Party’s status for withholding Tax purposes in the applicable jurisdiction. In addition, any Secured Party, if reasonably requested by the Borrower or the Agent (or, in the case of a participant or SPV, the relevant Lender), shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent (or, in the case of a participant or SPV, the relevant Lender) as will enable the Borrower or the Agent (or, in the case of a participant or SPV, the relevant Lender) to determine whether or not such Secured Party is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 10.1(h)(i), (h)(ii) and (h)(iv) below) shall not be required if in the Secured Party’s reasonable judgment such completion, execution or submission would subject such Secured Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Secured Party. Without limiting the generality of the foregoing:

(i) Each Non-U. S. Lender Party shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if reasonably requested by the Borrower or the Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender), to the extent it is legally entitled to do so, with two duly executed originals of each of the following, as applicable (or promptly notify the Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) in writing of its legal inability to do so):

(A) Forms W-8ECI (claiming exemption from U.S. withholding Tax because the income is effectively connected with a U.S. trade or business), W-8BEN or W-8BEN-E (claiming exemption from, or a reduction of, U.S. withholding Tax under an income Tax treaty, if any) and/or W-8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms,

(B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN or W-8BEN-E (claiming exemption from U.S. withholding Tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to the Agent and the Borrower to the effect that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”),

(C) to the extent a Non-U.S. Lender Party is not the beneficial owner, executed originals of Form W-8IMY, accompanied by Form W-8ECI, Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender Party is a partnership and one or more direct or indirect partners of such Non-U.S. Lender Party are claiming the portfolio interest exemption, such Non-U.S. Lender Party may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner, or

(D) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from or reduction in United States withholding Tax with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents.

Unless the Borrower and the Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding Tax or are subject to such Tax at a rate reduced by an applicable Tax treaty, the Credit Parties and the Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii) Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (h) and (D) from time to time if reasonably requested by the Borrower or the Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two duly executed originals of Form W-9 (certifying that such U.S. Lender Party is not subject to U.S. backup withholding Tax) or any successor form.

(iii) Each Lender having sold a participation in any of its Obligations or identified an SPV as such to the Agent shall collect from such participant or SPV the documents described in this clause (h) (including, without limitation, any documents described in the first three sentences of this clause (h)).

(iv) If a payment made to a Non-U.S. Lender Party or U.S. Lender Party under any Loan Document would be subject to withholding Tax imposed by FATCA if such Non-U.S. Lender Party or U.S. Lender Party were to fail to comply with the applicable requirements of FATCA (including those contained in

Section 1471(b) or 1472(b) of the Code, as applicable), such Non-U.S. Lender Party or U.S. Lender Party shall deliver to the Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) at the time or times prescribed by law and at such time or times reasonably requested by the Agent or Borrower (or, in the case of a participant or SPV, the relevant Lender) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Agent or the Borrower (or, in the case of a participant or SPV, the relevant Lender) as may be necessary for the Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) to comply with their obligations under FATCA and to determine that such Non-U.S. Lender Party or U.S. Lender Party has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Secured Party, Non-U.S. Lender Party and U.S. Lender Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent (or, in the case of a participant or SPV, the relevant Lender) in writing of its legal inability to do so.

(i) If any Secured Party determines, in its sole discretion, that it has received a refund (whether in cash or indirect credit in lieu of a cash refund) of Taxes as to which it has been indemnified by the Credit Parties or with respect to which any Credit Party has paid additional amounts pursuant to this Section 10.1, it shall without unreasonable delay pay over such refund to the Credit Parties (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section 10.1 with respect to the Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of such Secured Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Credit Parties, upon the request of such Secured Party, shall repay to such Secured Party the amount paid over pursuant to this Section 10.1(i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Secured Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 10.1(i), in no event shall the Secured Party be required to pay any amount to a Credit Party pursuant to this Section 10.1(i) the payment of which would place the Secured Party in a less favorable net after-Tax position than the Secured Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Secured Party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Credit Parties or any other Person.

(j) Each party’s obligations under this Section 10.1 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

10.2 Illegality. If after the date hereof any Lender shall reasonably determine that the introduction of any Requirement of Law, or any change in any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrower through the Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified the Agent and the Borrower that the circumstances giving rise to such determination no longer exists. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it.

(a) Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Borrower shall prepay in full, together with all interest thereon, or convert to Base Rate Loans, all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans.

(b) If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrower may elect, by giving notice to such Lender through the Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

(c) Before giving any notice to the Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

10.3 Increased Costs and Reduction of Return.

(a) If any Lender or L/C Issuer or the Agent shall determine that, due to either (i) the introduction of, or any change in, or change in the interpretation of, any Requirement of Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, there shall be any increase in the cost to such Lender or L/C Issuer or the Agent of agreeing to make or making, funding or maintaining any Loans or of Issuing or maintaining any Letter of Credit or any reduction in any amount received or receivable by such Lender or L/C Issuer or the Agent under any Loan Document, then the Borrower shall be liable for, and shall from time to time, within 30 days of demand therefor by such Lender or L/C Issuer or the Agent (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender or L/C Issuer or the Agent, additional amounts as are sufficient to compensate such Lender, L/C Issuer or the Agent for such increased costs; provided that the Borrower shall not be required to compensate any Lender or L/C Issuer or the Agent pursuant to this Section 10.3(a) for any increased costs incurred more than 180 days prior to the date that such Lender or L/C Issuer or the Agent notifies the Borrower, in writing of the increased costs and of such Lender’s or L/C Issuer’s or the Agent’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender or L/C Issuer shall have determined that:

(i) the introduction of any Capital Adequacy Regulation;

(ii) any change in any Capital Adequacy Regulation;

(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv) compliance by such Lender or L/C Issuer (or its Lending Office) or any entity controlling the Lender or L/C Issuer, with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by such Lender or L/C Issuer or any entity controlling such Lender or L/C Issuer and (taking into consideration such Lender’s or such entity’s policies with respect to capital adequacy and such Lender’s or L/C Issuer’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans, credits or obligations under this Agreement, then, within 30 days of demand of such Lender or L/C Issuer (with a copy to the Agent), the Borrower shall pay to such Lender or L/C Issuer, from time to time as specified by such Lender or L/C Issuer, additional amounts sufficient to compensate such Lender or L/C Issuer (or the entity controlling the Lender or L/C Issuer) for such increase; provided that the Borrower shall not be required to compensate any Lender or L/C Issuer pursuant to this Section 10.3(b) for any amounts incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower, in writing of the amounts and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c) It is understood and agreed that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173), all rules and regulations in connection therewith, all guidelines and directives in connection therewith and any compliance by a Lender or L/C Issuer with any request or directive relating thereto and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case in respect of this clause (ii) pursuant to Basel III, shall, in each case, for the purposes of this Agreement, be deemed to be adopted subsequent to the date hereof other than any such rules, regulations, guidelines or directives with which the Lenders and L/C Issuers, as applicable, are required to comply as of the Closing Date.

(d) This Section 10.3 shall not apply to Taxes described in (b) through (d) of the definition of Excluded Taxes, Connection Income Taxes or Indemnified Taxes.

10.4 Funding Losses. The Borrower agrees to reimburse each Lender and to hold each Lender harmless from any actual loss or expense (excluding loss of profit) which such Lender may sustain or incur as a consequence of:

(a) the failure of the Borrower to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

(b) the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c) the failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 1.7;

(d) the prepayment (including pursuant to Section 1.8) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e) the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

(f) including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clauses (d) and (e) above, such Lender shall have notified the Agent of any such expense within ten (10) Business Days of the date on which such expense was incurred. Solely for purposes of calculating amounts payable by the Borrower to the Lenders under this Section 10.4 and under Section 10.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

10.5 Inability to Determine Rates. If the Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to Section 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, the Agent will forthwith give notice of such determination to the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans.

10.6 Certificates of Lenders. Any Lender or L/C Issuer or the Agent claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower (in the case of a Lender or L/C Issuer, with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to such Lender or L/C Issuer or the Agent hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest or demonstrable error.

ARTICLE XI

DEFINITIONS

11.1 Defined Terms. The following terms have the following meanings:

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) of the Credit Parties and their Subsidiaries, including, without limitation, the unpaid portion of the obligation of a customer of any of the Credit Parties or any of their Subsidiaries in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by any of the Credit Parties or any of their Subsidiaries, as stated on the respective invoice of any of the Credit Parties or any of their Subsidiaries, net of any credits, rebates or offsets owed to such customer.

“Acquired EBITDA” has the meaning ascribed thereto in the penultimate paragraph of the definition of Consolidated EBITDA.

“Acquired Entity or Business” has the meaning ascribed thereto in the penultimate paragraph of the definition of Consolidated EBITDA.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of a Credit Party, or (c) a merger or consolidation or any other combination with another Person.

“Adjusted LIBOR” shall mean, with respect to each Interest Period, an interest rate per annum equal to the product of (i) the LIBOR in effect for such Interest Period and (ii) Statutory Reserves. Notwithstanding the foregoing, (x) with respect to the Initial Term Loan, the Adjusted LIBOR shall not be less than 1.00% per annum and (y) with respect to the Revolving Loans, Adjusted LIBOR shall not be less than 0.00%.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be an Affiliate of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents. For purposes of this definition, “control” means the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affected Lender” has the meaning ascribed thereto in Section 9.22.

“Agent” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Excess Funding Amount” has the meaning ascribed thereto in Section 1.11(e)(iv).

“Aggregate Revolving Loan Commitment” means, as to any Class, the combined Revolving Loan Commitments of such Class of the Lenders, which shall initially be in the amount of $10,000,000.00, as such amount may be reduced from time to time pursuant to this Agreement.

“Aggregate Term Loan Commitment” means, as to any Class, the combined Term Loan Commitments of such Class of the Lenders, which shall initially be in the amount of $135,000,000.00, as such amount may be reduced from time to time pursuant to this Agreement.

“Applicable Margin” means, for any date of determination:

(a) with respect to the Term Loans, (x) in the case of LIBOR Rate Loans, 7.00% per annum, and (y) in the case of Base Rate Loans, 6.00%per annum; and

(b) with respect to the Revolving Loans, (x) on and from the Closing Date to the date on which the financial statements and accompanying Compliance Certificate for the first full fiscal quarter ending after the Closing Date are delivered pursuant to Section 4.1(a) and Section 4.2(b), (i) in the case of LIBOR Rate Loans, 7.00% per annum, (ii) in the case of Base Rate Loans, 6.00% per annum, and (iii) in the case of the Unused Commitment Fee, 0.50%, and (y) thereafter, the applicable percentage set forth in the table below under the appropriate caption:

Pricing Level	Consolidated Total Net Leverage Ratio	Applicable Margin for LIBOR Rate Revolving Loans	Applicable Margin for Base Rate Revolving Loans	Applicable Margin for Unused Commitment Fee
I	Greater than 2.50 to 1.00	7.00%	6.00%	0.50%
II	Less than or equal to 2.50 to 1.00, but greater than 2.00 to 1.00	6.50%	5.50%	0.375%
III	Less than or equal to 2.00 to 1.00	6.00%	5.00%	0.375%

The Applicable Margin for the Revolving Loans (including the Unused Commitment Fee) shall be re-determined quarterly on the first Business Day following the date of delivery to the Agent of the calculation of the Consolidated Total Net Leverage Ratio based on the financial statements and the accompanying Compliance Certificate delivered pursuant to Section 4.1(a), Section 4.1(b) and Section 4.2(b). If the Agent has not received such calculation of the Consolidated Total Net Leverage Ratio for any fiscal quarter within the time period specified by Section 4.1(a) or Section 4.1(b) and Section 4.2(b), the Applicable Margin shall be determined as if Pricing Level I shall have applied until one Business Day after the delivery of such calculation to the Agent. At any time during the continuance of an Event of Default as a result of any of the events set forth in Section 7.1(a), Section 7.1(f) or Section 7.1(g), the Applicable Margin for the Revolving Loans (including the Unused Commitment Fee) shall be set at Pricing Level I. In the event that any financial statement or certificate delivered pursuant to Section 4.1(a) or Section 4.1(b) and Section 4.2(b) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall promptly upon becoming aware of any such inaccuracy deliver to the Agent a correct certificate required by Section 4.2(b) for such Applicable Period and (ii) the Borrower shall promptly pay to the Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period; provided, that notwithstanding the foregoing, no Default or Event of Default shall be deemed to have occurred as a result of such non-payment (and no such shortfall amount shall be deemed overdue or accrue interest at the default rate under Section 1.3(b)) unless such shortfall amount is not paid promptly by the Borrower).

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is administered or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with the consent of any party whose consent is required by Section 9.9), accepted by the Agent, substantially in the form of Exhibit 11.1(a) or any other form approved by the Agent and the Borrower.

“Attorney Costs” means and includes all reasonable and documented fees and out-of-pocket disbursements of any law firm or other external counsel.

“Available Amount” shall mean, at any time of determination (the applicable “Reference Date”) an amount (in no event less than zero) equal to, without duplication:

(x) the sum of:

(i) the cumulative amount of Net Issuance Proceeds of Excluded Equity Issuances and capital contributions (other than Specified Equity Contributions) received by the Borrower after the Closing Date and prior to the Reference Date;

(ii) the Net Incurrence Proceeds of Indebtedness and Net Issuance Proceeds of Disqualified Stock that have been incurred or issued after the Closing Date and prior to the Reference Date (other than Specified Equity Contributions) and exchanged or converted into Qualified Stock of the Borrower (or any direct or indirect parent company thereof);

(iii) Declined Amounts;

(iv) the Net Proceeds of any sale of any Investment originally made using the Available Amount; and

(v) without duplication to clause (iv), cash returns, profits, distributions and similar amounts received on Investments (other than in respect of intercompany investments) originally made using the Available Amount to the extent not included in Consolidated Net Income;

minus

(y) that portion of the Available Amount that has been applied to make Investments pursuant to Section 5.4(x).

“Availability” means, as of any date of determination, the amount by which (a) the Aggregate Revolving Loan Commitment exceeds (b) the sum of (i) the aggregate outstanding principal balance of Revolving Loans and (ii) the aggregate amount of Letter of Credit Obligations.

“Bail-In Action” has the meaning ascribed thereto in Section 9.27.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBOR on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a one-month Interest Period, plus 1.00%; provided that for the purpose of clause (c), the Adjusted LIBOR for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the ICE Benchmark Administration Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Agent that has been nominated by the ICE Benchmark Administration as an authorized vendor for the purpose of displaying such rates). If the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR, as the case may be.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benefit Plan” means any “employee benefit plan” as defined in Section 3(2) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise, excluding Multiemployer Plans, Title IV plans and any employee benefit plans sponsored or maintained by any foreign, federal, state or local governments or agencies.

“Borrower” has the meaning ascribed thereto in the Preamble.

“Borrower Materials” has the meaning ascribed thereto in Section 9.10(e).

“Borrowing” means a borrowing hereunder consisting of Base Rate Loans or Adjusted LIBOR Loans of the same Class made, converted or continued on the same day by the Lenders pursuant to Article I and, in the case of LIBOR Rate Loans, as to which a single Interest Period is in effect.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City and, when determined in connection with notices and determinations in respect of any LIBOR Rate Loan or any funding, conversion, continuation, Interest Period or payment of any LIBOR Rate Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

“Capital Expenditures” shall mean, for any period, all amounts that would be reflected as additions to property, plant or equipment on a consolidated statement of cash flows of Holdings and its Subsidiaries in accordance with GAAP (including amounts expended or capitalized under Capital Leases), but excluding (a) any expenditure constituting a Permitted Acquisition, (b) expenditures (x) made with tenant improvement allowances provided, or reimbursed in cash, by landlords under leases or (y) in respect of equipment that is purchased simultaneously with the trade-in of existing equipment, fixed assets or improvements (but any out-of-pocket payments made in cash in connection therewith shall be Capital Expenditures), or the credit granted by the seller of such equipment for the trade-in of such equipment, fixed assets or improvements, and (c) any such expenditure made to restore, replace or rebuild property subject to any damage, loss, destruction, taking by eminent domain or condemnation, to the extent such expenditure is made with insurance proceeds, compensation or condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or taking or condemnation.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any Property by such Person as lessee that has been or is required to be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” all monetary obligations of any Credit Party or any Subsidiary of any Credit Party under any Capital Lease.

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency or instrumentality of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any territory, commonwealth or state of the United States or the District of Columbia or any political subdivision of any such territory, commonwealth or state or any public instrumentality thereof, in each case having a rating of at least “A-l” from S&P or at least “P-1” from Moody’s (or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrower), (c) any commercial paper or fixed or variable notes which are rated at least “A-l” by S&P or “P-l” by Moody’s (or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrower) and issued by any Person organized under the laws of any territory, commonwealth or state of the United States or the District of Columbia, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that (A) is organized under the laws of the United States, any state, territory or commonwealth thereof or the District of Columbia or which is the principal banking subsidiary of a bank holding company organized under the laws of any of the foregoing or any U.S. branch of a foreign bank, (B) is “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 (each such bank, an “Approved Bank”), (e) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Approved Bank, (f) obligations of other Persons with maturities of one year or less from the date of acquisition, rated at least AA by S&P and Aa2 by Moody’s and (g) Investments in any United States money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clause (a), (b), (c), (d), (e) or (f) above with maturities as set forth in the proviso below and (ii) has net assets in excess of $500,000,000; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c), (d), (e) or (f) above shall not exceed 366 days.

“Change of Control” means the occurrence of any of the following: (a) (i) prior to the consummation of an Initial Public Offering, the Permitted Holders shall cease to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, a majority of the then issued and outstanding Stock having ordinary voting (or equivalent) power for the election or appointment of directors (or comparable managers) of Holdings (measured by voting or appointment power rather than number of shares) (“Voting Stock”) and (ii) upon and after the consummation of an Initial Public Offering, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than (x) the Permitted Holders, (y) any employee benefit plan of Holdings and its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any employee benefit plan of Holdings or its Subsidiaries or any Permitted Holders and (z) any “group” which includes the Permitted Holders (provided that in the case of any such “group,” the Permitted Holders hold at least a majority of the then issued and outstanding Voting Stock of such “group”), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the issued and outstanding Voting Stock of Holdings representing more than

(1) thirty-five percent of the issued and outstanding Voting Stock of Holdings (on a fully diluted basis) and (2) the percentage of the issued and outstanding Voting Stock of Holdings (on a fully diluted basis) that is beneficially owned (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, by the Permitted Holders and, if applicable, any “group” which includes the Permitted Holders, (b) the occupation at any time of a majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Holdings (or, on or after the date of an IPO, by the board of directors of any Person of which Holdings is a direct or indirect Subsidiary) by Persons who were not (i) directors (or similar Persons) of Holdings on the date of this Agreement, (ii) nominated or approved by the board of directors (or similar governing body) of Holdings (or, on or after the date of an IPO, by the board of directors of any Person of which Holdings is a direct or indirect Subsidiary) or (iii) appointed by directors (or similar Persons) so nominated or approved or (c) Holdings shall cease to own and control legally and beneficially all of the economic and voting rights associated with ownership of all outstanding Stock of the Borrower.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans or Revolving Loans, (b) any Commitment, refers to whether such Commitment is an Initial Term Loan Commitment or Revolving Loan Commitment, and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Revolving Loan Commitments and Initial Term Loan Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and in each case, the Loans made pursuant to such Commitments) that have all the same terms and conditions shall be construed to be in the same Class.

“Closing Date” means August 28, 2017.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party (other than Excluded Assets), in or upon which a mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, lien or other security interest is granted in favor of the Agent on behalf of itself, Lenders and the other Secured Parties, pursuant to the Guaranty and Security Agreement or any other Collateral Document, in each case, to secure the Obligations.

“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Mortgages (if any), and all other security agreements, pledge agreements, control agreements, patent and trademark security agreements, Guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, and any Lender or the Agent for the benefit of the Agent, the Lenders and the other Secured Parties granting a lien on Collateral to secure or Guarantee the payment of the Obligations now or hereafter delivered to the Lenders or the Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or the Agent for the benefit of the Agent, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Commitment” means, for each Lender, the sum of its Revolving Loan Commitment and Initial Term Loan Commitment.

“Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s Revolving Loan Commitment or Term Loan Commitment of the relevant Class divided by the Aggregate Revolving Loan Commitment or Aggregate Term Loan Commitment of the relevant Class, as applicable; provided that after the Term Loans of any Class have been funded, Commitment Percentages shall be determined for the Term Loans of such Class by reference to the outstanding principal balances thereof as of any date of determination rather than the Commitments therefor; provided that following acceleration of the Loans, such term means, as to any Lender, the percentage equivalent of the principal amount of the Loans held by such Lender, divided by the aggregate principal amount of the Loans held by all Lenders.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” has the meaning ascribed thereto in Section 4.2(b).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets” means, with respect to any Person at any date, all assets (other than cash and cash equivalents) of such Person and its Subsidiaries at such date that would, in conformity with GAAP, be classified as current assets (or any like caption) on a consolidated balance sheet of such Person at such date.

“Consolidated Current Liabilities” means, with respect to any Person at any date, all liabilities of such Person and its Subsidiaries at such date that would, in conformity with GAAP, be classified as current liabilities (or any like caption) on a consolidated balance sheet of such Person at such date; provided, however, that “Consolidated Current Liabilities” shall exclude, to the extent otherwise included therein, (a) the current portion of any Indebtedness (including the Loans) to the extent otherwise included therein, (b) revolving loans and letter of credit obligations under revolving credit facilities or revolving lines of credit, (c) the current portion of interest payable, (d) the current portion of current and deferred income taxes, (e) the current portion of any Capital Lease Obligations, (f) deferred revenue, (g) the current portion of deferred acquisition costs and (h) to the extent reflected in the calculation of Consolidated EBITDA, current accrued costs associated with any restructuring (including accrued severance and accrued facility closure costs).

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense (including the amortization of deferred financing fees or costs and the amortization of OID resulting from the issuance of Indebtedness at less than par, amortization of intangible assets and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Subsidiaries) of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) increased (without duplication, including for purposes of determining Consolidated Net Income) by the following, in each case (other than clause (xii)) to the extent deducted (and not added back or excluded) in determining Consolidated Net Income for such period:

(i) provision for taxes based on income or profits or capital, including, without limitation, federal, provincial, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period (including penalties, interest, costs and expenses related to such taxes or arising from any tax examinations or Restricted Payments permitted pursuant to Section 5.7(c)); plus

(ii) Consolidated Interest Expense of such Person for such period; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(iv) any out-of-pocket fees, payments, expenses or charges (including legal, tax, structuring and other costs and expenses, but excluding depreciation and amortization expense) related to: (a) the Transactions, including any payments and expenses, or any amortization thereof, related to the Transactions that are incurred within twelve months after the Closing Date and (b) any proposed or actual equity offering (including, without limitation, any Initial Public Offering), Investment, acquisition (including costs and expenses in connection with the de-listing of public targets and compliance with public company requirements), disposition, dividend, restricted payment or recapitalization or the incurrence and/or repayment of Indebtedness (including any incremental facility, any refinancing of any such Indebtedness, any letter of credit fees and/or breakage costs) (in each of the foregoing whether or not consummated or successful), including (1) such fees, expenses or charges related to the Loans, the Loan Documents and any credit facilities, (2) any amendment, restatement, extension, increase or other modification of the Loans, the Loan Documents and any credit facilities, (3) any charges, non-recurring acquisition costs or contingent transaction costs incurred during such period as a result of any such transaction and (4) one-time expenses related to enhanced accounting function or other transaction costs, including those associated with becoming standalone entity or public company; plus

(v) the amount (together with any fees, expenses or other charges in connection therewith) of any out-of-pocket deferred compensation, severance, signing bonuses, stay bonus, retention, recruiting and relocation costs, integration costs, transition costs, costs incurred in connection with any non-recurring strategic initiatives and intellectual property development, project startup costs and other restructuring charges, costs associated with establishing new facilities or reserves, any other one-time costs incurred in connection with acquisitions, excess fulfillment costs incurred prior to warehouse consolidation through December 31,

2017 and costs related to the closure and/or consolidation of facilities in the good faith determination of the Borrower and as certified by the Borrower’s chief financial officer, chief executive officer, controller or other comparable executive; provided that, the aggregate amount pursuant to this clause (v), together with the aggregate amount pursuant to clause (xii) below and clause (B) of the definition of Pro Forma Basis (but excluding (A) any adjustments under such clause (xii) and the definition of Pro Forma Basis determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency) and (B) any such amounts reflected in the stipulated historical Consolidated EBITDA amounts set forth in the last paragraph of this definition), in any period of four consecutive Fiscal Quarters shall not exceed 10% of Consolidated EBITDA, prior to giving effect to such pro forma adjustments for such period; plus

(vi) [reserved]; plus

(vii) fees paid in an amount not to exceed $500,000 in any Fiscal Year to the Sponsor and its Affiliates pursuant to or in connection with services rendered pursuant to the Management Agreement, any amounts payable with respect to indemnities thereunder, and reasonable, out-of-pocket expenses paid, or reimbursed, to the Sponsor and its Affiliates; plus

(viii) non-cash stock option and other equity-based compensation; plus

(ix) (A) compensation and fees paid to directors of Holdings or any of its Subsidiaries permitted hereunder in an aggregate cash amount not to exceed $1,000,000 in any Fiscal Year, (B) expense reimbursements for travel and other expenses paid to directors of Holdings or any of its Subsidiaries permitted hereunder and (C) indemnifications of directors, officers and comparable managers of Holdings or any of its Subsidiaries permitted hereunder, plus

(x) to the extent covered by insurance or reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, losses or expenses with respect to liability or casualty event; provided that Consolidated EBITDA shall be decreased in any future period in which such reimbursement is actually received by the amount, if any, by which such reimbursement is less than the accrued amounts added back pursuant to this clause (x); plus

(xi) the amount of any earn out obligation which was reserved or paid during such period and deducted in the calculation of Consolidated Net Income for such period, to the extent such earn-out obligations are permitted hereunder; plus

(xii) the amount of cost savings, operating expense reductions, other operating improvements, initiatives and synergies which are projected by the Borrower in good faith to be reasonably anticipated to be realizable within eighteen (18) months of the date thereof (which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements, initiatives and synergies had been realized on the first day of such period) net of the amount of actual benefits realized during such period from such actions; provided that all steps have been taken or are reasonably expected to be taken for realizing such cost savings and such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Borrower and certified by a Responsible Officer of the Borrower); provided further that, the aggregate amount pursuant to this clause (xii) and clause (B) of the definition of Pro Forma Basis, together with the aggregate amount pursuant to clause (v) above, in any period of four consecutive Fiscal Quarters shall not exceed 10% of Consolidated EBITDA, prior to giving effect to such pro forma adjustments for such period; provided that such 10% limitation (A) will not apply to the extent such adjustments are determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency) and (B) shall exclude any such amounts reflected in the stipulated historical Consolidated EBITDA amounts set forth in the last paragraph of this definition; plus

(xiii) non-cash costs or losses related to hedging obligations; plus

(xiv) non-cash foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities; plus

(xv) [reserved]; plus

(xvi) any purchase accounting adjustments, restructuring and other non-recurring items or expenses incurred in connection with any Permitted Acquisition (including any debt or equity issuance in connection therewith) or any non-recurring items or expenses incurred in connection with a Disposition; plus

(xvii) (A) non-cash costs and expenses relating to any equity-based compensation or equity-based incentive plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, in each case, of Holdings, the Borrower or any Subsidiary for such period and (B) any costs or expense incurred by Holdings, the Borrower or any Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings or the Borrower or Net Issuance Proceeds of an issuance of equity interests (other than Disqualified Stock) of Holdings or the Borrower; plus

(xviii) all costs or losses (whether cash or non-cash) (without duplication) resulting from the early termination or extinguishment of Indebtedness; plus

(xix) cash expenses of Holdings, the Borrower and their Subsidiaries incurred during such period to the extent (x) deducted in determining Consolidated Net Income and (y) reimbursed in cash by any person (other than any of Holdings, the Borrower or any of their Subsidiaries or any owners, directly or indirectly, of equity interests, respectively, therein) during such period (or reasonably expected to be so reimbursed within 365 days of the end of such period to the extent not accrued) pursuant to an indemnity or guaranty or any other reimbursement agreement in favor of Holdings, the Borrower or any of their Subsidiaries to the extent such reimbursement has not been accrued (provided that (A) if not so reimbursed or received by Holdings, the Borrower or such Subsidiary within such 365-day period, such expenses or losses shall be subtracted from Consolidated EBITDA in the subsequent calculation period or (B) if reimbursed or received by Holdings, the Borrower or such Subsidiary in a subsequent period, (1) such amount shall not be permitted to be added back in determining Consolidated EBITDA for such subsequent period and (2) Consolidated EBITDA shall be decreased for such subsequent period by an amount, if any, by which such reimbursement is less than the accrued amounts added back pursuant to this clause); plus

(xx) to the extent deducted (and any reimbursement therefor not already added back) in determining Consolidated Net Income, the aggregate amount of expenses or losses incurred by Holdings, the Borrower or any Subsidiary relating to business interruption to the extent covered by insurance and (x) actually reimbursed or otherwise paid to Holdings, the Borrower or such Subsidiary or (y) so long as such amount for any calculation period is reasonably expected to be received by Holdings, the Borrower or such Subsidiary in a subsequent calculation period and within one year of the date of the underlying loss (provided that (A) if not so reimbursed or received by Holdings, the Borrower or such Subsidiary within such 365-day period, such expenses or losses shall be subtracted from Consolidated EBITDA in the subsequent calculation period or (B) if reimbursed or received by Holdings, the Borrower or such Subsidiary in a subsequent period, (1) such amount shall not be permitted to be added back in determining Consolidated EBITDA for such subsequent period and (2) Consolidated EBITDA shall be decreased for such subsequent period by an amount, if any, by which such reimbursement is less than the accrued amounts added back pursuant to this clause); plus

(xxi) losses, charges and expenses attributable to (x) asset sales or other dispositions or the repurchase, redemption, sale or disposition of any equity interests of any Person other than in the ordinary course of business and (y) repurchases or redemptions of any equity interests of Holdings from existing or former directors, officers or employees of Holdings, the Borrower or their Subsidiaries, their estates, beneficiaries under their estates, transferees, spouses or former spouses; plus

(xxii) payments to employees, directors or officers of Holdings, the Borrower and its Subsidiaries paid in connection with dividends that are otherwise permitted hereunder (including, without limitation, the Special Dividend) to the extent such payments are not made in lieu of, or as a substitution for, ordinary salary or ordinary payroll payments; plus

(xxiii) the aggregate amount of all other non-cash items otherwise reducing Consolidated Net Income; plus

(xxiv) unamortized fees, costs and expenses paid in cash in connection with the repayment of Indebtedness of Holdings or its Subsidiaries to persons that are not Affiliates of Holdings or any of its Subsidiaries;

(b) [reserved];

(c) increased (without duplication) by the amount of any Specified Equity Contribution solely for purposes of determining compliance with the Financial Covenant;

(d) [reserved];

(e) decreased (without duplication) to the extent included in determining Consolidated Net Income for such period, by non-cash gains increasing Consolidated Net Income of such Person for such period, but excluding (x) any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and (y) any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; provided that, to the extent non-cash gains are deducted pursuant to this clause (e) for any previous period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein;

(f) decreased (without duplication) by non-cash gains related to hedging obligations;

(g) decreased (without duplication) by non-cash gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities;

(h) decreased (without duplication) by gains attributable to (x) asset sales or other dispositions or the repurchase, redemption, sale or disposition of any equity interests of any Person other than in the ordinary course of business and (y) repurchases or redemptions of any equity interests of Holdings from existing or former directors, officers or employees of Holdings, the Borrower or their Subsidiaries, their estates, beneficiaries under their estates, transferees, spouses or former spouses; and

(i) decreased (without duplication) by any gains (whether cash or non-cash) resulting from the early termination or extinguishment of Indebtedness.

For the avoidance of doubt, Consolidated EBITDA shall be determined on a Pro Forma Basis, and there shall be included in determining Consolidated EBITDA for any period, without duplication, on a Pro Forma Basis, the Acquired EBITDA of any Person, all or substantially all of the assets of a Person, or any business unit, line of business or division of any Person acquired by any Credit Party or any Subsidiary of a Credit Party during such period (but not the acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by any Credit Party or any Subsidiary of a Credit Party during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) based on the actual and audited (if available) acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) (“Acquired EBITDA”).

Unless the context shall otherwise require, references herein to Consolidated EBITDA shall be to Consolidated EBITDA of Holdings.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement for any period that includes the Fiscal Quarters ended September 25, 2016, January 1, 2017, April 2, 2017 or July 2, 2017, Consolidated EBITDA for such Fiscal Quarter shall be $6,858,306, $7,295,681, $11,450,012 and $15,002,144, respectively, subject to adjustments pursuant to clause (a)(xii) above for events and transactions not otherwise reflected in the foregoing amounts.

“Consolidated Interest Expense” means, with respect to any Person for any period, the consolidated interest expense of such Person and its Subsidiaries for such period, determined in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by such Person and its Subsidiaries pursuant to interest rate swap obligations with respect to Indebtedness.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income of such Person and its Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication (including for purposes of determining Consolidated EBITDA),

(a) non-cash extraordinary, non-recurring or unusual gains, losses, charges or expenses shall be excluded,

(b) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded to the extent not otherwise reflected in a change to the Financial Covenant,

(c) [reserved],

(d) the net income for such period of any Person that is not a Subsidiary, shall be excluded to the extent such Person is prohibited by contract (including its Organization Documents) or governmental approval (which has not been obtained), from making dividends or distributions to the Borrower or a Subsidiary; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid to the Borrower or a Subsidiary thereof from a Person that is not such a Subsidiary in respect of such period,

(e) [reserved],

(f) [reserved], and

(g) any impairment charge or asset write off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long- lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded.

For the avoidance of doubt, Consolidated Net Income shall be calculated on a Pro Forma Basis. Unless the context shall otherwise require, references to Consolidated Net Income herein shall mean Consolidated Net Income of Holdings.

“Consolidated Total Debt” means, with respect to any Person as of any date, the aggregate outstanding principal amount of all Indebtedness of such Person of a type described in clause (a), (b), (c) (solely to the extent of amounts that are drawn but not reimbursed), (f) and (g) of the definition of Indebtedness and all Guarantees with respect to any such Indebtedness, in each case of such Person and its Subsidiaries on a consolidated basis.

“Consolidated Total Net Debt” of any Person as of any date means an amount equal to (x) Consolidated Total Debt of such Person as of such date minus (y) the aggregate amount of Unrestricted Cash and Cash Equivalents of such Person and its Subsidiaries as of such date that are held in a deposit account or securities account in which the Agent has a perfected security interest, in an aggregate amount not to exceed $5,000,000.

“Consolidated Total Net Leverage Ratio” means, with respect to any Person as of any date, the ratio of (a) Consolidated Total Net Debt of such Person as of such date to (b) Consolidated EBITDA for such Person for the last period of four consecutive fiscal quarters ending on or before such date for which financial statements have been delivered. Unless the context shall otherwise require, references herein to the Consolidated Total Net Leverage Ratio shall be to the Consolidated Total Net Leverage Ratio of Holdings.

“Contractual Obligations” means, as to any Person, any provision of any security (whether in the nature of Stock, Stock Equivalents or otherwise) issued by such Person or of any written agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Loan Document) to which such Person is a party or by which it or any of its Property is bound.

“Conversion Date” means any date on which the Borrower converts a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Credit Parties” means the Borrower, Holdings and each other Guarantor.

“Declined Amount” has the meaning ascribed thereto in Section 1.8(f).

“Declining Lender” has the meaning ascribed thereto in Section 1.8(f).

“Default” means any event or circumstance that, with the passing of time or the giving of notice or both pursuant to Article VII hereof, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Disposition” means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions permitted under Sections 5.2(a), 5.2(c), 5.2(d), 5.2(e), 5.2(f), 5.2(h), 5.2(j), 5.2(m) and 5.2(n).

“Disqualified Lender” means (a) those persons that are direct or indirect competitors of the Borrower and its Subsidiaries to the extent identified by the Sponsor or the Borrower to the Agent by name in writing from time to time, (b) those banks, financial institutions and other Persons separately identified by the Sponsor or the Borrower to the Agent in writing on or before the Closing Date or (c) in the case of clauses (a) or (b), any of their Affiliates, other than bona fide debt funds, that are clearly identifiable as Affiliates solely on the basis of such Affiliate’s name; provided that the foregoing shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest (or SPV option) in the Loans to the extent such party was not a Disqualified Lender at the time of the applicable assignment or participation (or granting of such option), as the case may be; provided further that (x) the Agent shall have no obligation to carry out due diligence in order to identify such Affiliates and (y) the Agent may make available to any Lender, upon the request of such Lender, the list of Disqualified Lenders. Notwithstanding the foregoing, each Credit Party and the Lenders acknowledge and agree that the Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Lender and the Agent shall have no liability with respect to any assignment made, or any information made available, to a Disqualified Lender by any Lender in violation hereof.

“Disqualified Stock” means any Stock that is not Qualified Stock.

“Dollars”, “dollars” and “$” each mean lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.

“ECF Percentage” means 75%; provided that, with respect to each Fiscal Year of Holdings ending on or after December 31, 2018, the ECF Percentage shall be reduced to 50%, if the Consolidated Total Net Leverage Ratio as of the last day of such Fiscal Year is less than 2.00 to 1.00.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or any other equivalent service.

“Eligible Assignee” has the meaning ascribed thereto in Section 9.9(b).

“Engagement Letter” means the Engagement Letter dated June 28, 2017, among the Borrower, Credit Suisse Securities (USA) LLC, Credit Suisse AG and Lazard Middle Market LLC.

“Environmental Laws” means all applicable Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party, whether on, prior or after the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b) or (c) of the Code, or, solely with respect to Section 412 of the Code, Section 414(m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(c) of ERISA (unless the 30-day notice requirement has been duly waived under the applicable regulations) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the receipt by any Credit Party of notice from the Multiemployer Plan of the Multiemployer Plan’s filing of a notice of insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan under Section 4041(c) of ERISA; (f) the institution of proceedings to terminate a Title IV Plan by the PBGC or the receipt by any Credit Party of notice of the institution of proceedings to terminate a Multiemployer Plan by the PBGC; (g) the failure of a Credit Party or ERISA Affiliate to make any required contribution to any Title IV Plan or Multiemployer Plan when due and (h) the occurrence of any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or the receipt by any Credit Party of a notice of the occurrence of any such event with respect to a Multiemployer Plan or for the imposition of any material liability upon any Credit Party with respect to a Title IV Plan under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Event of Default” has the meaning ascribed thereto in Section 7.1.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; or (b) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property by a Governmental Authority or pursuant to Requirements of Law.

“Excess Cash Flow” means, for any period, (a) Consolidated EBITDA of Holdings for such period, minus (b) without duplication, (i) any scheduled principal installments of term loans paid by Holdings or any of its Subsidiaries during such period and any other scheduled, mandatory or optional principal payment made by Holdings or any of its Subsidiaries during such period on any Indebtedness other than the Loans (including, without limitation, the principal component of payments in respect of Capital Lease Obligations) and payment of revolving Indebtedness, to the extent such payment results in a permanent reduction in the commitments thereof, (ii) any capital expenditure made by Holdings or any of its Subsidiaries during such period and permitted by Section 5.14, excluding any such capital expenditure to the extent funded with the Net Proceeds from a disposition of assets or proceeds of an insurance award in respect of an Event of Loss or financed with the incurrence of Indebtedness (other than Revolving Loans and intercompany indebtedness) or the proceeds of an equity issuance by or capital contributions to Holdings), (iii) Consolidated Interest Expense of Holdings paid or payable in cash in respect of such period, (iv) all cash expenses, charges, losses and other cash items added back to Consolidated Net Income or to Consolidated EBITDA pursuant to clause (a) of the definition of “Consolidated EBITDA”, excluding Consolidated Interest Expense to the extent deducted in clause (iii) above, (v) any cash payment made during such period with respect to Restricted Payments permitted by Section 5.7 (other than pursuant to Section 5.7(m)), excluding amounts to the extent funded with long-term indebtedness, (vi) any taxes measured by income, profits or capital (including federal, foreign and state, local, franchise, excise and similar taxes) paid or payable in cash for such period, including Restricted Payments permitted pursuant to Section 5.7(c), (vii) any increase in the Working Capital of Holdings during such period (measured as the excess of such Working Capital at the end of such period over such Working Capital at the beginning of such period), (viii) all non-cash gains included in and other non-cash items that increase the calculation of Consolidated Net Income or Consolidated EBITDA, (ix) the aggregate amount of all mandatory prepayments made pursuant to the Loan Documents with the proceeds of an asset sale or other disposition or loss or casualty event during such period to the extent such proceeds are included in the calculation of Consolidated EBITDA for such period, (x) all amounts increasing Consolidated EBITDA pursuant to clauses (a)(xii), and (c) thereof and any increase in Consolidated Net Income or Consolidated EBITDA as a result of Pro Forma adjustments, (xi) [reserved], (xii) cash payments in respect of any earn-outs and hedging obligations to the extent not deducted in arriving at Consolidated EBITDA, and (xiii) the aggregate amount of consideration paid in cash during such period with respect to a Permitted Acquisition or other permitted Investment, plus (c) without duplication, any decrease in the Working Capital of Holdings during such period (measured as the excess of such Working Capital at the beginning of such period over such Working Capital at the end thereof). For purposes of calculating Excess Cash Flow, without duplication of anything above, any Acquired EBITDA of any Acquired Entity or Business accrued prior to the date it becomes a Subsidiary of Holdings or is merged or consolidated with Holdings or any of its Subsidiaries or the date that such Acquired Entity or Business’s assets are acquired by Holdings or any of its Subsidiaries shall be excluded.

“Excess Cash Flow Prepayment Date” has the meaning ascribed thereto in Section 1.8(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Accounts” means (a) any zero balance disbursement account, (b) payroll accounts and accounts used for wage and benefit payments, (c) accounts, amounts on deposit in which do not exceed $1,000,000 in the aggregate for a period of at least five (5) consecutive Business Days, (d) accounts holding Trust Funds, (e) accounts holding solely cash collateral for a third party that constitutes a Permitted Lien and (f) accounts holding solely escrow funds with respect to any Permitted Acquisition.

“Excluded Assets” has the meaning in Section 9.26.

“Excluded Equity Issuance” means an issuance of Stock or Stock Equivalents (other than Disqualified Stock) by a Credit Party (excluding (x) Specified Equity Contributions and (y) issuances of Stock or Stock Equivalents by a Credit Party to another Credit Party).

“Excluded Rate Contract Obligation” means, with respect to any Guarantor, any Guarantee of any Swap Obligations under a Secured Rate Contract if, and only to the extent that and for so long as, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation under a Secured Rate Contract (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract. If a Swap Obligation under a Secured Rate Contract arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation under a Secured Rate Contract that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Tax” means with respect to any Secured Party (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Secured Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in the jurisdiction imposing such Tax (or political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 9.22) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 10.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office; (c) Taxes that result from the failure by any Secured Party to deliver the documentation required to be delivered pursuant to Section 10.1(h); and (d) any withholding Taxes imposed under FATCA.

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by the Agent, including SyndTrak® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“FATCA” means sections 1471, 1472, 1473 and 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreement entered into in connection with the implementation of such sections of the Code and any applicable official implementing guidance under any such intergovernmental agreement.

“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” means the Administrative Agent Fee Letter dated June 28, 2017, by and among the Borrower, Credit Suisse AG, and Credit Suisse Securities (USA) LLC.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Financial Covenant” means the financial covenant set forth in Section 6.1.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“First Call Date” means the first day after the first anniversary of the Closing Date.

“Fiscal Quarter” means any of the quarterly accounting periods of the Credit Parties ending on or about March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Credit Parties ending on or about December 31 of each year.

“Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that (a) meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines and (b) shall have a coverage amount equal to the lesser of (i) the “replacement cost value” of the buildings and any personal property Collateral located on the Real Estate as determined under the National Flood Insurance Program or (ii) the maximum policy limits set under the National Flood Insurance Program.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination; provided, however, that if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP, the methodologies thereunder or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and it is agreed that such amendment to effectuate such changes shall not require the payment of any amendment or similar fee to the Agent or the Lenders. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any covenant hereunder nor out of compliance with any covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof. Subject to Section 11.3, all references to “GAAP” shall be to GAAP consistently applied.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means Holdings and each Subsidiary of Holdings that executes the Guaranty and Security Agreement and/or delivers a guaranty or guaranty supplement pursuant to Section 4.13(b) and each other Person that from time to time delivers a guaranty of the Obligations in favor of the Agent for the benefit of the Secured Parties.

“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of even date herewith, made by the Credit Parties in favor of the Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time.

“Hazardous Material” means any substance, material or waste that is classified or regulated under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning, including without limitation, petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Holdings” has the meaning ascribed thereto in the Recitals.

“Impacted Lender” means any Lender that fails to provide the Agent, within three Business Days following the Agent’s written request, satisfactory assurance that such Lender will not become a Non-Funding Lender, or any Lender that has a Person that directly or indirectly controls such Lender and such Person (a) becomes subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (b) has appointed a custodian, conservator, receiver or similar official for such Person or any substantial part of such Person’s assets, or (c) makes a general assignment for the benefit of creditors, is liquidated, or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for each of clauses (a) through (c), the Agent has determined in good faith that such Lender is reasonably likely to become a Non-Funding Lender. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.

“Indebtedness” of any Person means, without duplication, any of the following, whether or not matured: (a) all indebtedness for borrowed money, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement obligations with respect to amounts funded under (i) letters of credit, bank guarantees or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in the case of each of (i) and (ii), not related to judgments or litigation or the purchase or sale of Inventory in the ordinary course of business), (d) all obligations to pay the deferred purchase price of property or services (excluding any earn-out obligations), other than trade payables and accrued liabilities incurred in the ordinary course of business, (e) all obligations created or arising under any conditional sale or other title retention agreement with respect to property purchased by such Person, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property; provided that the amount of such Indebtedness shall be the lesser of the unpaid principal amount of such Indebtedness and the fair market value of the relevant property, as determined in good faith by such Person, (f) all obligations under Capital Leases, (g) all obligations, whether or not contingent, to repay, mandatorily purchase, redeem, retire, or otherwise acquire for value (other than (x) in exchange for Stock and except as a result of a change of control, asset sale or other disposition or Event of Loss, (y) customary acceleration rights after an event of default so long as such acquisition is subject to prior Payment in Full or (z) in respect of Stock or Stock Equivalents issued to any plan for the benefit of any employee, director, manager, consultant, or independent contractor of such Person or by any such plan to such employee, director, manager or consultant, required to be repurchased in order to satisfy applicable statutory or regulatory obligations or as a result of the termination, death or disability of such employee, director, manager, consultant or independent contractor) any of its own Stock or Stock Equivalents prior to the date that is 91 days following the Latest Maturity Date as of the date of issuance of such Stock or Stock Equivalents, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends, and (h) all Guarantees for obligations of any other Person constituting Indebtedness of such other Person of the type referred to in clauses (a) through (g) above (the amount of which shall be equal to the stated or determinable amount of the related primary obligation, or, if less, the portion thereof, in respect of which such Guarantee obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith); provided, however, that the items above shall constitute “Indebtedness” of such Person solely to the extent (including, without limitation, Rate Contracts) (x) such Person is liable for any part of any such item, or (y) any such item is secured by a Lien on such Person’s property. Notwithstanding the foregoing, in no event shall the following constitute Indebtedness: (w) obligations under any derivative transaction or hedging agreement, (x) operating leases, (y) customary obligations under employment agreements and deferred compensation or severance and (z) deferred revenue and deferred tax liabilities. Notwithstanding the foregoing, the term “Indebtedness” shall not include contingent post-closing purchase price adjustments, deferred compensation, non-compete or consulting obligations or earn-outs to which the seller in an acquisition or investment may become entitled.

“Indemnified Matters” has the meaning ascribed thereto in Section 9.6(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning ascribed thereto in Section 9.6(a).

“Initial Public Offering” means an underwritten initial public offering by Holdings (or any direct or indirect parent thereof) of its Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or in a firm commitment underwritten offering (or series of related offerings of securities to the public pursuant to a final prospectus) made pursuant to the Securities Act.

“Initial Term Loan” has the meaning ascribed thereto in Section 1.1(a).

“Initial Term Loan Commitment” has the meaning ascribed thereto in Section 1.1(a).

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under any applicable U.S. federal, state or foreign law, including the Bankruptcy Code.

“Inspections” has the meaning ascribed thereto in Section 4.9.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Software, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan (other than a LIBOR Rate Loan having an Interest Period of six months or more) the last day of each Interest Period applicable to such Loan, (b) with respect to any LIBOR Rate Loan having an Interest Period of six months or more, the last day of each three-month interval and, without duplication, the last day of such Interest Period, and (c) with respect to Base Rate Loans, in arrears on the last Business Day of each calendar quarter.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one week (solely to the extent available pursuant to and in accordance with Section 1.6(a)), or one, two, three, six, or, if agreed to by all applicable Lenders, 12 months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

(a) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period for a Term Loan or any portion thereof shall extend beyond the last scheduled payment date therefor and no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date; and

(d) no Interest Period applicable to a Term Loan or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of the Term Loans, unless the aggregate principal amount of Term Loans represented by Base Rate Loans or by LIBOR Rate Loans having Interest Periods that will expire on or before such date is equal to or in excess of the amount of such principal payment.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.

“Interpolated Rate” shall mean, with respect to the LIBOR for any Loan, the rate which results from interpolating on a linear basis between: (a) the ICE Benchmark Administration’s Interest Settlement Rates for deposits in Dollars for the longest period (for which that rate is available) which is less than the Interest Period and (b) the ICE Benchmark Administration’s Interest Settlement Rates for deposits in Dollars for the shortest period (for which that rate is available) which exceeds the Interest Period, in each case as of approximately 11:00 A.M. (London time) on the date that is two Business Days prior to the commencement of such Interest Period.

“Inventory” means all of the “inventory” (as such term is defined in the UCC) of the Credit Parties and their Subsidiaries, including, but not limited to, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of a Credit Party’s or such Subsidiary’s custody or possession, including inventory on the premises of others and items in transit.

“Investments” has the meaning ascribed thereto in Section 5.4.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.

“Joint Lead Arrangers and Joint Bookrunners” means each of Credit Suisse Securities (USA) LLC and Lazard Middle Market LLC, in their capacities as Joint Lead Arrangers and Joint Bookrunners hereunder.

“Junior Indebtedness” means any Indebtedness of a Person that (x) by its terms (or by the terms of any applicable intercreditor or subordination agreement) is subordinated in right of payment to the Obligations under the Loan Documents or (y) is secured by a security interest in the Collateral that is junior in priority to the Obligations under the Loan Documents or (z) is unsecured.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Term Loan, Revolving Loan or Commitment hereunder at such time.

“L/C Issuer” means any Lender or an Affiliate thereof or a bank or other legally authorized Person, in each case, reasonably acceptable to the Agent and the Borrower, in such Person’s capacity as an issuer of Letters of Credit hereunder.

“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrower to the L/C Issuer thereof or to the Agent, as and when matured, to pay all amounts drawn under such Letter of Credit.

“L/C Reimbursement Agreement” has the meaning ascribed thereto in Section 1.1(c).

“L/C Reimbursement Date” has the meaning ascribed thereto in Section 1.1(c).

“L/C Request” has the meaning ascribed thereto in Section 1.1(c).

“L/C Sublimit” has the meaning ascribed thereto in Section 1.1(c).

“Lender” has the meaning ascribed thereto in the Preamble.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower and the Agent.

“Letter of Credit” means a standby letter of credit Issued for the account of the Borrower by an L/C Issuer.

“Letter of Credit Fee” has the meaning ascribed thereto in Section 1.9(c).

“Letter of Credit Obligations” means, for any Letter of Credit at any time, the sum of (a) the L/C Reimbursement Obligations at such time for such Letter of Credit and (b) the aggregate maximum undrawn face amount of such Letter of Credit at such time.

“Liabilities” means all claims, actions, suits, judgments, damages, losses (other than lost profits), liability, obligations, fines, penalties, sanctions, charges, disbursements and reasonable out-of-pocket expenses (including without limitation, those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants in connection therewith), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means, for each Interest Period, the rate per annum determined by the Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the ICE Benchmark Administration Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Agent that has been nominated by the ICE Benchmark Administration as an authorized information vendor for the purpose of displaying such rates) (or, if the ICE Benchmark Administration Interest Settlement Rates for deposits in Dollars do not exist at such time, (x) such other interbank rate with respect to such Interest Period set forth by any authorized service selected by the Agent that reflects an alternative index rate widely recognized as the successor to the ICE Benchmark Interest Settlement Rates for deposits in Dollars or (y) if there is no such authorized service with respect to an alternative index rate widely recognized as the successor to the ICE Benchmark Administration Interest Settlement Rates for deposits in Dollars, such other interbank rate reflecting a widely used alternative index rate designated by the Agent in consultation with the Borrower with respect to such Interest Period) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, “LIBOR” shall be the Interpolated Rate, for a period equal in length to the Interest Period of the Loan.

“LIBOR Rate Loan” means a Loan that bears interest at a rate determined by reference to Adjusted LIBOR.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, deposit arrangement, encumbrance, lien (statutory or otherwise), or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale contract or other title retention agreement, and the interest of a lessor under a Capital Lease and any synthetic or other financing lease, in each case, having substantially the same economic effect as any of the foregoing), but, in each case, not including, with respect to the assets leased thereunder, the interest of a lessor under an operating lease.

“Loan” means any loan made or deemed made by any Lender hereunder to the Borrower pursuant to Article I.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Collateral Documents, and all other agreements between or among the Agent and/or any Lender, on the one hand, and any Credit Party, on the other hand (or by any Credit Party in favor of the Agent and/or any Lender), in connection with any of the foregoing.

“Make-Whole Amount” means, with respect to any voluntary prepayment of the Term Loans prior to the First Call Date (including, without limitation, any payment upon acceleration in accordance with Section 7.2), an amount calculated by the Administrative Agent in accordance with generally accepted financial practice equal to the present value at the date of prepayment of (i) the applicable Prepayment Premium on the First Call Date (expressed as a percentage of the principal amount thereof as set forth across from “Prepayment on or after the First Call Date, but prior to the Second Call Date” in the table set forth in the definition of “Prepayment Premium”, i.e., 2.00%), plus (ii) the present value of all interest that would accrue with respect to such Term Loans from such date of prepayment through the First Call Date (assuming that the interest rate in effect for the Term Loans on the date of prepayment would apply throughout such period), computed using a discount rate equal to the Treasury Rate as of such date of prepayment plus 50 basis points.

“Management Agreement” means that certain Transaction Services Agreement, effective as of July 25, 2014, by and between Lulu’s Holdings, LLC and H.I.G. Capital, LLC, together with all exhibits thereto, as may be amended from time to time in a manner that could not reasonably be expected to be materially adverse to the interests of the Agent or the Lenders in their capacities as such and that certain Professional Services Agreement, effective as of July 25, 2014, by and between Lulu’s Holdings, LLC and H.I.G. Capital, LLC, together with all exhibits thereto, as may be amended from time to time in a manner that could not reasonably be expected to be materially adverse to the interests of the Agent or the Lenders in their capacities as such.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means any event, change or condition that, individually or in the aggregate, has had, or would reasonably be expected to have, (i) a material adverse effect on the business, assets, financial condition or results of operations of Holdings, the Borrower and its Subsidiaries, taken as a whole, or (ii) a material and adverse effect on the rights and remedies, taken as a whole, of the Lenders or the Agent under the Loan Documents.

“Maximum Lawful Rate” has the meaning ascribed thereto in Section 1.3(d).

“Maximum Revolving Loan Balance” has the meaning ascribed thereto in Section 1.1(b).

“MNPI” has the meaning ascribed thereto in Section 9.10(a).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any deed of trust, mortgage, deed to secure debt, assignments of leases and rents, modifications and other related security documents, in each case in form and substance reasonably satisfactory to the Agent, creating a Lien on Real Estate or to secure the Obligations that is made by any of the Credit Parties in favor of the Agent for the benefit of the Agent, the Lenders and the other Secured Parties.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, as to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise, including on account of an ERISA Affiliate.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“Net Incurrence Proceeds” means, in respect of any incurrence of Indebtedness, the cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such incurrence), received from such incurrence, net of attorneys’ fees, investment banking and advisory fees, accountants’ fees, underwriting discounts and commissions and other fees, costs and expenses paid or incurred in connection therewith (including any swap breakage costs and other termination costs related to swap and hedging agreements and any other fees and expenses actually incurred in connection therewith) in favor of any Person that is not a Credit Party or a Subsidiary of a Credit Party, in each case, as determined in good faith by the Borrower.

“Net Issuance Proceeds” means, in respect of any issuance of equity or incurrence of Indebtedness, cash proceeds (including cash proceeds as and when received in respect of noncash proceeds received or receivable in connection with such issuance), net of underwriting discounts or arrangement or other similar fees and out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of the Borrower.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Credit Party or Subsidiary of a Credit Party making a Disposition, as well as casualty insurance proceeds and condemnation and similar awards received by such Person on account of an Event of Loss, in each case, net of the sum of, without duplication: (i) the direct costs relating to such Disposition or Event of Loss (including, without limitation, attorneys’ fees, accountants’ fees and investment banking and advisory fees and other fees and expenses incurred in connection with such Disposition or Event of Loss and, in the case of an Event of Loss, costs and expenses incurred in connection with the collection of such proceeds and awards), in each case excluding amounts payable to a Credit Party or any Subsidiary of a Credit Party, (ii) Taxes (including, without limitation, sale, transfer, use or other transaction Taxes and deed or mortgage recording Taxes) paid or reasonably estimated to be payable as a direct result thereof, and the amount of any distributions made to permit any direct or indirect parent entity of such Credit Party or Subsidiary to pay Taxes attributable to such Disposition or Event of Loss, (iii) principal, interest and premiums and penalties and other amounts required to be paid on Indebtedness secured by a Lien on the asset which is the subject of such Disposition or Event of Loss, (iv) [reserved], (v) the amount of any reserve established in accordance with GAAP (provided that such reserved amounts shall be Net Proceeds to the extent and at the time of any reversal (without the satisfaction of any applicable liabilities in a corresponding amount) of any such reserve), (vi) in the case of an Event of Loss, all money actually applied to repair, reconstruct or replace the lost, destroyed or damaged Property or Property affected by the condemnation, seizure or taking, and (vii) in the case of an Event of Loss, any amounts retained by or paid to parties having superior rights to such proceeds or awards, in each case, as determined in good faith by the Borrower.

“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it under the Loan Documents within two Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given written notice (and the Agent has not received a revocation in writing), to the Borrower, the Agent, any Lender, or the L/C Issuer or has otherwise publicly announced (and the Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities, (c) failed to fund, (and not cured such failure), loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute, (d) (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy or insolvency laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for this clause (d), the Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents or (e) become, or has a parent that directly or indirectly controls such Lender and which has become, the subject of a Bail-In Action.

“Non-Issuance Notice” has the meaning ascribed thereto in Section 1.1(c)(1).

“Non-U.S. Lender Party” means each of the Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Note” means any Revolving Note or Term Note and “Notes” means all such Notes.

“Notice of Borrowing” means a notice given by the Borrower to the Agent pursuant to Section 1.5, in substantially the form of Exhibit 11.1(c) hereto.

“Notice of Conversion/Continuation” has the meaning ascribed thereto in Section 1.6(a).

“Obligations” means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, the Agent, any L/C Issuer, any Secured Swap Provider or any other Person required to be indemnified that arises under any Loan Document or any Secured Rate Contract, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired (including any monetary obligations and interest accruing during the pendency of any Insolvency Proceeding or other similar proceeding, regardless of whether allowed or allowable in such proceeding); provided that Obligations of any Guarantor shall not include any Excluded Rate Contract Obligations solely of such Guarantor.

“OFAC” has the meaning ascribed thereto in Section 3.24.

“OID” means original issue discount.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or organization or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.

“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax (other than connections arising from such Secured Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” has the meaning ascribed thereto in Section 10.1(c).

“Parent Intercompany Advances” means loans and advances made to any direct or indirect parent of the Borrower.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56.

“Payment in Full” and “Paid in Full” have the meaning ascribed thereto in Section 11.4.

“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case to the extent having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” means (i) any Acquisition by a Credit Party (other than Holdings) or a Subsidiary of a Credit Party of (A) substantially all of the assets of a Target or (B) 100% of the Stock and Stock Equivalents of a Target (including Acquisitions by merger), or (ii) any merger or consolidation or any other combination with any Person in a transaction in which the surviving Person is the Borrower or is or becomes a Wholly-Owned Domestic Subsidiary of the Borrower, in each case, to the extent that each of the following conditions shall have been satisfied:

(a) after giving effect to such Permitted Acquisition, the Borrower and its Subsidiaries shall be engaged in a business of the type that they are permitted to be engaged in pursuant to Section 5.8 of this Agreement;

(b) absent the consent of Required Lenders, no Event of Default shall then exist or would exist before and after giving effect to such Acquisition and any Indebtedness assumed or incurred in connection therewith;

(c) the Total Consideration for all Permitted Acquisitions consummated during the term of this Agreement shall not exceed $10,000,000 in the aggregate for all such Permitted Acquisitions;

(d) the Borrower and its Subsidiaries (including any new Subsidiary) shall execute and deliver any agreements, instruments and other documents required by Section 4.13 or by any of the Collateral Documents, to the extent and when required by the terms thereof, subject to Section 9.26;

(e) (i) the Target of such Permitted Acquisition shall be organized under the laws of the United States or any state thereof, (ii) any Person acquired pursuant to such Permitted Acquisition shall become a Credit Party and (iii) any assets acquired pursuant to such Permitted Acquisition shall be owned by a Credit Party (including by any Person who becomes a Credit Party in connection with such transaction);

(f) such Permitted Acquisition shall not be “hostile” (i.e., the management and board of directors of the Target shall not have publicly opposed such Permitted Acquisition);

(g) after giving effect to the consummation of such Permitted Acquisition, the aggregate amount of Unrestricted Cash and Cash Equivalents of the Borrower and its Subsidiaries, together with the aggregate amount available to be drawn under the Revolving Loan Commitments, shall be no less than $5,000,000;

(h) the Target of such Permitted Acquisition shall not have had negative earnings before interest, tax, depreciation and amortization for the most recently ended period of four fiscal quarters for which financial statements of the Target are available prior to such transaction;

(i) the Borrower shall deliver to the Administrative Agent and the Lenders a reasonably detailed summary of the results of its and its advisors’ due diligence with respect to the Target or assets acquired pursuant to such Permitted Acquisition; and

(j) the Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Covenant as of the last day of the most recently ended period of four Fiscal Quarters for which financial statements have been delivered or were required to have been delivered hereunder.

“Permitted Holders” means (i) the Sponsor, (ii) the management of Holdings and the Borrower that are co-investors in Holdings (or any direct or indirect parent thereof), (iii) RLJ Credit Opportunity Fund I, L.P., LFL Acquisition Corp. and Emigrant Capital Corp. and (iv) funds or partnerships managed by the Sponsor or any of its Affiliates.

“Permitted Liens” has the meaning ascribed thereto in Section 5.1.

“Permitted Refinancing” means Indebtedness constituting a refinancing, refunding, extension, modification, renewal, replacement or extension of Indebtedness permitted under Section 5.5 (other than Section 5.5(a)) (for the avoidance of doubt, including any refinancing, refunding, extension, modification, renewal, replacement or extension of any Permitted Refinancing), that (a) has an aggregate outstanding principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Indebtedness being refinanced, extended, renewed, replaced, except any amount equal to accrued and unpaid interest, premium, penalty thereon, plus OID and upfront fees plus other fees and expenses, (b) has a weighted average maturity (measured as of the date of such refinancing, refunding, extension, modification, renewal, replacement or extension) and maturity no shorter than that of the Indebtedness being refinanced, refunded, extended, modified, renewed or replaced (excluding the effects of minimal amortization and any voluntary prepayments of Indebtedness), (c) is not secured by a Lien on any assets other than the collateral securing (or assets that would secure pursuant to an after-acquired property clause) the Indebtedness being refinanced, refunded, modified, extended, renewed or extended, and (d) the obligors of which are the same as the obligors of the Indebtedness being refinanced, refunded, replaced, modified, renewed or extended.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Prepayment Premium” means in the event of a voluntary prepayment of the Term Loans hereunder (or, for the avoidance of doubt, in connection with a payment upon acceleration in accordance with Section 7.2), an amount equal to the applicable percentage of the principal amount so prepaid during the applicable one-year period set forth in, and in accordance with, the table set forth below:

Loan Year	Prepayment Premium
Prepayment on or after the First Call Date, but prior to the Second Call Date	2.00%
Prepayment on or after the Second Call Date, but prior to the Third Call Date	1.00%
Prepayment on or after the Third Call Date	None

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse AG, as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by Credit Suisse AG based upon various factors including Credit Suisse AG’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Prior Indebtedness” means the Indebtedness and obligations specified on Schedule 11.1 hereto.

“Pro Forma” or “Pro Forma Basis” means, with respect to compliance with the Financial Covenant or any financial covenant or test hereunder (excluding Section 1.8(e)) that is by the terms hereof required to be calculated on a “Pro Forma Basis”, that all Pro Forma Events (excluding any dispositions in the ordinary course of business) shall be deemed to have occurred as of the first day of the applicable period of measurement of such test or covenant and shall be determined subject to pro forma adjustments which are attributable to such event or events, which may include the amount of run rate cost savings, operating expense reductions and cost synergies projected by the Borrower in good faith to result from or relating to any Pro Forma Event which is being given pro forma effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and cost synergies are taken, committed to be taken or with respect to which substantial steps have been taken or are reasonably expected to be taken for realizing such cost savings and such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Borrower and certified by a Responsible Officer of the Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period and “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are reasonably expected to be taken for realizing such cost savings and such cost savings are reasonably identifiable and factually supportable (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included (without duplication of any amounts that are otherwise added back in computing Consolidated EBITDA or any other components thereof) in the initial pro forma calculations of such financial ratios or tests and during any subsequent period in which the effects thereof are expected to be realized) relating to such Pro Forma Events; provided that such amounts (A) [reserved], (B) are certified by the Borrower as having been determined in good faith to be reasonably anticipated to be realizable within 18 months following such Pro Forma Events or (C) are determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency); provided further, that such amounts pursuant to the preceding clause (B), together with any addbacks made pursuant to clauses (v) and (xii) of the definition of Consolidated EBITDA (except (1) to the extent such addbacks and adjustments pursuant to clause (xii) of the definition of Consolidated EBITDA are determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency) or (2) any such amounts reflected in the stipulated historical Consolidated EBITDA amounts set forth in the last paragraph of the definition of Consolidated EBITDA), shall not exceed 10% of Consolidated EBITDA for any four consecutive quarter period, prior to giving effect to the pro forma adjustments for such period. The Borrower may estimate GAAP results in good faith if the financial statements with respect to a Permitted Acquisition are not maintained in accordance with GAAP, and the Borrower may make such further adjustments as reasonably necessary in connection with consolidation of such financial statements with those of the Credit Parties.

“Pro Forma Event” means (a) [reserved], (b) any Permitted Acquisition or similar Investment that is otherwise permitted by this Agreement, (c) [reserved], (d) any Disposition, (e) any disposition of all or substantially all of the assets or all the equity interests of any Subsidiary of Holdings (or any business unit, line of business or division of Holdings or any of the Subsidiaries of Holdings for which financial statements are available) not prohibited by this Agreement, (f) discontinued divisions or lines of business or operations, (g) any other similar events occurring or transactions consummated during the period (including any Indebtedness incurred, repaid or assumed in connection with such Permitted Acquisition, Investment or Disposition), (h) any restructuring or (i) the Transactions.

“Projections” means the financial performance projections delivered by the Borrower to the Agent on or prior to the Closing Date.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation under a Secured Rate Contract, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Stock” means Stock that does not provide for required cash distributions or dividends or mandatory redemptions (other than (x) in exchange for other Qualified Stock or (y) as a result of a change of control event or asset sale or other disposition, Event of Loss and customary acceleration rights after an event of default, so long as any rights of the holders thereof to require the redemption thereof upon the occurrence of such a change of control event or asset sale or other disposition or Event of Loss are subject to the prior payment in full of the Loans or Payment in Full) prior to the 91st day following the Latest Maturity Date as of the date of issuance of such Qualified Stock; provided that if such Stock is issued to any plan for the benefit of any employee, director, manager, consultant, or independent contractor of such Person or by any such plan to such employee, director, manager or consultant, such Stock shall not fail to constitute Qualified Stock solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations or as a result of the termination, death or disability of such employee, director, manager, consultant or independent contractors.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Real Estate” means any real property owned, leased or subleased by any Credit Party or any Subsidiary of any Credit Party.

“Reference Date” has the meaning ascribed thereto in the definition of Available Amount.

“Register” has the meaning ascribed thereto in Section 1.4(b).

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, partner, shareholder, controlling person, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.

“Releases” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required under applicable Requirements of Law to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Replacement Lender” has the meaning ascribed thereto in Section 9.22.

“Required Lenders” means at any time (a) Lenders then holding more than 50% of the sum of the Aggregate Revolving Loan Commitment then in effect plus the aggregate unpaid principal balance of the Term Loans then outstanding, or (b) if the Aggregate Revolving Loan Commitments have terminated, Lenders then holding more than 50% of the sum of the aggregate unpaid principal amount of Loans then outstanding and outstanding Letter of Credit Obligations; provided that at any time at which there are two or more Lenders that are not Affiliates, the Required Lenders shall include at least two Lenders that are not Affiliates.

“Required Revolving Lenders” means at any time (a) Lenders then holding more than 50% of the sum of the Aggregate Revolving Loan Commitments then in effect, or (b) if the Aggregate Revolving Loan Commitments have terminated, Lenders then holding more than 50% of the sum of the aggregate unpaid principal amount of Revolving Loans then outstanding and outstanding Letter of Credit Obligations; provided that at any time when there are only two Lenders with a Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated, who hold Revolving Loans or Letter of Credit Obligations), both such Lenders shall constitute the “Required Revolving Lenders”.

“Requirement of Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, rules and regulations, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other binding determinations, directives, requirements of, or requests of, any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case to the extent having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means (x) the chief executive officer, executive chairman or the president of Holdings or the Borrower, as applicable, or any other officer having substantially the same authority and responsibility; or (y) the chief financial officer, the treasurer or any other senior financial officer having substantially the same authority of Holdings or the Borrower, as applicable.

“Restricted Payments” has the meaning ascribed thereto in Section 5.7.

“Revolving Lender” means each Lender with a Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated, who hold Revolving Loans or Letter of Credit Obligations).

“Revolving Loan” has the meaning ascribed thereto in Section 1.1(b).

“Revolving Loan Commitment” has the meaning ascribed thereto in Section 1.1(b).

“Revolving Note” means a promissory note of the Borrower payable to a Lender in substantially the form of Exhibit 11.1(d) hereto, evidencing Indebtedness of the Borrower under the Revolving Loan Commitment of such Lender.

“Revolving Termination Date” means the earlier to occur of: (a) May 29, 2022, or, if applicable, the latest final commitment termination date as may be applicable to any Extended Revolving Loan Commitments; and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.

“S&P” means S&P Global Ratings.

“Sale” has the meaning ascribed thereto in Section 9.9(b).

“SDN List” has the meaning ascribed thereto in Section 3.24.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Second Call Date” means the first day after the second anniversary of the Closing Date.

“Secured Party” means the Agent, each Lender, each L/C Issuer, each other Indemnitee and each other holder of any Obligation of a Credit Party, including each Secured Swap Provider.

“Secured Rate Contract” means any Rate Contract between a Credit Party and a Secured Swap Provider.

“Secured Swap Provider” means the Agent, any Joint Lead Arranger, any Lender or any Affiliate of the foregoing (or a Person who was the Agent, a Joint Lead Arranger, a Lender or any Affiliate of the foregoing at the time of execution and delivery of a Rate Contract) who has entered into a Rate Contract with a Credit Party.

“Securities Act” means Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (i) the sum of the liabilities (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of such Person and its Subsidiaries, taken as a whole; (ii) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its Subsidiaries, taken as a whole, contemplated as of such date; (iii) the present fair salable value of the assets (on a going concern basis) of such Person and its Subsidiaries is greater than the amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person and its Subsidiaries as they become absolute and matured and (iv) such Person and its Subsidiaries, taken as a whole, have not incurred, do not intend to incur, or believe that they will incur, liabilities including current obligations beyond their ability to pay such liabilities as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a 1% chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Special Dividend” means the dividend or other distribution in an aggregate amount not to exceed $65,000,000 by the Borrower to Holdings and by Holdings to holders of Stock of Holdings (or any direct or indirect parent thereof) within 30 days following the Closing Date.

“Specified Equity Contributions” has the meaning ascribed thereto in Section 6.3.

“Sponsor” means H.I.G. Capital, LLC.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to the Agent.

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). LIBOR Rate Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person. Unless otherwise specified, any reference in this Agreement to a Subsidiary or Subsidiaries shall be a reference to a Subsidiary or Subsidiaries of the Borrower.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Target” means any Person or business unit or asset group of any Person acquired or proposed to be acquired in an Acquisition after the Closing Date.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means each Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan” means any Term Loan made pursuant to this Agreement.

“Term Loan Commitment” means an Initial Term Loan Commitment.

“Term Loan Maturity Date” means August 28, 2022.

“Term Note” means a promissory note of the Borrower payable to a Lender, in substantially the form of Exhibit 11.1(f) hereto, evidencing the Indebtedness of the Borrower to such Lender resulting from the Term Loan made to the Borrower by such Lender or its predecessor(s) in interest.

“Third Call Date” means the first day after the third anniversary of the Closing Date.

“Title IV Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, other than a Multiemployer Plan, to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise, including on account of an ERISA Affiliate.

“Total Consideration” means (without duplication), with respect to a Permitted Acquisition, the sum of (a) cash paid as consideration to the seller in connection with such Permitted Acquisition, (b) indebtedness payable to the seller in connection with such Permitted Acquisition (excluding earn-out payments), (c) the present value of future payments which are required to be made over a period of time and are not contingent upon Holdings or any of its Subsidiaries meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Base Rate), and (d) the amount of indebtedness assumed in connection with such Permitted Acquisition minus (e) the aggregate principal amount of equity contributions made to Holdings the proceeds of which are used substantially contemporaneously with such contribution to fund all or a portion of the cash purchase price (including deferred payments) of such Permitted Acquisition and (f) any cash and Cash Equivalents on the balance sheet of the Acquired Entity (immediately prior to its acquisition) acquired as part of the applicable Permitted Acquisition (to the extent such Acquired Entity becomes a Credit Party and complies with the requirements of Section 5.8); provided that Total Consideration shall not include any consideration or payment paid by Holdings or its Subsidiaries directly in the form of equity interests of Holdings or the entity consummating an initial public offering (other than Disqualified Stock).

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Transactions” means, collectively, (a) the entering into the Loan Documents by the Credit Parties, the Borrowings hereunder on the Closing Date and the application of the proceeds thereof as contemplated hereby, (c) the declaration and payment of the Special Dividend, (d) the repayment in full and termination of all Prior Indebtedness, and (e) the payment of the fees, premiums (if any), and expenses incurred in connection with the consummation of the foregoing.

“Treasury Rate” shall mean, with respect to any date of determination, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the First Call Date; provided, however, that if the period from such date to the First Call Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Triggering Financial Covenant Default” means a failure to comply with the Financial Covenant as of the last day of any Fiscal Quarter; provided that (a) the Consolidated Total Net Leverage Ratio on such date exceeds the Consolidated Total Net Leverage Ratio opposite such date in the table set forth in Section 6.1 by more than 25% and (b) such failure continues beyond the Anticipated Cure Deadline.

“Trust Funds” means funds (a) for payroll and payroll taxes and other employee wage and benefit payments to or for the benefit of a Credit Party’s or any of their respective Subsidiaries’ officers, directors, managers and employees, (b) for taxes required to be collected, remitted or withheld (including, without limitation, federal and state withholding taxes (including the employer’s share thereof)) or (c) which any Credit Party or their respective Subsidiaries (i) holds on behalf of another Person and (ii) holds as an escrow or fiduciary for such Person.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction in effect from time to time and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” each means the United States of America.

“Unrestricted Cash and Cash Equivalents” means (a) any unrestricted cash and Cash Equivalents and (b) cash and Cash Equivalents that are restricted solely as a result of the Loan Documents.

“Unused Commitment Fee” has the meaning ascribed thereto in Section 1.9(b).

“U.S. Lender Party” means each of the Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning ascribed thereto in Section 10.1(h)(i)(B).

“Voting Stock” has the meaning ascribed thereto in the definition of Change of Control.

“Weighted Average Life to Maturity” means, when applied to any tranche of Term Loans at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such tranche of Term Loans.

“Wholly-Owned Domestic Subsidiary” of a Person means any Domestic Subsidiary of such Person, all of the Stock and Stock Equivalents of which (other than directors’ qualifying shares required by law) are owned by such Person, either directly or through one or more Wholly-Owned Domestic Subsidiaries of such Person.

“Working Capital” means, for any Person at any date, the excess (which may be a negative number) of its Consolidated Current Assets at such date over its Consolidated Current Liabilities at such date; provided that Working Capital shall be calculated without giving effect to (w) purchase accounting adjustments, (x) any assets or liabilities acquired, assumed, sold or transferred in any acquisition or disposition, (y) as a result of the reclassification of items from short-term to long-term and vice versa or (z) changes to Working Capital resulting from noncash charges and credits to consolidated current assets and consolidated current liabilities (including, without limitation, derivatives and deferred income tax).

11.2 Other Interpretive Provisions.

(a) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b) The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and Section, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

(c) Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”

(d) Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”. If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e) Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f) Laws. References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and, except as otherwise provided with respect to FATCA, are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

11.3 Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto and all terms of an accounting or financial nature (including, without limitation, the Financial Covenant and the term “cash”) shall, unless expressly otherwise provided herein, be made in accordance with GAAP. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V and Article VI shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value” and (ii) for purposes of this Agreement, any obligations of a Person under a lease that is not (or would not be) required to be classified and accounted for as a capitalized lease on a balance sheet of such Person under GAAP as in effect as of the Closing Date shall not be treated as a capitalized lease as a result of the adoption of changes in GAAP or changes in the application of GAAP.

11.4 Payments. The Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party or any L/C Issuer. Any such determination or redetermination by the Agent shall be conclusive and binding for all purposes, absent manifest or demonstrable error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. The Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount owing hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds. For all purposes hereunder, “Payment in Full” and “Paid in Full” shall mean the termination of the Aggregate Revolving Loan Commitment and all other commitments of the Lenders to lend funds or extend financial accommodations to the Borrower under the Loan Documents and the payment in full, in immediately available funds, of all of the Obligations (other than (a) contingent indemnification and expense reimbursement Obligations, in each case, to the extent no claim giving rise thereto has been asserted, (b) Obligations in respect of Secured Rate Contracts and (c) contingent Obligations with respect to which the deposit of cash collateral (in the case of Letter of Credit Obligations, which shall not exceed 103% of the undrawn face amount of the relevant Letters of Credit and in the case of other Obligations, which shall not exceed 100% of the amount thereof) (or, as an alternative to cash collateral in the case of any Letter of Credit Obligation, receipt by the Agent of a back-up letter of credit reasonably satisfactory to the Agent and the applicable L/C Issuer), in amounts equal to 103% of the undrawn face amount of the relevant Letter of Credit and on terms and conditions and with parties reasonably satisfactory to the Agent.

- Remainder of page intentionally blank; signature pages follow -

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

LULU’S FASHION LOUNGE, LLC

By:	/s/ Colleen Winter
Name: Colleen Winter
Title: Chief Executive Officer, President and Secretary

Address for Notices:

Lulu’s Fashion Lounge, LLC
195 Humboldt Ave.
Chico, CA 95928
Attention: Crystal Landsem or Chief Financial Officer

With a copy (which shall not constitute notice) to:

H.I.G. Growth Partners
500 Boylston Street
20th Floor
Boston, MA 02116
Attention: Evan Karp
Email: [***]

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP
Attention: Stefanie Birkmann
1211 Avenue of the Americas
New York, NY 10036
Email: [***]

[Signature Page to Credit Agreement]

LULU’S FASHION LOUNGE, LLC

By:	/s/ Colleen Winter
Name: Colleen Winter
Title: Chief Executive Officer, President and Secretary

Address for Notices:

Lulu’s Fashion Lounge, LLC
195 Humboldt Ave.
Chico, CA 95928
Attention: Crystal Landsem or Chief Financial Officer

With a copy (which shall not constitute notice) to:

H.I.G. Growth Partners
500 Boylston Street
20th Floor
Boston, MA 02116
Attention: Evan Karp
Email: [***]

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP
Attention: Stefanie Birkmann
1211 Avenue of the Americas
New York, NY 10036
Email: [***]

[Signature Page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent, Collateral

By:	/s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Authorized Signatory

By:	/s/ Joan Park
Name: Joan Park
Title: Authorized Signatory

Notices to the Administrative Agent:

Credit Suisse AG
Attn: Loan Operations - Agency Manager
Eleven Madison Avenue, 6th Floor
New York, New York 10010
Telephone: 919-994-6369
Facsimile: 212-322-2291
Email: agency.loanops@credit-suisse.com

Notices to the Collateral Agent:

Credit Suisse AG
Attn: Loan Operations - Boutique Management
Eleven Madison Avenue, 6th Floor
New York, New York 10010
Telephone: 212-325-5397
Facsimile: 212-325-8315
Email: list.ops-collateral@credit-suisse.com

Notices to Credit Suisse AG, Cayman Islands Branch, as an L/C Issuer:

Credit Suisse AG
Attn: Trade Finance Services Department
Eleven Madison Avenue, 9th Floor
New York, New York 10010
Telephone: 212-325-5397
Facsimile: 212-325-8315
Email: list.ib-lettersofcredit-ny@credit-suisse.com

[Signature Page to Credit Agreement]

Schedule 1.1(a)

Initial Term Loan Commitments

Term Lender	Term Loan Commitment
Credit Suisse AG, Cayman Islands Branch	$135,000,000

TOTAL:	$135,000,000

Schedule 1.1(b)

Revolving Loan Commitments

Revolving Lender	Revolving Loan Commitment
Credit Suisse AG, Cayman Islands Branch	$10,000,000

TOTAL:	$10,000,00

Schedule 3.19

Ventures, Subsidiaries and Affiliates; Outstanding Stock

Joint Ventures:

None.

Subsidiaries:

Loan Party	Subsidiaries
Lulu’s Fashion Lounge Parent, LLC	Lulu’s Fashion Lounge, LLC

Outstanding Stock:

Issuer	Record Owner	Certificate No.	Equity Interests
Lulu’s Fashion Lounge Parent, LLC	Lulu’s Fashion Lounge Holdings, Inc.	N/A	100% of Common Units
Lulu’s Fashion Lounge, LLC	Lulu’s Fashion Lounge Parent, LLC	1	1,000 Common Units

Schedule 5.1

Liens

None.

Schedule 5.4

Investments

None.

Schedule 5.5

Indebtedness

None.

Schedule 5.6

Affiliate Transactions

None.

Schedule 5.12

Negative Pledges

None.

Schedule 11.1

Prior Indebtedness

1.

Credit Agreement, originally dated as of July 25, 2014, among Lulu’s Fashion Lounge, Inc. (as successor by merger to Lulu’s Acquisition, Inc.), the Lenders (as defined therein) party thereto from time to time, and Abacus Finance Group, LLC, as administrative agent and sole lead arranger, as amended, restated, supplemented or modified from time to time.

2.

Senior Subordinated Credit Agreement, originally dated as of July 25, 2014, among Lulu’s Fashion Lounge, Inc. (as successor by merger to Lulu’s Acquisition, Inc.), RLJ Credit Opportunity Fund I, L.P., as lender and as agent for the other lenders, and the other lenders party thereto from time to time, as amended, restated, supplemented or modified from time to time.

EXECUTION VERSION

EXHIBIT 1.1(c)

[FORM OF]

LETTER OF CREDIT REQUEST

[NAME OF L/C ISSUER], as L/C Issuer

under the Credit Agreement referred to below

_______ __, 20__

Re: Lulu’s Fashion Lounge, LLC, a Delaware limited liability company (the “Borrower”)

Reference is made to the Credit Agreement, dated August 28, 2017 (as the same may be amended, restated, amended and restated, extended, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Lulu’s Fashion Lounge, LLC, a Delaware limited liability company, as Borrower, Lulu’s Fashion Lounge Parent, LLC, a Delaware limited liability company, as Holdings, and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and as Collateral Agent for all Lenders, and the Lenders from time to time party thereto. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

The Borrower hereby gives you notice pursuant to Section 1.1(c) of the Credit Agreement, of its request for your Issuance of a Letter of Credit, in the form attached hereto, for the benefit of [Name of Beneficiary], in the amount of $____, to be issued on ______, ______(the “Issue Date”) with an expiration date of ________, _____.

The undersigned hereby certifies, solely in his or her capacity as a Responsible Officer of the Borrower and not in any individual capacity, that, as of the date hereof, the following statements are true in all material respects:

(i)

the representations and warranties of each Credit Party contained in the Credit Agreement and each other Loan Document are true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent such representations and warranties expressly relate to an earlier date or period, in which case such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date or period;

(ii)	no Default or Event of Default has occurred and is continuing; and

(iii)	after giving effect to the Issuance of the Letter of Credit, the aggregate outstanding amount of the Revolving Loans would not exceed the Maximum Revolving Loan Balance.

LULU’S FASHION LOUNGE, LLC, as the Borrower

By:
Name:
Title:

EXHIBIT 1.6

[FORM OF]

NOTICE OF CONVERSION OR CONTINUATION

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Agent under the Credit Agreement referred to below

________ __ , 20__

Re: Lulu’s Fashion Lounge, LLC, a Delaware limited liability company (the “Borrower”)

Reference is made to the Credit Agreement, dated August 28, 2017 (as the same may be amended, restated, amended and restated, extended, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Lulu’s Fashion Lounge, LLC, a Delaware limited liability company, as Borrower, Lulu’s Fashion Lounge Parent, LLC, a Delaware limited liability company, as Holdings, and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and as Collateral Agent for all Lenders, and the Lenders from time to time party thereto. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

The Borrower hereby gives you notice, pursuant to Section 1.6 of the Credit Agreement of its request for the following (the “Proposed Conversion/Continuation”):

(i)

a continuation, on ________, _______, as LIBOR Rate Loans having an Interest Period of [___ months] of [Term Loans] [Revolving Loans] in an aggregate outstanding principal amount of $having an Interest Period ending on the proposed date for such continuation;

(ii)	a conversion, on ________, ________, to LIBOR Rate Loans having an Interest Period of [___months] of [Term Loans] [Revolving Loans] in an aggregate outstanding principal amount of $____; and

(iii)	a conversion, on _____, ______, to Base Rate Loans, of [Term Loans] [Revolving Loans] in an aggregate outstanding principal amount of $_______.

In connection herewith, the undersigned hereby certifies, solely in his or her capacity as a Responsible Officer of the Borrower and not in any individual capacity, that, as of the date of the Proposed Conversion/Continuation, no Event of Default has occurred and is continuing.

LULU’S FASHION LOUNGE, LLC, as the Borrower

By:
Name:
Title:

EXHIBIT 4.2(b)

[FORM OF]

COMPLIANCE CERTIFICATE1

Lulu’s Fashion Lounge Parent, LLC

Lulu’s Fashion Lounge, LLC

Financial Statement Date: ________, 20___

This Compliance Certificate (this “Certificate”) is given by Lulu’s Fashion Lounge, LLC, a Delaware limited liability company (the “Borrower”), pursuant to Section 4.2(b) of that certain Credit Agreement, dated as of August 28, 2017 (as the same may be amended, restated, amended and restated, extended, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Lulu’s Fashion Lounge Parent, LLC, a Delaware limited liability company (“Holdings”), the Borrower, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and as Collateral Agent for all Lenders, and the Lenders from time to time party thereto. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement. The officer executing this Certificate hereby certifies that [he/she] is a Responsible Officer of Holdings and as such is duly authorized to execute and deliver this Certificate on behalf of the Credit Parties. By executing this Certificate, such officer hereby certifies, in his capacity as a Responsible Officer of the Borrower and not in his individual capacity, to Agent, the Lenders and the L/C Issuers, on behalf of Holdings, the Borrower and their Subsidiaries, that as of the date hereof:

(a) Such officer has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under [his/her] supervision, a review of the activities of Holdings and its Subsidiaries during the fiscal period covered by the attached financial statements.

[(b) Attached hereto as Annex A are the financial statements required by Section 4.1(a) of the Credit Agreement for the Fiscal Year ended as of the above date.]2

[(b) Attached hereto as Annex A are the consolidated financial statements required by Section 4.1(b) of the Credit Agreement for the Fiscal Quarter ended as of the above date.]3

[1]

The obligations of the Credit Parties under the Credit Agreement, including Section 6.1 thereof, are as set forth in the Credit Agreement, and nothing in this Certificate shall modify such obligations or constitute a waiver of compliance therewith in accordance with the terms of the Credit Agreement. In the event of any conflict between the terms of this Certificate and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern and control, and the terms of this Certificate are to be modified accordingly.

[2]	Include only if Certificate is delivered for end of Fiscal Year.
[3]	Include only if Certificate is delivered for end of Fiscal Quarter.

[(c) The financial statements delivered with this Certificate fairly present, in all material respects, in accordance with GAAP, the financial condition and results of operations of Holdings and its Subsidiaries for the periods covered by such statements[, subject, in the case of financial statements delivered pursuant to Section 4.1(b) of the Credit Agreement, to normal year-end adjustments and absence of footnote disclosures]4.

(d) Attached hereto as Annex B-1 is a complete and correct calculation of Consolidated EBITDA, [Excess Cash Flow,]5 and Consolidated Interest Expense for the four Fiscal Quarter period ended as of the above date. Annex B-1 also includes a complete and correct calculation of the Consolidated Total Net Leverage Ratio for the four Fiscal Quarter period ended as of the above date.

[(e) Attached hereto as Annex B-2 is a complete and correct calculation of Consolidated EBITDA and Excess Cash Flow for the Fiscal Quarter commencing on or about October 1, 2017 and ending on or about December 31, 2017.]6

(e) Attached hereto as Annex C is a complete and correct calculation in reasonable detail of the Available Amount as of the date hereof.

(f) To the knowledge of such officer, as of the date hereof, no Default or Event of Default has occurred and is continuing.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

[4]	Include only if Certificate is delivered for end of Fiscal Quarter.
[5]	Include only if Certificate is delivered for end of Fiscal Year commencing December 31, 2018.
[6]	Include only if Certificate is delivered for the Fiscal Quarter commencing on or about October 1, 2017 and ending on or about December 31, 2017.

IN WITNESS WHEREOF, Holdings has caused this Certificate to be executed by one of its Responsible Officers as of the date first above written.

Lulu’s Fashion Lounge, LLC, A Delaware limited liability company

By:
Name:
Title:

[Signature Page to Compliance Certificate]

ANNEX A

TO COMPLIANCE CERTIFICATE

Financial Statements

[ATTACHED]

A-1

ANNEX B-1

TO COMPLIANCE CERTIFICATE

Selected Financial Definitions and Calculations

I. Calculation of Consolidated EBITDA

Consolidated EBITDA means, with respect to Holdings for any period:

A. Net income of Holdings[7] and its Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP provided,however, that, without duplication (including for purposes of determining Consolidated EBITDA),

(i) non-cash extraordinary, non-recurring or unusual gains, losses, charges or expenses shall be excluded

(ii) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded to the extent not otherwise reflected in a change to the Financial Covenant

(iii) [reserved]

(iv) the net income for such period of any Person that is not a Subsidiary, shall be excluded to the extent such Person is prohibited by contract (including its Organization Documents) or governmental approval (which has not been obtained), from making dividends or distributions to the Borrower or a Subsidiary; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid to the Borrower or a Subsidiary thereof from a Person that is not such a Subsidiary in respect of such period

(v) [reserved]

(vi) [reserved]

(vii) any impairment charge or asset write off or write down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded

[7]	Unless the context shall otherwise require, references to Consolidated Net Income herein shall mean Consolidated Net Income of Holdings.

B-1

For the avoidance of doubt, Consolidated Net Income shall be calculated on a Pro Forma Basis.

B. Total exclusions to consolidated net income (sum of (i)-(vii) above)

C. Consolidated Net Income (result of A minus B)

D. Increased (without duplication, including for purposes of determining Consolidated Net Income) by the following, in each case (other than clause (xii)) to the extent deducted (and not added back or excluded) in determining Consolidated Net Income for such period:

(i) provision for taxes based on income or profits or capital, including, without limitation, federal, provincial, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period (including penalties, interest, costs and expenses related to such taxes or arising from any tax examinations or Restricted Payments permitted pursuant to Section 5.7(c) of the Credit Agreement)

(ii) Consolidated Interest Expense of such Person for such period

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period

(iv) any out-of-pocket fees, payments, expenses or charges (including legal, tax, structuring and other costs and expenses, but excluding depreciation and amortization expense) related to: (a) the Transactions, including any payments and expenses, or any amortization thereof, related to the Transactions that are incurred within twelve months after the Closing Date and (b) any proposed or actual equity offering (including, without limitation, any Initial Public Offering), Investment, acquisition (including costs and expenses in connection with the de-listing of public targets and compliance with public company requirements), disposition, dividend, restricted payment or recapitalization or the incurrence and/or repayment of Indebtedness (including any incremental facility, any refinancing of any such Indebtedness, any letter of credit fees and/or breakage costs) (in each of the forgoing whether or not consummated or successful), including (1) such fees, expenses or charges related to the Loans, the Loan Documents and any credit facilities, (2) any amendment, restatement, extension, increase or other modification of the Loans, the Loan Documents and

B-2

any credit facilities, (3) any charges, non-recurring acquisition costs or contingent transaction costs incurred during such period as a result of any such transaction and (4) one-time expenses related to enhanced accounting function or other transaction costs, including those associated with becoming standalone entity or public company

(v)   the amount (together with any fees, expenses or other charges in connection therewith) of any out-of-pocket deferred compensation, severance, signing bonuses, stay bonus, retention, recruiting and relocation costs, integration costs, transition costs, costs incurred in connection with any non-recurring strategic initiatives and intellectual property development, project startup costs and other restructuring charges, costs associated with establishing new facilities or reserves, any other one-time costs incurred in connection with acquisitions, excess fulfillment costs incurred prior to warehouse consolidation through December 31, 2017 and costs related to the closure and/or consolidation of facilities in the good faith determination of the Borrower and as certified by the Borrower’s chief financial officer, chief executive officer, controller or other comparable executive; provided that, the aggregate amount pursuant to this clause (v), together with the aggregate amount pursuant to clause (xii) below and clause (B) of the definition of Pro Forma Basis (but excluding (A) any adjustments under such clause (xii) and the definition of Pro Forma Basis determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency) and (B) any such amounts reflected in the stipulated historical Consolidated EBITDA amounts set forth in the last paragraph of this definition), in any period of four consecutive Fiscal Quarters shall not exceed 10% of Consolidated EBITDA, prior to giving effect to such pro forma adjustments for such period

(vi) [Reserved]

(vii) fees paid in an amount not to exceed $500,000 in any Fiscal Year to the Sponsor and its Affiliates pursuant to or in connection with services rendered pursuant to the Management Agreement, any amounts payable with respect to indemnities thereunder, and reasonable, out-of-pocket expenses paid, or reimbursed, to the Sponsor and its Affiliates

B-3

(viii) non-cash stock option and other equity-based compensation

(ix) (A) compensation and fees paid to directors of Holdings or any of its Subsidiaries permitted under the Credit Agreement in an aggregate cash amount not to exceed $1,000,000 in any Fiscal Year, (B) expense reimbursements for travel and other expenses paid to directors of Holdings or any of its Subsidiaries permitted under the Credit Agreement and (C) indemnifications of directors, officers and comparable managers of Holdings or any of its Subsidiaries permitted under the Credit Agreement

(x)   to the extent covered by insurance or reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, losses or expenses with respect to liability or casualty event; provided that Consolidated EBITDA shall be decreased in any future period in which such reimbursement is actually received by the amount, if any, by which such reimbursement is less than the accrued amounts added back pursuant to this clause (x)

(xi) the amount of any earn out obligation which was reserved or paid during such period and deducted in the calculation of Consolidated Net Income for such period, to the extent such earn out obligations are permitted under the Credit Agreement

(xii) the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies which are projected by the Borrower in good faith to be reasonably anticipated to be realizable within eighteen (18) months of the date thereof (which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements, initiatives and synergies had been realized on the first day of such period) net of the amount of actual benefits realized during such period from such actions; provided that all steps have been taken or are reasonably expected to be taken for realizing such cost savings and such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Borrower and certified by a Responsible Officer of the Borrower); provided further that, the aggregate amount pursuant to this clause (xii) and clause (B) of the definition of Pro Forma Basis, together with the aggregate amount pursuant to clause (v) above, in any period of four consecutive Fiscal Quarters shall not exceed 10% of

B-4

      Consolidated EBITDA, prior to giving effect to such pro forma adjustments for such period; provided that such 10% limitation (A) will not apply to the extent such adjustments are determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency) and (B) shall exclude any such amounts reflected in the stipulated historical Consolidated EBITDA amounts set forth in the last paragraph of this definition

(xiii) non-cash costs or losses related to hedging obligations

(xiv) non-cash foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities

(xv) [Reserved]

(xvi) any purchase accounting adjustments, restructuring and other non-recurring items or expenses incurred in connection with any Permitted Acquisition (including any debt or equity issuance in connection therewith) or any non-recurring items or expenses incurred in connection with a Disposition

(xvii)  (A) non-cash costs and expenses relating to any equity-based compensation or equity-based incentive plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, in each case, of Holdings, the Borrower or any Subsidiary for such period and (B) any costs or expense incurred by Holdings, the Borrower or any Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings or the Borrower or Net Issuance Proceeds of an issuance of equity interests (other than Disqualified Stock) of Holdings or the Borrower

(xviii) all costs or losses (whether cash or non-cash) (without duplication) resulting from the early termination or extinguishment of Indebtedness

B-5

(xix) cash expenses of Holdings, the Borrower and their Subsidiaries incurred during such period to the extent (x) deducted in determining Consolidated Net Income and (y) reimbursed in cash by any person (other than any of Holdings, the Borrower or any of their Subsidiaries or any owners, directly or indirectly, of equity interests, respectively, therein) during such period (or reasonably expected to be so reimbursed within 365 days of the end of such period to the extent not accrued) pursuant to an indemnity or guaranty or any other reimbursement agreement in favor of Holdings, the Borrower or any of their Subsidiaries to the extent such reimbursement has not been accrued (provided that (A) if not so reimbursed or received by Holdings, the Borrower or such Subsidiary within such 365 day period, such expenses or losses shall be subtracted in the subsequent calculation period or (B) if reimbursed or received by Holdings, the Borrower or such Subsidiary in a subsequent period, (1) such amount shall not be permitted to be added back in determining Consolidated EBITDA for such subsequent period and (2) Consolidated EBITDA shall be decreased for such subsequent period by an amount, if any, by which such reimbursement is less than the accrued amounts added back pursuant to this clause)

(xx)   to the extent deducted (and any reimbursement therefor not already added back) in determining Consolidated Net Income, the aggregate amount of expenses or losses incurred by Holdings, the Borrower or any Subsidiary relating to business interruption to the extent covered by insurance and (x) actually reimbursed or otherwise paid to Holdings, the Borrower or such Subsidiary or (y) so long as such amount for any calculation period is reasonably expected to be received by Holdings, the Borrower or such Subsidiary in a subsequent calculation period and within one year of the date of the underlying loss (provided that (A) if not so reimbursed or received by Holdings, the Borrower or such Subsidiary within such 365-day period, such expenses or losses shall be subtracted from Consolidated EBITDA in the subsequent calculation period or (B) if reimbursed or received by Holdings, the Borrower or such Subsidiary in a subsequent period, (1) such amount shall not be permitted to be added back in determining Consolidated EBITDA for such subsequent period and (2) Consolidated EBITDA shall be decreased for such subsequent period by an amount, if any, by which such reimbursement is less than the accrued amounts added back pursuant to this clause)

B-6

(xxi) losses, charges and expenses attributable to (x) asset sales or other dispositions or the repurchase, redemption, sale or disposition of any equity interests of any Person other than in the ordinary course of business and (y) repurchases or redemptions of any equity interests of Holdings from existing or former directors, officers or employees of Holdings, the Borrower or their Subsidiaries, their estates, beneficiaries under their estates, transferees, spouses or former spouses

(xxii)  payments to employees, directors or officers of Holdings, the Borrower and its Subsidiaries paid in connection with dividends that are otherwise permitted under the Credit Agreement (including, without limitation, the Special Dividend) to the extent such payments are not made in lieu of, or as a substitution for, ordinary salary or ordinary payroll payments

(xxiii) the aggregate amount of all other non-cash items otherwise reducing Consolidated Net Income

(xxiv) unamortized fees, costs and expenses paid in cash in connection with the repayment of Indebtedness of Holdings or its Subsidiaries to persons that are not Affiliates of Holdings or any of its Subsidiaries

Total addbacks to consolidated net income (sum of (i)-(xxiv) above)

E. [Reserved]

F. Increased (without duplication) by the amount of any Specified Equity Contribution solely for purposes of determining compliance with the Financial Covenant

G. [Reserved]

H. Decreased (without duplication) to the extent included in determining Consolidated Net Income for such period, by non-cash gains increasing Consolidated Net Income of such Person for such period, but excluding (x) any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and (y) any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; provided that, to the extent non-cash gains are deducted pursuant to this clause (e) for any previous period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein

B-7

I. Decreased (without duplication) by non-cash gains related to hedging obligations

J. Decreased (without duplication) by non-cash gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities

K. Decreased (without duplication) by gains attributable to (x) asset sales or other dispositions or the repurchase, redemption, sale or disposition of any equity interests of any Person other than in the ordinary course of business and (y) repurchases or redemptions of any equity interests of Holdings from existing or former directors, officers or employees of Holdings, the Borrower or their Subsidiaries, their estates, beneficiaries under their estates, transferees, spouses or former spouses

L. Decreased (without duplication) by any gains (whether cash or non-cash) resulting from the early termination or extinguishment of Indebtedness

M. Consolidated EBITDA (sum of C plus D plus E plus F plus G minus H minus I minus J minus K minus L above)[8]

II. Calculation of Excess Cash Flow

Excess Cash Flow is defined as:

A. Consolidated EBITDA of Holdings (per Section I of Annex B-1)

B. Minus, without duplication:

(i) any scheduled principal installments of term loans paid by Holdings or any of its Subsidiaries during such period and any other scheduled, mandatory or optional principal payment made by Holdings or any of its Subsidiaries during such period on any Indebtedness other than the Loans (including, without limitation, the principal component of payments in respect of Capital Lease Obligations) and payment of revolving Indebtedness, to the extent such payment results in a permanent reduction in the commitments thereof

[8]

For purposes of determining Consolidated EBITDA under the Credit Agreement for any period that includes the Fiscal Quarters ended September 25, 2016, January 1, 2017, April 2, 2017 or July 2, 2017, Consolidated EBITDA for such Fiscal Quarter shall be $6,858,306, $7,295,681, $11,450,012 and $15,002,144, respectively, subject to adjustments pursuant to clause (a)(xii) above for events and transactions not otherwise reflected in the foregoing amounts. For the avoidance of doubt, Consolidated EBITDA shall be determined on a Pro Forma Basis, and there shall be included in determining Consolidated EBITDA for any period, without duplication, on a Pro Forma Basis, the Acquired EBITDA of any Person, all or substantially all of the assets of a Person, or any business unit, line of business or division of any Person acquired by any Credit Party or any Subsidiary of a Credit Party during such period (but not the acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by any Credit Party or any Subsidiary of a Credit Party during such period based on the actual and audited (if available) acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition).

B-8

(ii)   any capital expenditure made by Holdings or any of its Subsidiaries during such period and permitted by Section 5.14 excluding any such capital expenditure to the extent funded with the Net Proceeds from a disposition of assets or proceeds of an insurance award in respect of an Event of Loss or financed with the incurrence of Indebtedness (other than Revolving Loans and intercompany indebtedness) or the proceeds of an equity issuance by or capital contributions to Holdings)

(iii) Consolidated Interest Expense of Holdings paid or payable in cash in respect of such period

(iv)  all cash expenses, charges, losses and other cash items added back to Consolidated Net Income or to Consolidated EBITDA pursuant to clause (a) (i.e., clause D of Section I of this Annex B-1) of the definition of “Consolidated EBITDA”, excluding Consolidated Interest Expense to the extent deducted in clause (iii) above

(v)    any cash payment made during such period with respect to Restricted Payments permitted by Section 5.7 (other than pursuant to Section 5.7 of the Credit Agreement), excluding amounts to the extent funded with long-term indebtedness

(vi)  any taxes measured by income, profits or capital (including federal, foreign and state, local, franchise, excise and similar taxes) paid or payable in cash for such period, including Restricted Payments permitted pursuant to Section 5.7(c) of the Credit Agreement

(vii)  any increase in the Working Capital of Holdings during such period (measured as the excess of such Working Capital at the end of such period over such Working Capital at the beginning of such period)

(viii) all non-cash gains included in and other non-cash items that increase the calculation of Consolidated Net Income or Consolidated EBITDA

(ix)  the aggregate amount of all mandatory prepayments made pursuant to the Loan Documents with the proceeds of an asset sale or other disposition or loss or casualty event during such period to the extent such proceeds are included in the calculation of Consolidated EBITDA for such period

B-9

(x)    all amounts increasing Consolidated EBITDA pursuant to sections D(xii), (E) and (F) of the definition of “Consolidated EBITDA” in part I of Annex B-1 and any increase in Consolidated Net Income or Consolidated EBITDA as a result of Pro Forma adjustments

(xi) [Reserved]

(xii) cash payments in respect of any earn-outs and hedging obligations to the extent not deducted in arriving at Consolidated EBITDA

(xiii) the aggregate amount of consideration paid in cash during such period with respect to a Permitted Acquisition or other permitted Investment

Total deductions from Consolidated EBITDA (sum of (i) through (xiii) above)

C. Plus, without duplication, any decrease in the Working Capital of Holdings during such period (measured as the excess of such Working Capital at the beginning of such period over such Working Capital at the end thereof)

D. Excess Cash Flow (result of A minus B plus C above)[9]

E. Prepayment percentage pursuant to Section 1.8(e) of the Credit Agreement and definition of “ECF Percentage”[10]	[75%][50%]

F. Excess Cash Flow Prepayment Amount	$

G. At the option of the Borrower, the amount of such mandatory prepayment hereunder shall be reduced dollar-for-dollar by the amount of voluntary prepayments under Section 1.7(a) of the Term Loans, and, to the extent accompanied by a permanent reduction of the Aggregate Revolving Loan Commitment, any Revolving Loans, in each case, without duplication of any such prepayments from prior periods, prior to any Excess Cash Flow Prepayment Date except to the extent financed with long-term Indebtedness (other than Revolving Loans)

[9]

For purposes of calculating Excess Cash Flow, without duplication of anything above, any Acquired EBITDA of any Acquired Entity or Business accrued prior to the date it becomes a Subsidiary of Holdings or is merged or consolidated with Holdings or any of its Subsidiaries or the date that such Acquired Entity or Business’s assets are acquired by Holdings or any of its Subsidiaries shall be excluded.

[10]	50%, if the Consolidated Total Net Leverage Ratio as of the last day of the applicable Fiscal Year ending on or after December 31, 2018 per Annex B-1 is less than 2.00 to 1.00.

B-10

H. Net amount of Excess Cash Flow prepayment	$

III. Consolidated Interest Expense The consolidated interest expense of Holdings and its Subsidiaries for such period, determined in accordance with GAAP.[11]

IV. Consolidated Total Net Leverage Ratio
A. Consolidated Total Net Debt (the sum of (i) minus (ii) below):

(i) Consolidated Total Debt (which means, the aggregate outstanding principal amount of all Indebtedness of Holdings and its Subsidiaries of a type described in clause (a), (b), (c) (solely to the extent of amounts that are drawn but not reimbursed), (f) and (g) of the definition of Indebtedness and all Guarantees with respect to any such Indebtedness, in each case of on a consolidated basis)

(ii)  the aggregate amount of Unrestricted Cash and Cash Equivalents of Holdings and its Subsidiaries that are held in a deposit account or securities account in which the Agent has a perfected security interest, in an aggregate amount not to exceed $5,000,000

B. Consolidated EBITDA (Item M of Section I above)

C. Consolidated Total Net Leverage Ratio (ratio of A to B above)

D. Maximum permitted Consolidated Total Net Leverage Ratio for such Period In Compliance	[Yes]/[No]

[11]

For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by such Person and its Subsidiaries pursuant to interest rate swap obligations with respect to Indebtedness.

B-11

ANNEX B-2

TO COMPLIANCE CERTIFICATE

Selected Financial Definitions and Calculations

I. Calculation of Consolidated EBITDA Consolidated EBITDA means, with respect to Holdings for any period:

E. Net income of Holdings[12] and its Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP provided, however, that, without duplication (including for purposes of determining Consolidated EBITDA),

(i)  non-cash extraordinary, non-recurring or unusual gains, losses, charges or expenses shall be excluded

(ii)   the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded to the extent not otherwise reflected in a change to the Financial Covenant

(iii) [reserved]

(iv)  the net income for such period of any Person that is not a Subsidiary, shall be excluded to the extent such Person is prohibited by contract (including its Organization Documents) or governmental approval (which has not been obtained), from making dividends or distributions to the Borrower or a Subsidiary; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid to the Borrower or a Subsidiary thereof from a Person that is not such a Subsidiary in respect of such period

(v) [reserved]

(vi) [reserved]

(vii)  any impairment charge or asset write off or write down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded

[12]	Unless the context shall otherwise require, references to Consolidated Net Income herein shall mean Consolidated Net Income of Holdings.

For the avoidance of doubt, Consolidated Net Income shall be calculated on a Pro Forma Basis.

F. Total exclusions to consolidated net income (sum of (i)-(vii) above)

G. Consolidated Net Income (result of A minus B)

H. Increased (without duplication, including for purposes of determining Consolidated Net Income) by the following, in each case (other than clause (xii)) to the extent deducted (and not added back or excluded) in determining Consolidated Net Income for such period:

(i)  provision for taxes based on income or profits or capital, including, without limitation, federal, provincial, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period (including penalties, interest, costs and expenses related to such taxes or arising from any tax examinations or Restricted Payments permitted pursuant to Section 5.7(c) of the Credit Agreement)

(ii) Consolidated Interest Expense of such Person for such period

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period

(iv)  any out-of-pocket fees, payments, expenses or charges (including legal, tax, structuring and other costs and expenses, but excluding depreciation and amortization expense) related to: (a) the Transactions, including any payments and expenses, or any amortization thereof, related to the Transactions that are incurred within twelve months after the Closing Date and (b) any proposed or actual equity offering (including, without limitation, any Initial Public Offering), Investment, acquisition (including costs and expenses in connection with the de-listing of public targets and compliance with public company requirements), disposition, dividend, restricted payment or recapitalization or the incurrence and/or repayment of Indebtedness (including any incremental facility, any refinancing of any such Indebtedness, any letter of credit fees and/or breakage costs) (in each of the forgoing whether or not consummated or successful), including (1) such fees, expenses or charges related to the Loans, the Loan Documents and any credit facilities, (2) any amendment, restatement, extension, increase or other modification of the Loans, the Loan Documents and any credit facilities, (3) any charges, non-recurring acquisition costs or contingent transaction costs incurred during such period as a result of any such transaction and (4) one-time expenses related to enhanced accounting function or other transaction costs, including those associated with becoming standalone entity or public company

(v)    the amount (together with any fees, expenses or other charges in connection therewith) of any out-of-pocket deferred compensation, severance, signing bonuses, stay bonus, retention, recruiting and relocation costs, integration costs, transition costs, costs incurred in connection with any non-recurring strategic initiatives and intellectual property development, project startup costs and other restructuring charges, costs associated with establishing new facilities or reserves, any other one-time costs incurred in connection with acquisitions, excess fulfillment costs incurred prior to warehouse consolidation through December 31, 2017 and costs related to the closure and/or consolidation of facilities in the good faith determination of the Borrower and as certified by the Borrower’s chief financial officer, chief executive officer, controller or other comparable executive; provided that, the aggregate amount pursuant to this clause (v), together with the aggregate amount pursuant to clause (xii) below and clause (B) of the definition of Pro Forma Basis (but excluding (A) any adjustments under such clause (xii) and the definition of Pro Forma Basis determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency) and (B) any such amounts reflected in the stipulated historical Consolidated EBITDA amounts set forth in the last paragraph of this definition), in any period of four consecutive Fiscal Quarters shall not exceed 10% of Consolidated EBITDA, prior to giving effect to such pro forma adjustments for such period

(vi) [Reserved]

(vii)  fees paid in an amount not to exceed $500,000 in any Fiscal Year to the Sponsor and its Affiliates pursuant to or in connection with services rendered pursuant to the Management Agreement, any amounts payable with respect to indemnities thereunder, and reasonable, out-of-pocket expenses paid, or reimbursed, to the Sponsor and its Affiliates

(viii) non-cash stock option and other equity-based compensation

(ix)  (A) compensation and fees paid to directors of Holdings or any of its Subsidiaries permitted under the Credit Agreement in an aggregate cash amount not to exceed $1,000,000 in any Fiscal Year, (B) expense reimbursements for travel and other expenses paid to directors of Holdings or any of its Subsidiaries permitted under the Credit Agreement and (C) indemnifications of directors, officers and comparable managers of Holdings or any of its Subsidiaries permitted under the Credit Agreement

(x)    to the extent covered by insurance or reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, losses or expenses with respect to liability or casualty event; provided that Consolidated EBITDA shall be decreased in any future period in which such reimbursement is actually received by the amount, if any, by which such reimbursement is less than the accrued amounts added back pursuant to this clause (x)

(xi)  the amount of any earn out obligation which was reserved or paid during such period and deducted in the calculation of Consolidated Net Income for such period, to the extent such earn out obligations are permitted under the Credit Agreement

(xii)  the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies which are projected by the Borrower in good faith to be reasonably anticipated to be realizable within eighteen (18) months of the date thereof (which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements, initiatives and synergies had been realized on the first day of such period) net of the amount of actual benefits realized during such period from such actions; provided that all steps have been taken or are reasonably expected to be taken for realizing such cost savings and such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Borrower and certified by a Responsible Officer of the Borrower); provided further that, the aggregate amount pursuant to this clause (xii) and clause (B) of the definition of Pro Forma Basis, together with the aggregate amount pursuant to clause (v) above, in any period of four consecutive Fiscal Quarters shall not exceed 10% of Consolidated EBITDA, prior to giving effect to such pro forma adjustments for such period; provided that such 10% limitation (A) will not apply to the extent such adjustments are determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency) and (B) shall exclude any such amounts reflected in the stipulated historical Consolidated EBITDA amounts set forth in the last paragraph of this definition

(xiii) non-cash costs or losses related to hedging obligations

(xiv) non-cash foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities

(xv) [Reserved]

(xvi) any purchase accounting adjustments, restructuring and other non-recurring items or expenses incurred in connection with any Permitted Acquisition (including any debt or equity issuance in connection therewith) or any non-recurring items or expenses incurred in connection with a Disposition

(xvii)  (A) non-cash costs and expenses relating to any equity-based compensation or equity-based incentive plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, in each case, of Holdings, the Borrower or any Subsidiary for such period and (B) any costs or expense incurred by Holdings, the Borrower or any Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings or the Borrower or Net Issuance Proceeds of an issuance of equity interests (other than Disqualified Stock) of Holdings or the Borrower

(xviii) all costs or losses (whether cash or non-cash) (without duplication) resulting from the early termination or extinguishment of Indebtedness

(xix) cash expenses of Holdings, the Borrower and their Subsidiaries incurred during such period to the extent (x) deducted in determining Consolidated Net Income and (y) reimbursed in cash by any person (other than any of Holdings, the Borrower or any of their Subsidiaries or any owners, directly or indirectly, of equity interests, respectively, therein) during such period (or reasonably expected to be so reimbursed within 365 days of the end of such period to the extent not accrued) pursuant to an indemnity or guaranty or any other reimbursement agreement in favor of Holdings, the Borrower or any of their Subsidiaries to the extent such reimbursement has not been accrued (provided that (A) if not so reimbursed or received by Holdings, the Borrower or such Subsidiary within such 365 day period, such expenses or losses shall be subtracted in the subsequent calculation period or (B) if reimbursed or received by Holdings, the Borrower or such Subsidiary in a subsequent period, (1) such amount shall not be permitted to be added back in determining Consolidated EBITDA for such subsequent period and (2) Consolidated EBITDA shall be decreased for such subsequent period by an amount, if any, by which such reimbursement is less than the accrued amounts added back pursuant to this clause)

(xx)   to the extent deducted (and any reimbursement therefor not already added back) in determining Consolidated Net Income, the aggregate amount of expenses or losses incurred by Holdings, the Borrower or any Subsidiary relating to business interruption to the extent covered by insurance and (x) actually reimbursed or otherwise paid to Holdings, the Borrower or such Subsidiary or (y) so long as such amount for any calculation period is reasonably expected to be received by Holdings, the Borrower or such Subsidiary in a subsequent calculation period and within one year of the date of the underlying loss (provided that (A) if not so reimbursed or received by Holdings, the Borrower or such Subsidiary within such 365-day period, such expenses or losses shall be subtracted from Consolidated EBITDA in the subsequent calculation period or (B) if reimbursed or received by Holdings, the Borrower or such Subsidiary in a subsequent period, (1) such amount shall not be permitted to be added back in determining Consolidated EBITDA for such subsequent period and (2) Consolidated EBITDA shall be decreased for such subsequent period by an amount, if any, by which such reimbursement is less than the accrued amounts added back pursuant to this clause)

(xxi) losses, charges and expenses attributable to (x) asset sales or other dispositions or the repurchase, redemption, sale or disposition of any equity interests of any Person other than in the ordinary course of business and (y) repurchases or redemptions of any equity interests of Holdings from existing or former directors, officers or employees of Holdings, the Borrower or their Subsidiaries, their estates, beneficiaries under their estates, transferees, spouses or former spouses

(xxii)  payments to employees, directors or officers of Holdings, the Borrower and its Subsidiaries paid in connection with dividends that are otherwise permitted under the Credit Agreement (including, without limitation, the Special Dividend) to the extent such payments are not made in lieu of, or as a substitution for, ordinary salary or ordinary payroll payments

(xxiii) the aggregate amount of all other non-cash items otherwise reducing Consolidated Net Income

(xxiv) unamortized fees, costs and expenses paid in cash in connection with the repayment of Indebtedness of Holdings or its Subsidiaries to persons that are not Affiliates of Holdings or any of its Subsidiaries

Total addbacks to consolidated net income (sum of (i)-(xxiv) above)

E. [Reserved]

F. Increased (without duplication) by the amount of any Specified Equity Contribution solely for purposes of determining compliance with the Financial Covenant

G. [Reserved]

H. Decreased (without duplication) to the extent included in determining Consolidated Net Income for such period, by non-cash gains increasing Consolidated Net Income of such Person for such period, but excluding (x) any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and (y) any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; provided that, to the extent non-cash gains are deducted pursuant to this clause (e) for any previous period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein

I. Decreased (without duplication) by non-cash gains related to hedging obligations

J. Decreased (without duplication) by non-cash gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities

K. Decreased (without duplication) by gains attributable to (x) asset sales or other dispositions or the repurchase, redemption, sale or disposition of any equity interests of any Person other than in the ordinary course of business and (y) repurchases or redemptions of any equity interests of Holdings from existing or former directors, officers or employees of Holdings, the Borrower or their Subsidiaries, their estates, beneficiaries under their estates, transferees, spouses or former spouses

L. Decreased (without duplication) by any gains (whether cash or non-cash) resulting from the early termination or extinguishment of Indebtedness

M. Consolidated EBITDA (sum of C plus D plus E plus F plus G minus H minus I minus J minus K minus L above)[13]

II. Calculation of Excess Cash Flow Excess Cash Flow is defined as:

A. Consolidated EBITDA of Holdings (per Section I of Annex B-2)

[13]

For purposes of determining Consolidated EBITDA under the Credit Agreement for any period that includes the Fiscal Quarters ended September 25, 2016, January 1, 2017, April 2, 2017 or July 2, 2017, Consolidated EBITDA for such Fiscal Quarter shall be $6,858,306, $7,295,681, $11,450,012 and $15,002,144, respectively, subject to adjustments pursuant to clause (a)(xii) above for events and transactions not otherwise reflected in the foregoing amounts. For the avoidance of doubt, Consolidated EBITDA shall be determined on a Pro Forma Basis, and there shall be included in determining Consolidated EBITDA for any period, without duplication, on a Pro Forma Basis, the Acquired EBITDA of any Person, all or substantially all of the assets of a Person, or any business unit, line of business or division of any Person acquired by any Credit Party or any Subsidiary of a Credit Party during such period (but not the acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by any Credit Party or any Subsidiary of a Credit Party during such period based on the actual and audited (if available) acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition).

B. Minus, without duplication:

(i)  any scheduled principal installments of term loans paid by Holdings or any of its Subsidiaries during such period and any other scheduled, mandatory or optional principal payment made by Holdings or any of its Subsidiaries during such period on any Indebtedness other than the Loans (including, without limitation, the principal component of payments in respect of Capital Lease Obligations) and payment of revolving Indebtedness, to the extent such payment results in a permanent reduction in the commitments thereof

(ii)   any capital expenditure made by Holdings or any of its Subsidiaries during such period and permitted by Section 5.14 excluding any such capital expenditure to the extent funded with the Net Proceeds from a disposition of assets or proceeds of an insurance award in respect of an Event of Loss or financed with the incurrence of Indebtedness (other than Revolving Loans and intercompany indebtedness) or the proceeds of an equity issuance by or capital contributions to Holdings)

(iii) Consolidated Interest Expense of Holdings paid or payable in cash in respect of such period

(iv)  all cash expenses, charges, losses and other cash items added back to Consolidated Net Income or to Consolidated EBITDA pursuant to clause (a) (i.e., clause D of Section I of this Annex B-2) of the definition of “Consolidated EBITDA”, excluding Consolidated Interest Expense to the extent deducted in clause (iii) above

(v)    any cash payment made during such period with respect to Restricted Payments permitted by Section 5.7 ( other than pursuant to Section 5.7(m) of the Credit Agreement), excluding amounts to the extent funded with long-term indebtedness

(vi)  any taxes measured by income, profits or capital (including federal, foreign and state, local, franchise, excise and similar taxes) paid or payable in cash for such period, including Restricted Payments permitted pursuant to Section 5.7(c) of the Credit Agreement

(vii)  any increase in the Working Capital of Holdings during such period (measured as the excess of such Working Capital at the end of such period over such Working Capital at the beginning of such period)

(viii) all non-cash gains included in and other non-cash items that increase the calculation of Consolidated Net Income or Consolidated EBITDA

(ix)  the aggregate amount of all mandatory prepayments made pursuant to the Loan Documents with the proceeds of an asset sale or other disposition or loss or casualty event during such period to the extent such proceeds are included in the calculation of Consolidated EBITDA for such period

(x)    all amounts increasing Consolidated EBITDA pursuant to sections D(xii), (E) and (F) of the definition of “Consolidated EBITDA” in part I of Annex B-2 and any increase in Consolidated Net Income or Consolidated EBITDA as a result of Pro Forma adjustments

(xi) [Reserved]

(xii) cash payments in respect of any earn-outs and hedging obligations to the extent not deducted in arriving at Consolidated EBITDA

(xiii) the aggregate amount of consideration paid in cash during such period with respect to a Permitted Acquisition or other permitted Investment

Total deductions from Consolidated EBITDA (sum of (i) through (xiii) above)

C. Plus, without duplication, any decrease in the Working Capital of Holdings during such period (measured as the excess of such Working Capital at the beginning of such period over such Working Capital at the end thereof)

D. Excess Cash Flow (result of A minus B plus C above)[14]

E. Prepayment percentage pursuant to Section 1.8(e) of the Credit Agreement and definition of “ECF Percentage”	75%

F. Excess Cash Flow Prepayment Amount

[14]

For purposes of calculating Excess Cash Flow, without duplication of anything above, any Acquired EBITDA of any Acquired Entity or Business accrued prior to the date it becomes a Subsidiary of Holdings or is merged or consolidated with Holdings or any of its Subsidiaries or the date that such Acquired Entity or Business’s assets are acquired by Holdings or any of its Subsidiaries shall be excluded.

G. At the option of the Borrower, the amount of such mandatory prepayment hereunder shall be reduced dollar-for-dollar by the amount of voluntary prepayments under Section 1.7(a) of the Term Loans, and, to the extent accompanied by a permanent reduction of the Aggregate Revolving Loan Commitment, any Revolving Loans, in each case, without duplication of any such prepayments from prior periods, prior to any Excess Cash Flow Prepayment Date except to the extent financed with long-term Indebtedness (other than Revolving Loans)

H. Net amount of Excess Cash Flow prepayment

III. Consolidated Interest Expense

The consolidated interest expense of Holdings and its Subsidiaries for such period, determined in accordance with GAAP.[15]

[15]

For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by such Person and its Subsidiaries pursuant to interest rate swap obligations with respect to Indebtedness.

ANNEX C

TO COMPLIANCE CERTIFICATE

Available Amount

Calculation of Available Amount

A. The Sum of (i) through (viii) below:

(i) Cumulative amount of Net Issuance Proceeds of Excluded Equity Issuances and capital contributions (other than Specified Equity Contributions) received by the Borrower after the Closing Date and prior to the date hereof

(ii)  Net Incurrence Proceeds of Indebtedness and Net Issuance Proceeds of Disqualified Stock that have been incurred or issued after the Closing Date and prior to the date hereof (other than Specified Equity Contributions) and exchanged or converted into Qualified Stock of the Borrower (or any direct or indirect parent company thereof)

(iii) Declined Amounts

(iv) Net Proceeds of any sale of any Investment originally made using the Available Amount

(v)   Without duplication to (iv), cash returns, profits, distributions and similar amounts received on Investments (other than in respect of intercompany investments) originally made using the Available Amount to the extent not included in Consolidated Net Income

B. Available Amount that has been applied to make Investments pursuant to Section 5.4(x) of the Credit Agreement

C. Available Amount (A minus B):

1

EXHIBIT 11.1(a)

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including participations in any Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:

3. Borrower:

4.	Administrative Agent: Credit Suisse AG, Cayman Islands Branch, as the administrative agent under the Credit Agreement

5.

Credit Agreement: The Credit Agreement, dated as of August 28, 2017 (as amended, restated, amended and restated, extended, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Lulu’s Fashion Lounge, LLC, as Borrower, Lulu’s Fashion Lounge Parent, LLC, as Holdings, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and as Collateral Agent for all Lenders, and the Lenders from time to time party thereto.

1

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[16]	CUSIP Number
[Term Loan] [Revolving Loan]	$	$	%

[16]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

Effective Date: ______, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

1

Consented to and Accepted:

[LULU’S FASHION LOUNGE, LLC, as Borrower][17]

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Insert each L/C Issuer, as a L/C Issuer][18]

By:
Name:
Title:

[17]

Insert only if (i) assignment is to any Person other than (x) any existing Lender (other than a Non-Funding Lender or Impacted Lender) or (y) any Affiliate or Approved Fund of any existing Lender (other than a Non-Funding Lender or Impacted Lender) and (ii) no Event of Default under Section 7.01(a), (f) or (g) of the Credit Agreement is continuing and consent of the Borrower is required pursuant to 9.9(b) of the Credit Agreement. Consent of the Borrower shall not be unreasonably withheld, conditioned or delayed and shall be deemed to have been given if the Borrower has not responded within ten Business Days after delivery of the notice of assignment.

[18]

Insert only if assignment is of a Revolving Loan Commitment or Revolving Loan being made to an Eligible Assignee and each L/C Issuer’s consent is required pursuant to Section 9.9(b) of the Credit Agreement.

2

ANNEX 1 to Assignment and Assumption

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

(A) The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, any of its Subsidiaries or any of their Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the Borrower, any other Subsidiaries or any of their Affiliates or any other person of any of their respective obligations under any Loan Document.

(B) The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) confirms that it is (A) an existing Lender (and not a Non-Funding Lender, nor an Impacted Lender), (B) an Affiliate or an Approved Fund of an existing Lender or (C) an Eligible Assignee under Section 9.9(b) of the Credit Agreement, (iii) confirms that it is not a Disqualified Lender (the Administrative Agent may conclusively rely on such representation, without the duty to investigate) or, if it is, that it has received the requisite consent of the Borrower hereto, (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, and has received, or has been accorded the opportunity to receive, copies of the most recent financial statements delivered pursuant to Section 4.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vii) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (viii) it has duly completed an Administrative Questionnaire substantially in the form of Exhibit A to this Assignment and Assumption, unless it is already a Lender under the Credit Agreement, (ix) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date (unless such fee has been waived by the Administrative Agent), (ix) it is not an Affiliated Lender and (vi) it has attached to this

A-1

Assignment any tax documentation (including the IRS Forms, any FATCA documentation, and, if applicable, the forms required to be delivered pursuant Section 10.1(h)(i) of the Credit Agreement) required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments.

From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions.

This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

A-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

[ATTACHED]

ADMINISTRATIVE QUESTIONNAIRE

LULU’S FASHION LOUNGE, INC.

Agent Information Credit Suisse AG Eleven Madison Avenue New York, NY 10010	Agent Closing Contact Fay Rollins

Agent Wire Instructions

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Signature Block Information:

•	Signing Credit Agreement	☐ Yes	☐ No

•	Coming in via Assignment	☐ Yes	☐ No

Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other-please specify)

Lender Parent:

Lender Domestic Address	Lender Eurodollar Address

1

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact		Secondary Credit Contact

Name:		Name:

Company:		Company:

Title:		Title:

Address:		Address:

Telephone:		Telephone:

Facsimile:		Facsimile:

E-Mail Address:		E-Mail Address:

	Primary Credit Contact		Secondary Credit Contact

Name:		Name:

Company:		Company:

Title:		Title:

Address:		Address:

Telephone:		Telephone:

Facsimile:		Facsimile:

E-Mail Address:		E-Mail Address:

Lender’s Domestic Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

2

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

II. Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

3

EXHIBIT 11.1(c)

[FORM OF]

NOTICE OF BORROWING

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Agent under the Credit Agreement referred to below

________ __ , 20__

Re:    Lulu’s Fashion Lounge, LLC, a Delaware limited liability company (the “Borrower”)

Reference is made to the Credit Agreement, dated August 28, 2017 (as the same may be amended, restated, amended and restated, extended, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Lulu’s Fashion Lounge, LLC, a Delaware limited liability company, as Borrower, Lulu’s Fashion Lounge Parent, LLC, a Delaware limited liability company, as Holdings, and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and as Collateral Agent for all Lenders, and the Lenders from time to time party thereto. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

The Borrower hereby gives you irrevocable notice, pursuant to Section 1.5 of the Credit Agreement of its request of a Borrowing (the “Proposed Borrowing”) under the Credit Agreement, the proceeds of such Proposed Borrowing to be distributed as directed by the Borrower, and, in that connection, sets forth the following information:

A.	The date of the Proposed Borrowing is _____________, ____[19] (the “Funding Date”).

B.

The aggregate principal amount of requested Revolving Loans is $________, of which $________ consists of Base Rate Loans and $________ consists of LIBOR Rate Loans having an initial Interest Period of [_____ months].

C.

The aggregate principal amount of the Term Loan is $________, of which $________ consists of Base Rate Loans and $________ consists of LIBOR Rate Loans having an initial Interest Period of [_____ months].

The undersigned hereby certifies, solely in his or her capacity as a Responsible Officer of the Borrower and not in any individual capacity, that the following statements will be true on the Funding Date:

(i)

the representations and warranties of each Credit Party contained in the Credit Agreement and each other Loan Document are true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent such representations and warranties expressly relate to an earlier date or period (in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date or period);

[19]	For Term Loans, must be the Closing Date. For all Loans, Date must be a Business Day.

(ii)	no Default or Event of Default has occurred and is continuing; and

(iii)	the aggregate outstanding amount of Revolving Loans does not exceed the Maximum Revolving Loan Balance.

LULU’S FASHION LOUNGE, LLC, as the Borrower

By:
Name:
Title:

2

EXHIBIT 11.1(d)

[FORM OF]

REVOLVING NOTE

Lender: [NAME OF LENDER]	New York, New York
Principal Amount: $_______	________ __ , 20__

FOR VALUE RECEIVED, the undersigned, Lulu’s Fashion Lounge, LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of all outstanding Revolving Loans (as defined in the Credit Agreement referred to below) of the Lender to the Borrower, payable at such times and in such amounts as are specified in the Credit Agreement (as defined below).

The Borrower promises to pay interest on the unpaid principal amount of the Revolving Loans from the date made until such principal amount is paid in full, payable at such times and at such interest rates as are specified in the Credit Agreement. Both principal and interest are payable in Dollars to Credit Suisse AG, Cayman Islands Branch, as Agent, at the address for payment specified in the signature page of the Credit Agreement in relation to Agent (or such other address as Agent may from time to time specify in accordance with Section 9.2 thereof), in immediately available funds.

This Revolving Note (this “Note”) is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated August 28, 2017 (as the same may be amended, restated, amended and restated, extended, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Lulu’s Fashion Lounge, LLC, a Delaware limited liability company, as Borrower, Lulu’s Fashion Lounge Parent, LLC, a Delaware limited liability company, as Holdings, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and as Collateral Agent for all Lenders, and the Lenders from time to time party thereto. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

The Credit Agreement, among other things, (a) provides for the making of Revolving Loans by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Borrower resulting from such Revolving Loans being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein. This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Credit Agreement, including Sections 9.18(b) (Submission to Jurisdiction), 9.19 (Waiver of Jury Trial), 9.23 (Joint and Several) and 11.2 (Other Interpretive Provisions) thereof.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Note. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Administrative Agent or the Lender of any right, remedy, power or privilege hereunder or under any Loan Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

This Note is a registered obligation, transferable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein. This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

[Remainder of page intentionally left blank]

2

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

LULU’S FASHION LOUNGE, LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT 11.1(e)

[FORM OF]

THE TERM LOAN EVIDENCED BY THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE LENDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE TERM LOAN BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE BORROWER AT 195 HUMBOLDT AVENUE, CHICO, CALIFORNIA 95928 (ATTN: CHIEF FINANCIAL OFFICER).

TERM NOTE

Lender: [NAME OF LENDER]	New York, New York
Principal Amount: $_______	________ __ , 20__

FOR VALUE RECEIVED, the undersigned, Lulu’s Fashion Lounge, LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of the outstanding Term Loan (as defined in the Credit Agreement referred to below) of the Lender to the Borrower, payable at such times and in such amounts as are specified in the Credit Agreement (as defined below)

The Borrower promises to pay interest on the unpaid principal amount of the Term Loan from the date made until such principal amount is paid in full, payable at such times and at such interest rates as are specified in the Credit Agreement. Both principal and interest are payable in Dollars to Credit Suisse AG, Cayman Islands Branch, as Agent, at the address for payment specified in the signature page of the Credit Agreement in relation to Agent (or such other address as Agent may from time to time specify in accordance with Section 9.2 thereof), in immediately available funds.

This Term Note (this “Note”) is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated August 28, 2017 (as the same may be amended, restated, amended and restated, extended, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Lulu’s Fashion Lounge, LLC, a Delaware limited liability company, as Borrower, Lulu’s Fashion Lounge Parent, LLC, a Delaware limited liability company, as Holdings, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and as Collateral Agent for all Lenders, and the Lenders from time to time party thereto. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

The Credit Agreement, among other things, (a) provides for the making of the Term Loan by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Borrower resulting from such Term Loan being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein. This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Credit Agreement, including Sections 9.18(b) (Submission to Jurisdiction), 9.19 (Waiver of Jury Trial), 9.23 (Joint and Several) and 11.2 (Other Interpretive Provisions) thereof.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Note. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Administrative Agent or the Lender of any right, remedy, power or privilege hereunder or under any Loan Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

This Note is a registered obligation, transferable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein. This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

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IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

LULU’S FASHION LOUNGE, LLC,
a Delaware limited liability company

By:
Name:
Title: